Exhibit 10.13

UNCOMMITTED MASTER REPURCHASE AGREEMENT
between
UBS AG, by and through its branch office
at 1285 Avenue of the Americas, New York, New York, as Buyer
and
TERRA MORTGAGE CAPITAL III, LLC, as Seller
Dated as of November 8, 2021

TABLE OF CONTENTS

    -i-

SCHEDULES AND EXHIBITS
SCHEDULE 1    Representations and Warranties
SCHEDULE 2    Responsible Officers
SCHEDULE 3    Scheduled Indebtedness

EXHIBIT A    Form of Future Funding Transaction Request and
Confirmation
EXHIBIT B    Form of Compliance Certificate
EXHIBIT C    Form of Power of Attorney
EXHIBIT D    Form of Distribution Worksheet
EXHIBIT E    Form of Loan Servicer Report
EXHIBIT F    Form of Transaction Request and Confirmation
EXHIBIT G    Form of Notice to Mortgagor
EXHIBIT H    Form of Request for Repurchase and Confirmation
EXHIBIT I    Form of Custodial Delivery Letter
EXHIBIT J    Form of Loan Servicer Notice

ii

UNCOMMITTED MASTER REPURCHASE AGREEMENT
This is an UNCOMMITTED MASTER REPURCHASE AGREEMENT, dated as of November 8, 2021, by and between TERRA MORTGAGE CAPITAL III, LLC, a Delaware limited liability company, and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York.
SECTION 1.APPLICABILITY
From time to time at the request of Seller the parties hereto may, prior to the Termination Date, enter into transactions in which (a) Seller agrees to transfer Purchased Assets to Buyer on the applicable Purchase Date against the transfer of funds by Buyer, and (b) Buyer simultaneously agrees to transfer to Seller each of such Purchased Assets on the applicable Repurchase Date against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement (including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder), unless otherwise agreed in writing by Seller and Buyer. This Agreement sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller. Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement. The decision whether to enter into Transactions shall be in Buyer’s sole discretion and shall be subject to satisfaction of all terms and conditions of this Agreement.
The Pricing Letter is one of the Program Documents as defined below. The Pricing Letter is incorporated by reference into this Agreement and Seller and Buyer agree to adhere to all terms, conditions and requirements of the Pricing Letter as incorporated herein. In the event of a conflict or inconsistency between this Agreement and the Pricing Letter, the terms of the Pricing Letter shall govern.
SECTION 2.DEFINITIONS
As used herein, the defined terms set forth below shall have the meanings set forth herein. Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Pricing Letter. Additionally, as used herein, the following terms shall have the meanings defined in the Uniform Commercial Code: accounts, deposit accounts, securities accounts, chattel paper (including electronic chattel paper), goods (including inventory and equipment and any accessions thereto), instruments (including promissory notes), documents, investment property, general intangibles (including payment intangibles and software), and supporting obligations and proceeds.
“1934 Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
“A-Note” shall mean the original promissory note, if any, that was executed and delivered in connection with the senior or pari passu senior position of a Commercial Mortgage Loan.
“Accelerated Repurchase Date” shall have the meaning set forth in Section 14(a)(i) of this Agreement.
“Acceptable Attorney” shall mean an attorney acceptable to Buyer that has delivered at Seller’s request a Bailee Letter.

“Accepted Servicing Practices” shall mean, with respect to any Purchased Asset, servicing practices and procedures (including collection procedures) which are in accordance with (a) the applicable Servicing Agreement, (b) applicable Requirements of Law, (c) the terms and provisions of the related Mortgage Asset File, (d) the servicing practices of reputable institutional commercial mortgage lenders, loan servicers and asset managers that service assets of the same type as the Purchased Assets in the jurisdiction where the related Mortgaged Property is located, and (e) the servicing practices that the applicable Loan Servicer customarily employs and exercises in servicing and administering commercial loans for its own account and for other third party portfolios of loans similar to the Purchased Assets, but without regard to any relationship that Loan Servicer or any Affiliate of such Loan Servicer may have with the related Mortgagor or any Affiliate of such Mortgagor or to such Loan Servicer’s right to receive compensation for its services under the applicable Servicing Agreement (to the extent not conflicting with clauses (a) through (d) in this definition).
“Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person.
“Agreement” shall mean this Uncommitted Master Repurchase Agreement, by and between Buyer and Seller, dated as of the date hereof, as the same may be amended, supplemented or otherwise modified in accordance with the terms of this Agreement.
“Alternative Rate” shall mean the Benchmark Replacement as determined pursuant to Section 6(d)(i) of this Agreement.
“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.
“Annual Financial Statement Date” shall mean December 31, 2020.
“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act of 2010, as amended, and any other applicable anti-corruption law.
“Anti-Money Laundering Laws” shall have the meaning set forth in Section 11(x) of this Agreement.
“Appraised Value” shall mean, with respect to any Purchased Asset, the “as is” value set forth in a Qualified Appraisal of the related Mortgaged Property.
“Approved CPA” shall mean any independent certified public accountant of nationally recognized standing approved by Buyer in its reasonable discretion.
“Approved Exceptions Report” shall mean a list prepared by Seller of all exceptions to the representations and warranties relating to the related Purchased Asset and any other eligibility criteria for such Purchased Asset and approved by Buyer in writing.
“Approved Product” shall have the meaning set forth in the Pricing Letter. Notwithstanding any reference to a Product herein, such Product shall not be an Approved Product unless expressly identified as such in the Pricing Letter or Transaction Request and Confirmation.

“Asset Schedule and Exception Report” shall have the meaning set forth in the Custodial Agreement.
“Assignment and Acceptance” shall have the meaning set forth in Section 18 of this Agreement.
“Assignment of Leases” shall mean, with respect to any Mortgage or other security agreement, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases.
“Assignment of Mortgage” shall mean an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage or other security agreement.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Pricing Rate Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Pricing Rate Period” pursuant to Section 6(d)(iv).
“B-Note” shall mean the original promissory note, if any, that was executed and delivered in connection with the junior position of a Commercial Mortgage Loan.
“Bailee” shall mean an Acceptable Attorney or a title company or another Person, in each case acceptable to Buyer in its sole discretion that has signed a Bailee Letter.
“Bailee Letter” shall mean a letter substantially in the form of Annex 11 to the Custodial Agreement from a Bailee, with customary indemnifications from the related Bailee in favor of Buyer, together with any other changes acceptable to Buyer in its sole discretion, wherein such Bailee is in possession of a Mortgage Asset File (i) acknowledges receipt of such Mortgage Asset File, (ii) confirms that such Bailee is holding the same as bailee or agent on behalf of Buyer under such letter and (iii) agrees that such Bailee shall deliver such Mortgage Asset File to Custodian, or as otherwise directed by Buyer, by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Asset.
“Bankruptcy Code” shall mean Title II of the United States Code, as amended from time to time.
“Benchmark” shall mean, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 6(d)(i).
“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by Buyer for the applicable Benchmark Replacement Date:
(1) the sum of: (a) Term SOFR and (b) if applicable, the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3) the sum of: (a) the alternate benchmark rate that has been selected by Buyer as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Buyer in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Program Documents (excluding, for purposes of this proviso, any Hedge Agreement).
“Benchmark Replacement Adjustment” shall mean, if applicable with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Pricing Rate Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by Buyer:
(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Pricing Rate Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Pricing Rate Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Buyer for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Buyer in its reasonable discretion.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Pricing Rate Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement and the other Program Documents (excluding any Hedge Agreement).
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(3) in the case of an Early Opt-in Election, the first (1st) Business Day after the date notice of such Early Opt-in Election is provided to Seller.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Program Document (except for any Hedge Agreement) in accordance with Section 6(d)(i) of this Agreement, and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Program Document (except for any Hedge Agreement) in accordance with this Section titled “Benchmark Replacement Setting.”
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership meeting the requirements of the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“BHC Act Affiliate” shall have the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Breakage Costs” shall have the meaning set forth in Section 6(e) of this Agreement.
“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or in the state where the corporate trust office of Custodian is located, or (iii) any day on which the New York Stock Exchange is closed.
“Buyer” shall mean UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, its permitted successors in interest and assigns pursuant to Section 18 of this Agreement and, with respect to Section 7 of this Agreement, its participants.
“Capital Lease Obligations” shall mean, with respect to any Person, the lease obligations of such Person that are required to be capitalized in accordance with GAAP.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests (certificated or uncertificated) in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.
“Cause” shall mean, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager that constitute willful disregard of, or bad faith or gross negligence with respect to, such Independent Director or Independent Manager’s duties under the applicable by-laws, limited partnership agreement or limited liability company agreement, (ii) that such Independent Director or Independent Manager has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director or Independent Manager, (iii) that such Independent Director or Independent Manager is unable to perform his or her duties as Independent Director or Independent Manager due to death, disability or incapacity, or (iv) that such Independent Director or Independent Manager no longer meets the definition of Independent Director or Independent Manager.
“Change in Control” shall mean any of the following events:
(a)any “person(s)” or “group” (within the meaning of Section 13(d) or 14(d) of the 1934 Act) shall become, or obtain rights to become (whether by means of warrants, options or otherwise), the beneficial owner, directly or indirectly, of any of the Capital Stock of the general partner of Guarantor entitled to vote generally in the election of directors, members or partners of 20% or more, provided that Affiliates of Seller who were Affiliates as of the Closing Date (excluding entities who were Affiliates of the Seller solely as a result of being limited partners of Guarantor) shall not be counted for this purpose; or
(b)any transaction or event as a result of which Guarantor ceases to own, beneficially or of record, 100% of the Capital Stock of Pledgor; or
(c)any transaction or event as a result of which Pledgor ceases to own, beneficially or of record, 100% of the Capital Stock of Seller;
(d)the sale, merger or reorganization of Manager; or
(e)Manager or an Affiliate of Manager that was an Affiliate as of the Closing Date ceases to be a manager of Guarantor.
“Closing Date” shall mean November 8, 2021.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Commercial Mortgage Loan” shall mean a floating rate senior or pari passu senior or junior Mortgage Loan that is secured by a mortgage lien on one or more properties that is an Approved Product.
“Complete Submission” shall mean with respect to any Transaction, the Summary Diligence Materials with respect thereto.
“Compliance Certificate” shall mean a completed and executed compliance certification in the form of Exhibit B to this Agreement.
“Compliance Policy” shall mean any policy of Buyer or of any parent Controlling Buyer related to the compliance by Buyer or such Controlling entity with any Requirements of

Law, any request or directive by any Governmental Authority (whether or not having the force of law), and/or any proposed law, rule or regulation (whether in proposed form or otherwise not yet in effect).
“Confidential Information” shall have the meaning set forth in Section 12(s) of this Agreement.
“Confidential Terms” shall have the meaning set forth in Section 31 of this Agreement.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Control Account” shall have the meaning set forth in Section 5(a) of this Agreement.
“Control Account Bank” shall mean KeyBank, National Association.
“Control Agreement” shall mean a letter agreement relating to the Control Account, in form and substance acceptable to Buyer, between and among Seller, Buyer and Control Account Bank, as the same may be amended from time to time.
“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Event” shall have the meaning set forth in the Pricing Letter.
“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof, among Seller, Buyer and Custodian as the same may be amended from time to time.
“Custodial Delivery Letter” shall have the meaning set forth in the Custodial Agreement.
“Custodian” shall mean Wells Fargo Bank, National Association, or any successor thereto under the Custodial Agreement.
“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Buyer in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if Buyer decides that any such convention is not administratively feasible for Buyer, then Buyer may establish another convention in its reasonable discretion.
“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Party” shall have the meaning set forth in Section 30 of this Agreement.
“Delaware LLC Act” shall mean Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.
“Delinquent Asset” “Delinquent Asset” shall mean any Purchased Asset or, in the case of any Purchased Asset that is a Participation Interest, the related Commercial Mortgage Loan, where (a) any Scheduled Payment or any payment of fees, expenses or other amounts (other than principal) or any part thereof, remains unpaid for thirty (30) days following the original Due Date for such Scheduled Payment or, if longer, beyond any applicable notice and cure period, (b) any due and payable repayment of principal is not paid within one (1) Business Day of the Due Date therefor, (c) any of the representations and warranties set forth in Schedule 1 to this Agreement with respect to such Purchased Asset are untrue or incorrect in any respect, (d) there is any Material Non-monetary Default that is outstanding beyond any of the applicable notice and/or cure periods that are expressly set forth in the Purchased Asset Documents, (e) in the case of any Non-Controlling Interest, there has been any extension, amendment, waiver, termination, rescission, cancellation, release or other modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals and waivers) of, any related loan or participation interest (in each case including, without limitation, any such document with respect to any Commercial Mortgage Loan related to any Participation Interest) that in each case has a material adverse effect on the value or cash-flow of such asset, as determined by Buyer in good faith, or (f) Seller or a Loan Servicer has received written notice of the foreclosure of any Lien on the related Mortgaged Property or a discounted payoff in respect of such Purchased Asset or the related Commercial Mortgage Loan with respect thereto; provided that with respect to any Participation Interest, such Participation Interest shall also be considered a Delinquent Asset to the extent that the related Commercial Mortgage Loan would be considered a Delinquent Asset pursuant to this definition if the such Commercial Mortgage Loan were a Purchased Asset hereunder.

              For purposes of this definition, “Material Non-monetary Default” shall mean any “Event of Default” as defined in the applicable related Purchased Asset Documents that has a material adverse effect on (I) the operation or value of the related Property, (II) the ownership or title of, or any Lien on or security interest in respect of any part of, the related Property, or (III) the ability of any related Mortgagor to satisfy any of their payment obligations under any of the related Purchased Asset Documents, in each case determined for purposes of this proviso on an individual basis and without regard for any other relationships between any Mortgagor and any of their respective Affiliates, on the one hand, and Seller, Guarantor or any of their respective Affiliates on the other hand.
“Distribution Worksheet” shall mean a worksheet setting forth the amounts and recipients of remittances to be made on the next succeeding Payment Date, substantially in the form of Exhibit D to this Agreement.
“Dividing LLC” shall mean a Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.
“Division” shall mean the division of a Dividing LLC into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division LLC” shall mean a surviving company, if any, and each resulting company, in each case that is the result of a Division.
“Dollars” and “$” shall mean lawful money of the United States of America.
“Due Date” shall mean the day of the month on which the Scheduled Payment is due on a Purchased Asset, exclusive of any days of grace.
“Early Opt-in Election” shall mean, if the then-current Benchmark is USD LIBOR, the occurrence of the election by Buyer, as determined in Buyer’s sole discretion, to trigger a fallback from USD LIBOR and the provision by Buyer of written notice of such election to Seller.
“E-Sign” shall mean the federal Electronic Signatures in Global and National Commerce Act, as amended from time to time.
“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) of this Agreement shall have been satisfied.
“Electronic Record” shall mean “Record” and “Electronic Record,” both as defined in E-Sign, and shall include but not be limited to, recorded telephone conversations, fax copies or electronic transmissions.
“Electronic Signature” shall have the meaning set forth in E-Sign.
“Electronic Transactions” shall mean transactions conducted using Electronic Records and/or Electronic Signatures or fax copies of signatures.
“Eligibility Criteria” shall have the meaning set forth in the Pricing Letter.
“Eligible Asset” shall mean any of (a) a Commercial Mortgage Loan, (b) a senior Participation Interest in a Commercial Mortgage Loan that is evidenced by a Participation Certificate, (c) an A-Note representing the most senior interest in an A/B structure or an A-1 Note representing a pari passu interest in the most senior interests in a senior pari passu structure that, in each case, evidences an interest in a Commercial Mortgage Loan, (d) a junior or junior pari passu Participation Interest in a Commercial Mortgage Loan that is evidenced by a Participation Certificate (provided that the respective senior or senior pari passu Participation Interest with respect thereto is also a Purchased Asset), or (e) a B-Note evidencing an interest in a Commercial Mortgage Loan (provided that the related A-Note evidencing an interest in such Commercial Mortgage Loan is also a Purchased Asset); that, in each case (i) satisfies each of the applicable Eligibility Criteria as of the Purchase Date, except for clauses (c), (d), (f), (j), (k) and (l) of the definition of Eligibility Criteria, each of which criteria must be satisfied for a Purchased Asset at all times in order for such Purchased Asset to be an Eligible Asset, (ii) conforms with the applicable representations and warranties set forth on Schedule 1 hereto in all respects, and (iii) is not a Delinquent Asset; provided that construction loans, land loans and mezzanine loans shall not be an Eligible Asset and provided further that any Commercial Mortgage Loan or Participation Interest with respect to which the related Commercial Mortgage Loan has any related preferred equity interest, directly or indirectly, in the related Mortgagor, shall not be an Eligible Asset.
Notwithstanding the foregoing clause (i), if it is subsequently determined by Buyer that any of the Eligibility Criteria were satisfied or deemed satisfied with respect to any Purchased Asset as of the applicable Purchase Date therefor as a result of information which is untrue, incorrect or incomplete in any material respect relating to such Purchased Asset being provided to Buyer by or on behalf of Seller on or prior to the related Purchase Date, then such Purchased Asset shall not be an Eligible Asset.
“Environmental Condition” shall mean recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor).
“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety, or hazardous substances, materials or other pollutants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign analogues, counterparts or equivalents, in each case as amended from time to time.
“Equity Interests” shall mean, with respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of Capital Stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized but unissued on any date.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto.
“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) in the same controlled group as or under common control with a Seller Party within the meaning of Section 414(b) or (c) of the Code (or Sections 414(m) or (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 302 of ERISA.
“Event of Default” shall have the meaning set forth in Section 13 of this Agreement.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transactions located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an interest in the Obligations pursuant to a law in effect on the date on which Buyer (i) acquires such interest in the Obligations or (ii) changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 7 of this Agreement, amounts with respect to such Taxes were payable either to Buyer’s assignor immediately before Buyer became a party hereto or to Buyer immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to Buyer’s failure to comply with Section 7(e) of this Agreement and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Extended Margin Deadline” shall have the meaning set forth in the Pricing Letter.
“Facility Exit Fee” shall have the meaning set forth in the Pricing Letter.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“FDIA” shall have the meaning set forth in Section 32(c) of this Agreement.
“FDICIA” shall have the meaning set forth in Section 32(d) of this Agreement.
“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Buyer.
“Financial Statements” shall have the meaning set forth in Section 12(d) of this Agreement.
“Floor” shall mean the benchmark rate floor of ten (10) basis points (0.10%).
“Foreign Buyer”: shall mean a Buyer that is not a U.S. Person.
“Future Funding Amount” shall mean, with respect to any Purchased Asset for which a Future Funding Transaction has been requested by Seller and approved by Buyer pursuant to Section 3(d) of this Agreement, the amount funded by Buyer in connection with such Future Funding Transaction; provided that in no event shall a Future Funding Amount exceed the product of (a) the amount that Seller is funding as a post-closing advance on the related Future Funding Date as required by the related Purchased Asset Documents relating to such Purchased Asset, and (b) the Purchase Price Percentage for such Purchased Asset; provided further that, in no event shall the aggregate amount so requested by Seller exceed the amount of future funding set forth on the related Transaction Request and Confirmation for the initial Transaction relating to such Purchased Asset, minus all previous Future Funding Amounts funded by Buyer relating to such Purchased Asset.
“Future Funding Date”: shall mean, with respect to any Purchased Asset for which a Future Funding Transaction has been requested by Seller and approved by Buyer, the date on which Seller is required to fund a Future Funding Amount pursuant to the Purchased Asset Documents relating to such Purchased Asset.
“Future Funding Request Package” shall mean, with respect to one or more Future Funding Transactions, the following, to the extent applicable and available and required pursuant to the Purchased Asset Documents, unless any such items were previously delivered to Buyer and have not been modified since the date of each such delivery: (a) the related request for advance, executed by the related Mortgagor (which shall include evidence of Seller’s approval of the related Future Funding Transaction), and any other documents that require Seller to fund; (b) the related affidavit executed by the related Mortgagor which covers such issues as Buyer shall request, and any other related documents; (c) the executed fund control agreement (or the executed escrow agreement, if funding through escrow); (d) copies of all relevant trade contracts; (e) the title policy endorsement for the advance; (f) certified copies of any tenant leases relevant to such request; (g) certified copies of any service contracts relevant to such request; (h) updated financial statements, operating statements and rent rolls, as applicable; (i) evidence of required insurance; (j) engineering reports and updates to the engineering reports; (k) updated copies of the underwriting materials for the related Purchased Asset that were delivered to Buyer prior to the related Purchase Date; and (l) copies of any additional documentation as required in connection therewith, or as otherwise reasonably requested by Buyer.
“Future Funding Transaction” shall mean any Transaction approved by Buyer pursuant to Section 3(d) of this Agreement.
“Future Funding Transaction Request and Confirmation” shall have the meaning set forth in Section 3(d)(i) of this Agreement.
“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.
“GLB Act” shall have the meaning set forth in Section 12(s) of this Agreement.
“Governing Documents” shall mean, with respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership agreement, limited liability company agreement, memorandum and articles of association, operating or trust agreement and/or other organizational, charter or governing documents, in each case, as applicable to such Person based on its form of organization.
“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions over any Seller Party, Loan Servicer or Buyer, as applicable.
“Ground Lease” shall have the meaning set forth in Schedule 1 to this Agreement.
“Ground Lessee” shall mean the lessee under a Ground Lease.
“Guarantee” shall mean, as to any Person, without duplication, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) obligations to make servicing advances for delinquent taxes or other obligations in respect of a Mortgaged Property, to the extent in accordance with Accepted Servicing Practices. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum stated

liability set forth in the instrument embodying such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Guarantor” shall mean Terra Property Trust, Inc., a Maryland corporation, together with its successors and assigns.
“Hedge Agreement” shall mean any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement.
“Healthcare” shall mean a property owned by a Mortgagor or for which the Mortgagor is a Ground Lessee, the primary usage of which is as a healthcare property.
“Hospitality” shall mean a real estate development owned by the Mortgagor or for which the Mortgagor is a Ground Lessee, the primary usage of which is as a hotel or motel which is part of a national or regional chain or franchise, including all land, amenities and improvements, with individual rooms principally for short-term rental to tenants occupying same.
“Income” shall mean, with respect to any Purchased Asset at any time, (a) any collections or receipts of principal, interest, dividends, receipts or other distributions or collections or any other amounts related to such Purchased Asset received by or on behalf of Seller other than (i) escrow or reserve amounts held pursuant to the terms of the related Purchased Asset Documents unless and until released to Seller in accordance with the terms thereof, and (ii) base servicing fees permitted to be retained by Loan Servicer pursuant to each of the Servicing Agreement and the Servicer Notice, (b) all net sale proceeds received by Seller or any Affiliate of Seller in connection with a sale or liquidation of such Purchased Asset and (c) all payments actually received by Seller and/or Buyer with respect to such Purchased Asset pursuant to any Hedge Agreements.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.
“Indemnified Party” shall have the meaning set forth in Section 15(a) of this Agreement.
“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller hereunder or under any Program Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Director” or “Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, or Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors or Independent Managers, another nationally recognized company approved by Buyer, in each case that is not an Affiliate of Seller or Pledgor and that provides professional independent directors, independent managers and/or other corporate services in the ordinary course of its business, and which individual is duly appointed as Independent Director or Independent Manager and is not, has never been, and will not while serving as Independent Director or Independent Manager be, any of the following:
(a)a member, partner, equity holder, manager, director, officer or employee of Seller, Pledgor, or any of their respective equity holders or Affiliates (other than as an Independent Director or Independent Manager of Seller or Pledgor or an Affiliate of Seller or Pledgor that does not own a direct or indirect ownership interest in Seller or Pledgor and that is required by a creditor to be a Single Purpose Entity, provided, however, that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors or Independent Managers);
(b)a creditor, supplier or service provider (including provider of professional services) to Seller, Pledgor or any of their respective equity holders or Affiliates (other than through a nationally-recognized company that routinely provides professional Independent Directors, Independent Managers and/or other corporate services to Seller, Pledgor, or any of their respective equity holders or Affiliates in the ordinary course of business);
(c)a family member of any such member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider; or
(d)a Person who controls (whether directly, indirectly or otherwise) any of the individuals described in the preceding clauses (a), (b) or (c).
An individual who otherwise satisfies the preceding definition and satisfies subparagraph (a) by reason of being the Independent Director or Independent Manager of a Single Purpose Entity affiliated with Seller or Pledgor that does not own a direct or indirect ownership interest in Seller or Pledgor shall be qualified to serve as an Independent Director or Independent Manager of Seller or Pledgor if the fees that such individual earns from serving as Independent Director or Independent Manager of Affiliates of Seller or Pledgor in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.
“Industrial” shall mean a property owned by a Mortgagor or for which the Mortgagor is a Ground Lessee, the primary usage of which is as an industrial property.
“Initial Margin Deadline” shall have the meaning set forth in the Pricing Letter.
“Initial Margin Payment Amount” shall have the meaning set forth in the Pricing Letter.
“Insolvency Event” shall mean, for any Seller Party:
(a)that such Seller Party shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(b)a proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of such Seller Party in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar Requirements of Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Seller Party, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of sixty (60) days; or
(c)the commencement by such Seller Party of a voluntary case under any applicable bankruptcy, insolvency or other similar Requirements of Law now or hereafter in effect, or such Seller Party’s consent to the entry of an order for relief in an involuntary case under any such Requirements of Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Seller Party, or for any substantial part of its property, or any general assignment for the benefit of creditors; or
(d)that such Seller Party shall become insolvent; or
(e)such Seller Party, or any of their Subsidiaries, shall take any action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (a), (b), (c) or (d).
“Insolvency Law” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insolvency Proceeding” shall mean any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.
“Insurance Rating Requirements” shall mean, with respect to an insurer meeting the requirements of the related Mortgage, a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from S&P.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, restated or modified from time to time, including all rules and regulations promulgated thereunder.
“Investor” has the meaning set forth in the Program Guarantee.
“IRS” shall mean the United States Internal Revenue Service.
“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Lien” shall mean any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, assignment, deposit arrangement, security interest, UCC financing statement or encumbrance of any kind on or otherwise relating to any

Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind.
“Litigation Threshold” shall have the meaning set forth in the Pricing Letter.
“Loan Servicer” shall mean Trimont Real Estate Advisors, LLC, or any nationally recognized independent loan servicer acceptable to Buyer in its sole discretion.
“Loan Servicer Account” or “Servicer Account” shall mean a demand deposit account established with the applicable Loan Servicer or with a bank for which the applicable Loan Servicer is the bank’s customer and that is acceptable to Buyer in its sole discretion, established solely in connection with the Commercial Mortgage Loans or Participation Interests that are Purchased Assets subject to Transactions under this Agreement and which deposit account is in the name of the applicable Seller, and which may be for the benefit of Buyer, and which shall, in any case, indicate in the name of such deposit account the security interest of Buyer therein.
“Management Agreement” shall mean the Amended and Restated Management Agreement, dated as of February 18, 2018, by and between Manager and Guarantor.
“Manager” shall mean Terra REIT Advisors, LLC.
“Margin Call” shall have the meaning set forth in Section 4(a) of this Agreement.
“Margin Deadline” shall have the meaning set forth in the Pricing Letter.
“Margin Deficit” shall have the meaning set forth in Section 4(a) of this Agreement.
“Market Disruption Event” shall mean the occurrence of any (a) event or events that, in the reasonable determination of Buyer made by Buyer with respect to all of its commercial real estate loan repurchase facilities, result in the effective absence of a “repo market” or comparable “lending market” for purchasing (subject to repurchase) or financing debt obligations or securities secured or backed, directly or indirectly, by commercial real estate, or securities, or (b) any event or events that, in the reasonable determination of Buyer made by Buyer with respect to all of its commercial real estate loan repurchase facilities, result in the effective absence of a “securities market” for securities backed by Purchased Assets, including, but not limited to the “CMBS/CLO market”.
“Market Value” shall mean, with respect to any Purchased Asset (a) as of the Purchase Date therefor, the market value of such Purchased Asset as determined by Buyer in its sole discretion on or prior to the related Purchase Date, or (b) as of any date on which (i) any breach of a representation or warranty set forth on Schedule I hereto with respect to such Purchased Asset has occurred and is continuing, (ii) such Purchased Asset is a Delinquent Asset or is determined by Buyer not to be an Eligible Asset, or (iii) a Credit Event has occurred and is continuing with respect to such Purchased Asset, in each such case, the revised market value for such Purchased Asset on any such date shall be as determined by Buyer in its sole discretion using a similar methodology that Buyer uses for similar commercial real estate loans in Buyer’s portfolio and for similarly situated counterparties with similar commercial real estate loans, which Market Value may, in each case, be deemed by Buyer to be equal to zero; provided that.  if Seller does not deliver or cause to be delivered to Buyer any information pursuant to Article 12(r) and Exhibit E and such failure adversely affects Buyer’s ability to determine or re-determine the Market Value of any related Purchased Asset or determine whether or not a Credit Event has occurred, then Buyer may, acting in good faith, draw any adverse inference from any missing information in Buyer’s determination or re-determination of Market Value of the related Purchased Asset or in determining whether any Credit Event has occurred with respect thereto.
“Material Action” shall mean any action to file any insolvency, or reorganization case or proceeding, to institute proceedings to have Seller be adjudicated bankrupt or insolvent, to institute proceedings under any applicable Insolvency Law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or Insolvency Proceedings against Seller, to file a petition seeking, or consent to, reorganization or relief with respect to Seller under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for Seller or a substantial part of its property, to make any assignment for the benefit of creditors of Seller, to admit in writing in a legal proceeding or in a public forum, including but not limited to an earnings call, the Seller's inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.
“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations or financial condition of any Seller Party, (b) the ability of any Seller Party to perform its obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability of any of the Program Documents, or (d) the rights and remedies of Buyer under any of the Program Documents.
“Material Modification” shall mean any extension (other than contracted for extensions in accordance with the terms of any Purchased Asset Documents and for which there is no lender discretion), amendment, waiver, termination, rescission, cancellation, forbearance, release (other than contracted for releases in accordance with the terms of any Purchased Asset Documents and for which there is no lender discretion) or any other material modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any right or remedy of a holder (including all lending, corporate rights, remedies, consents, approvals and waivers) of, any Purchased Asset, or any related Purchased Asset Document (including, without limitation, any such document with respect to any Commercial Mortgage Loan related to any Participation Interest). For the avoidance of doubt, (x) non-material modifications, such as consent rights over non-material leases, budgets, utilization of reserves or the release of non-material reserves, approval of escrows and bonding amounts for non-material mechanics’ or materialmen’s liens, tax abatements or tax challenges, and de minimis takings for road expansions, curb cuts or water drainage and ordinary and necessary use limitations that otherwise do not adversely impact the current use of the property, and (y) modifications for which no lender consent is permitted or required pursuant to the terms of the Purchased Asset Documents are, in each case, specifically excluded from the scope of the definition of Material Modifications.
“Materials of Environmental Concern” shall mean any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any Environmental Law.
“Maximum Aggregate Purchase Price” shall have the meaning set forth in the Pricing Letter.
“Minimum Transfer Amount” shall have the meaning set forth in the Pricing Letter.
“Mixed Use” shall mean a Mortgaged Property used for both residential and non-residential purposes.

“Multi-Family” shall mean a property owned by the Mortgagor or for which the Mortgagor is a Ground Lessee, the primary usage of which is as a five-or-more family residential property, including all land, amenities and improvements, with individual units principally for lease to residential tenants occupying same.
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successors thereto.
“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first lien on or a first priority security interest in an estate in fee simple in real property and the improvements thereon or a Ground Lease, securing a Mortgage Note or similar evidence of Indebtedness.
“Mortgage Asset File” shall have the meaning set forth in the Custodial Agreement.
“Mortgage Loan” shall mean, with respect to any Purchased Asset, a mortgage loan made in respect of the related Mortgaged Property.
“Mortgage Loan Documents” shall mean, with respect to any Commercial Mortgage Loan, those documents executed in connection with and/or evidencing or governing such Commercial Mortgage Loan, including, without limitation those that are required to be delivered to Custodian under the Custodial Agreement.
“Mortgage Note” shall mean a note or other evidence of Indebtedness of a Mortgagor secured by a Mortgage that is a Purchased Asset, including an A-Note or a B-Note.
“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral directly or indirectly securing repayment of the debt evidenced by (a) a Mortgage Note (in the case of a Commercial Mortgage Loan) or (b) the Mortgage Note evidencing an interest in the Commercial Mortgage Loan to which such Participation Interest relates (in the case of a Participation Interest), in each case securing such Commercial Mortgage Loan.
“Mortgagor” shall collectively mean each of the obligor on a Mortgage Note and/or any grantor of the related Mortgage, including any Person who has assumed or Guaranteed the obligations of the obligor thereunder.
“Non-Controlling Interests” shall have the meaning set forth in the Pricing Letter.
“Nondefaulting Party” shall have the meaning set forth in Section 30 of this Agreement.
“Notice Date” shall have the meaning set forth in Section 3(c)(i) of this Agreement.
“Notice to Mortgagor” shall mean a notice, substantially in the form of Exhibit G to this Agreement, which Buyer may send or cause to be sent to each Mortgagor of a Purchased Asset subject to a Transaction after the occurrence and during the continuance of an Event of Default.
“Obligations” shall mean (a) any amounts owed by Seller to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Program Documents, and (b) all other obligations or amounts owed by Seller to Buyer under any other contract or agreement relating to this Agreement, in each case, whether such amounts or obligations owed are direct or indirect, absolute or contingent, matured or unmatured.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Office Building” shall mean a building owned by the Mortgagor or for which the Mortgagor is a Ground Lessee, the primary usage of which is as an office building, including all land, amenities and improvements, with individual office space held principally for lease to commercial tenants and not principally for lease to recreational or residential tenants.
“One-Month LIBOR” shall mean, with respect to each Pricing Rate Period during which a Transaction is outstanding, the rate (calculated by Buyer, expressed as a percentage per annum and rounded upward, if necessary, to the next nearest one one-thousandth of 1%) for deposits in Dollars for a one-month period, which appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the Pricing Rate Determination Date or Reset Date, as applicable. If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time on the Pricing Rate Determination Date or Reset Date, as applicable, One-Month LIBOR for the next Pricing Rate Period and such Pricing Rate Determination Date or Reset Date, as applicable, shall be determined as follows. Buyer shall request the principal London office of any four (4) major reference banks in the London interbank market selected by Buyer to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in Dollars for a one (1) month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date or Reset Date, as applicable, in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at such time. If two (2) or more such offered quotations are so provided, One-Month LIBOR shall be the arithmetic mean of such quotations. If fewer than two (2) such quotations are so provided, Buyer shall request any three (3) major banks in New York City selected by Buyer to provide such bank’s rate for loans in Dollars to leading European banks for a one (1) month period as of approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date or Reset Date, as applicable, for deposits in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at such time. If two (2) or more such rates are so provided, One-Month LIBOR shall be the arithmetic mean of such rates.
“Other Connection Taxes” means, with respect to Buyer, Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Tax (other than connections arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Program Document, or sold or assigned an interest in any Transaction or Program Document).
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Program Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” shall mean a performing senior or pari passu senior or junior participation interest in a performing Commercial Mortgage Loan evidenced by a Participation Certificate or a non pari passu junior participation interest in a performing Commercial Mortgage Loan to the extent that the senior participation interest in such Commercial Mortgage Loan is also a Purchased Asset.
“Participation Interest Documents” shall mean, for any Participation Interest, the Participation Certificate, together with any co-lender agreements, participation agreements and/or other intercreditor agreements or other documents governing or otherwise relating to such Participation Interest, and the Mortgage Loan Documents for the related Commercial Mortgage Loan, and including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement (which documents so required to be delivered to Custodian shall only be required to include, for the avoidance of doubt, copies of the Mortgage Loan Documents for the related Commercial Mortgage Loan).
“Payment Date” shall mean the fifteenth (15th) day of each calendar month (or the preceding Business Day if such day is not a Business Day).
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).
“Plan” shall have the meaning set forth in Section 11(r) of this Agreement.
“Pledge Agreement” shall mean the Pledge Agreement, dated as of the date hereof, between Buyer and Pledgor, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.
“Pledged Collateral” shall have the meaning set forth in the Pledge Agreement.
“Pledgor” shall mean Terra Mortgage Portfolio III, LLC, a Delaware limited liability company, together with its successors and permitted assigns.
“Post-Default Rate” shall have the meaning set forth in the Pricing Letter.
“Power of Attorney” shall have the meaning set forth in Section 8(c) of this Agreement.
“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) to the Purchase Price for such Transaction, on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).
“Pricing Letter” shall mean that certain letter agreement among Buyer and each Seller Party, dated as of the date hereof, as the same may be amended from time to time.
“Pricing Rate” shall mean, for any Pricing Rate Period and any Purchased Asset, an annual rate equal to the sum of (i) One-Month LIBOR (or, if an Alternative Rate is in effect pursuant to Section 6(d)(i) of this Agreement, such Alternative Rate), and (ii) the relevant Pricing Spread with respect to such Purchased Asset, in each case, for the applicable Pricing Rate Period for the related Purchased Asset. The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Program Documents and/or in the related Transaction Request and Confirmation.
“Pricing Rate Determination Date” shall mean in the case of the first Pricing Rate Period with respect to any Transaction, the Effective Date, and with respect to each subsequent Pricing Rate Period, the first day on which such Pricing Rate Period begins.
“Pricing Rate Period” shall mean (a) with respect to the first Payment Date, the period from and including the applicable Purchase Date through and including the next succeeding 14th calendar day of the month, and (b) with respect to any subsequent Payment Date, the period from and including the 15th calendar day of the month preceding the applicable Payment Date through and including the 14th calendar day of the month in which the applicable Payment Date occurs.
“Pricing Spread” shall have the meaning set forth in the Pricing Letter.
“Principal Payment” shall mean, for any Purchased Asset, any amount applied to reduce the principal or other invested amount of such Purchased Asset, including, without limitation, (i) a scheduled principal payment, (ii) principal prepayments from any source and of any nature whatsoever, (iii) net insurance or net condemnation proceeds, to the extent applied to reduce the principal amount or other invested amount of the related Purchased Asset, or (iv) any net proceeds from any sale, refinancing, liquidation or other disposition of the underlying real property or interest relating to such Purchased Asset to the extent applied to reduce the principal amount or the invested amount of the related Purchased Asset.
“Principal Proceeds” shall mean, with respect to any Purchased Asset, any scheduled or unscheduled payment or prepayment of principal (including net sale proceeds) received by Control Account Bank or allocated as principal in respect of any such Purchased Asset.
“Product” shall mean a type or category of Mortgaged Property (e.g., Healthcare, Multi-Family, Retail, Self-Storage, Industrial, Office Building, Hospitality, Student Housing and Mixed-Use) that secures the related Purchased Asset or the Commercial Mortgage Loan to which such Purchased Asset relates.
“Program Documents” shall mean this Agreement, the Pricing Letter, the Custodial Agreement, the Program Guaranty, the Pledge Agreement, the Control Agreement, the Servicing Agreement, the Servicer Notice, if any, and the Power of Attorney.
“Program Guaranty” shall mean that certain guaranty made by Guarantor in favor of Buyer, as amended from time to time.
“Prohibited Transferee” shall have the meaning specified in the Pricing Letter.
“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Purchase Agreement” shall mean any purchase agreement between Seller and any Transferor pursuant to which Seller purchased or acquired a Purchased Asset which is subsequently sold to Buyer hereunder.

“Purchase Closing Statement” shall mean the form attached as Annex 2 to the Transaction Request and Confirmation for each Eligible Asset proposed to be sold to Buyer in accordance with, and subject to the terms and conditions of, this Agreement.
“Purchase Date” shall mean each date on which Purchased Assets are sold by Seller to Buyer pursuant to this Agreement.
“Purchase Price” shall have the meaning set forth in the Pricing Letter.
“Purchase Price Percentage” shall have the meaning set forth in the Pricing Letter.
“Purchased Asset” shall mean the Commercial Mortgage Loans, A-Notes and B-Notes, and/or the Participation Interests, together with the related Repurchase Assets transferred by Seller to Buyer in a Transaction hereunder, and listed on the related Transaction Request and Confirmation.
“Purchased Asset Documents” shall mean, individually or collectively, as the context may require, the related Mortgage Loan Documents and/or the related Participation Interest Documents.
“Qualified Appraisal” shall mean an appraisal of the related Mortgaged Property signed by a qualified appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof; and whose compensation was and is not affected by the approval or disapproval of the Commercial Mortgage Loan, and such appraisal and appraiser satisfied the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, as in effect on the date such Commercial Mortgage Loan was originated.
“Records” shall mean all instruments, agreements and other books, records, and reports and data stored in other media maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Asset Files, the credit files related to the Purchased Asset and any other instruments necessary to document or service a Purchased Asset.
“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on either the Pricing Rate Determination Date or the Reset Date, as applicable, and (2) if such Benchmark is not One-Month LIBOR, the time determined by Buyer in its reasonable discretion.
“Register” shall have the meaning set forth in Section 19(b) of this Agreement.
“Regulations T and U” shall mean Regulations T and U of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
“Release” shall mean any generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, remediation, disposal, presence or migration of Materials of Environmental Concern on, about, under or within all or any portion of any property or Mortgaged Property in violation of, or that would incur liability pursuant to, Environmental Law.
“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .24, .26, .27 or .28 of PBGC Reg. § 4043.
“Reporting Date” shall mean the 22nd day of each month, or if such day is not a Business Day, the next succeeding Business Day.
“Reporting Period” shall have the meaning provided in Section 11(s) of this Agreement.
“Repurchase Assets” shall have the meaning provided in Section 8(a) of this Agreement.
“Repurchase Date” shall mean the date on which Seller is to repurchase any or all Purchased Assets subject to a Transaction from Buyer or the date on which a Purchased Asset shall no longer be subject to a Transaction, which shall be the earliest of (i) the Termination Date, (ii) any date determined by application of the provisions of Sections 3(f) or 14 of this Agreement, or (iii) the date that is two (2) Business Days prior to the maturity date of such Purchased Assets or, in the case of a Participation Interest, the maturity date of the underlying Mortgage Loan (subject to extension, if applicable, in accordance with the related Purchase Asset Documents); provided, that, solely with respect to this clause (iii), the settlement with respect to such Repurchase Date and Purchased Asset may occur two (2) Business Days later.
“Repurchase Price” shall mean the price at which Purchased Assets are to be transferred from Buyer or its designee to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of (i) the outstanding Purchase Price for the related Purchased Asset, (ii) the accrued but unpaid Price Differential for the related Purchased Asset, (iii) in connection the Purchased Assets repurchased on the Termination Date or the last Purchased Asset subject to repurchase hereunder following or in connection with Seller providing notice to Buyer that it intends to terminate this Agreement, the Facility Exit Fee, and (iv) any other fees, expenses, indemnities or other amounts due and payable to Buyer as of such date under this Agreement or any other Program Document.
“Request for Repurchase and Confirmation” shall mean a request from Seller to Buyer, in the form attached as Exhibit H to this Agreement, to repurchase Purchased Assets subject to a Transaction.
“Requirements of Law” shall mean, with respect to any Person or property or assets of such Person and as of any date, all of the following applicable thereto as of such date: all applicable Governing Documents and all laws as in effect on such date (whether or not in effect on the Effective Date), statutes, rules, regulations, treaties, codes, ordinances, permits, pollution and spill prevention plans, certificates, orders and licenses of and interpretations by any Governmental Authority (including Environmental Laws, ERISA, regulations of the Board of Governors of the Federal Reserve System, and laws, rules and regulations relating to usury, licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other Governmental Authority.
“Reset Date” shall mean, with respect to any Pricing Rate Period, the second Business Day preceding the first day of such Pricing Rate Period with respect to any Transaction.

“Responsible Officer” shall mean, with respect to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the president, the treasurer or the chief operating officer of such Person or such other officer designated as an authorized signatory pursuant to such Person’s Governing Documents.
“Retail” shall mean a property owned by the Mortgagor or for which the Mortgagor is a Ground Lessee, the primary usage of which is as one or more retail stores, held principally for lease to one or more commercial retail tenants and not principally for lease to recreational or residential tenants.
“Reuters Screen LIBOR01 Page” shall mean the display page currently so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).
“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.
“Sanctioned Country” shall mean any country or territory that is the subject of Sanctions.
“Sanctioned Person” shall mean any Person that is, or is owned or controlled by Persons that are, (i) the subject or target of Sanctions or (ii) located, organized or resident in a Sanctioned Country.
“Sanctions” shall mean, collectively, any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the Swiss State Secretariat For Economic Affairs, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Scheduled Indebtedness” shall have the meaning set forth in Section 11(n) of this Agreement.
“Scheduled Payment” shall mean the scheduled payment of principal and/or interest on a Purchased Asset.
“SEC” shall have the meaning set forth in Section 33 of this Agreement.
“Section 4402” shall have the meaning set forth in Section 30 of this Agreement.
“Self-Storage” shall mean a property owned by the Mortgagor or for which the Mortgagor is a Ground Lessee, the primary usage of which is a self-storage facility.
“Seller” shall mean Terra Mortgage Capital III, LLC, a Delaware limited liability company, or any successors in interest thereto.
“Seller Party” shall mean, individually, each of Seller, Pledgor, Manager and Guarantor, and collectively, all of the foregoing, the “Seller Parties”.
“Seller’s Acquisition Cost” shall have the meaning set forth in the Pricing Letter.
“Servicer Notice” shall mean the Servicer Notice and Irrevocable Instruction Letter agreement between Buyer, Seller and Loan Servicer, substantially in the form of Exhibit J to this Agreement, as amended, supplemented or otherwise modified from time to time.

“Servicing Agreement” shall mean (i) that certain Servicing and Asset Management Agreement, dated as of November 8, 2021, between Loan Servicer and Seller as approved by Buyer, amended from time to time with the consent of Buyer, or (ii) any other servicing agreement as approved by Buyer in its sole discretion.
“Servicing Records” shall have the meaning set forth in Section 16(b) of this Agreement.
“Servicing Rights” shall mean, with respect to any Purchased Asset, all right, title and interest of any Seller Party, Loan Servicer or any Affiliate of any Seller Party, Loan Servicer or any other Person, in and to any and all of the following: (a) rights to service and/or sub-service, and collect and make all decisions with respect to, the Purchased Assets and/or any related Commercial Mortgage Loans, (b) amounts received by any Seller Party, Loan Servicer or any Affiliate of any Seller Party, Loan Servicer, or any other Person, for servicing and/or sub-servicing the Purchased Assets and/or any related Commercial Mortgage Loans, (c) late fees, penalties or similar payments as compensation with respect to the Purchased Assets and/or any related Commercial Mortgage Loans, (d) agreements and documents creating or evidencing any such rights to service and/or sub-service the Purchased Assets (including, without limitation, all servicing agreements), together with all documents, files and records relating to the servicing and/or sub-servicing of the Purchased Assets and/or any related Commercial Mortgage Loans, and rights of any Seller Party, Loan Servicer, or any Affiliate of any Seller Party, Loan Servicer, or any other Person thereunder, (e) rights to establish and administer any escrow, reserve and similar accounts with respect to the Purchased Assets and/or any related Commercial Mortgage Loans, (f) rights to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Assets and/or any related Commercial Mortgage Loans, and (g) accounts and other rights to payment related to the Purchased Assets and/or any related Commercial Mortgage Loans.
“Single Purpose Entity” shall mean a corporation, limited partnership or limited liability company that, since the date of its formation (unless otherwise indicated in this Agreement) and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Section 10.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent” shall mean, with respect to any Person at any date of determination, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.
“Student Housing” shall mean a property owned by a Mortgagor or for which the Mortgagor is a Ground Lessee, the primary usage of which is as a student housing property.
“Sub-Limit” shall have the meaning set forth in the Pricing Letter.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Summary Diligence Materials” shall mean the items described on Annex 2 to Exhibit F to this Agreement for each Eligible Asset proposed to be sold to Buyer in accordance with, and subject to the terms and conditions of, this Agreement.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” shall have the meaning set forth in the Pricing Letter.
“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Third Party Participants” shall have the meaning set forth in Section 12(v) of this Agreement.
“Third Party Transaction Parties” shall have the meaning set forth in Section 17 of this Agreement.
“Transaction” shall have the meaning set forth in Section 1 of this Agreement.
“Transaction Request and Confirmation” shall mean a request from Seller to Buyer, in the form attached as Exhibit F to this Agreement, to enter into a Transaction, which shall not be binding upon Buyer unless and until countersigned by Buyer and delivered to Seller.
“Transferor” shall mean the seller of an Asset under a Purchase Agreement.
“Treasury Regulations” shall mean regulations promulgated by the U.S. Department of the Treasury under the Code.
“Trust Receipt” shall have the meaning set forth in the Custodial Agreement.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.
“Upfront Fee” shall have the meaning set forth in the Pricing Letter.
“USD LIBOR” shall mean the London interbank offered rate for U.S. dollars.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” shall mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 7(e)(ii)(B)(3) of this Agreement.
“Wet Funded Purchased Asset” shall mean a Purchased Asset which Buyer agrees in its sole and absolute discretion to purchase hereunder simultaneously with the origination or acquisition thereof, which origination or acquisition is financed, in part, with the Purchase Price, pursuant to Seller’s request, paid directly to a title company or other settlement agent, in each case, approved by Buyer, for disbursement in connection with such origination or acquisition. A Purchased Asset shall cease to be a Wet Funded Purchased Asset after Custodian has delivered a Trust Receipt to Buyer certifying its receipt of the Mortgage Asset File therefor.
SECTION 3.INITIATION; TERMINATION
(a)Conditions Precedent to Initial Transaction. Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Seller all of the following, each of which shall be satisfactory in form and substance to Buyer and its counsel:
(i)Program Documents. The Program Documents (other than the Control Agreement, as provided for in Section 5(a) of this Agreement), duly executed and delivered to Buyer.
(ii)Governing Documents. Certified copies of the Governing Documents of each Seller Party.
(iii)Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of each Seller Party, dated no earlier than the date ten (10) Business Days prior to the Effective Date.

(iv)Officer’s Certificate. Certificates of a Responsible Officer of each of Seller, Pledgor and Guarantor with respect to attached copies of the Governing Documents and applicable resolutions of Seller, Pledgor and Guarantor, and the incumbencies and signatures of Responsible Officers of Seller, Pledgor and Guarantor executing the Program Documents to which each is a party, evidencing the authority of Seller, Pledgor and Guarantor with respect to the execution, delivery and performance thereof.
(v)Opinions of Counsel. Such opinions from counsel to Seller, Pledgor and Guarantor as Buyer may require, including with respect to corporate matters, due formation, existence and good standing of Seller, Pledgor and Guarantor, the due authorization, execution, delivery and enforceability of each Program Document (other than with respect to the Control Agreement, as provided for in Section 5(a) of this Agreement), non-contravention, no consents or approvals required other than those that have been obtained, validly granted and perfected security interests in the Purchased Assets, the Pledged Collateral and any other collateral pledged pursuant to the Program Documents (other than the collateral to be subsequently pledged pursuant to the Control Agreement, as provided for in Section 5(a) of this Agreement), Investment Company Act matters and the applicability of Bankruptcy Code safe harbor (including Buyer’s related liquidation, termination and offset rights).
(vi)Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Assets and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.
(vii)Fees, Costs and Expenses. Buyer has received payment in full of the Upfront Fee, and any other fees, costs and expenses due to Buyer hereunder.
(viii)Beneficial Ownership Due Diligence. Buyer shall have (A) received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the Effective Date a Beneficial Ownership Certification in relation to Seller to the extent that Seller qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, and (B) completed to its satisfaction its due diligence concerning any information required to be obtained by Buyer pursuant to the Beneficial Ownership Regulation as it may require, and all such information provided to Buyer by Seller or Guarantor must be true, accurate, complete and not misleading, all as determined by Buyer.
(ix)Guarantor Compliance Certificate. Buyer shall have received a duly complete Compliance Certificate from Guarantor, certifying as to Guarantor’s compliance as of the Closing Date with all financial covenants set forth in Section 9 of the Guarantee.
(x)Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.
(b)Conditions Precedent to all Transactions. Buyer shall not be obligated to enter into any Transaction or purchase any Eligible Asset, or be obligated to take, fulfill or perform any other actions hereunder, until the following additional conditions have been satisfied or waived by Buyer, with respect to the applicable Eligible Asset on and as of the Purchase Date for such Eligible Asset (including the first Purchase Date) therefor:
(i)Due Diligence Review. Without limiting the generality of Section 17 of this Agreement, Buyer shall have completed, to its good faith satisfaction, its preliminary due diligence review of the related Purchased Assets; provided that if the Purchased Asset Documents prohibit or restrict Buyer from performing such due diligence review to the satisfaction of Buyer and therefore Buyer fails to confirm such asset as an Eligible Asset, such asset shall be an ineligible asset.
(ii)No Default. Both immediately prior to the Transaction, and after giving effect thereto and to the intended use thereof, no Default or Event of Default shall have occurred and be continuing under the Program Documents.
(iii)Representations and Warranties. Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Seller Party in Section 11 of this Agreement, shall be true, correct and complete with the same force and effect as if made as of such Purchase Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). If the related Purchased Asset is secured by Healthcare property, the related Confirmation shall add such additional representations and warranties as Buyer may require.
(iv)Maximum Aggregate Purchase Price. After giving effect to the requested Transaction, the aggregate outstanding Purchase Price attributable to all Purchased Assets subject to then outstanding Transactions under this Agreement shall not exceed the Maximum Aggregate Purchase Price.
(v)No Margin Deficit. After giving effect to the requested Transaction, no Margin Deficit shall have occurred or be continuing.
(vi)Transaction Request and Confirmation. Seller shall have delivered to (I) Buyer, not later than 11:00 a.m., New York time, ten (10) Business Days’ prior to the requested Purchase Date (a) a complete set of Summary Diligence Materials with respect to all Purchased Assets subject to the requested Transaction, and (b) a Transaction Request and Confirmation with respect to the requested Transaction, duly completed and executed by Seller, and (II) to Custodian, in accordance with the timeframes set forth in the Custodial Agreement, a Transaction Request and Confirmation with respect to the requested Transaction together with the related Mortgage Asset File.
(vii)Delivery of Mortgage Asset File. On or before each Purchase Date with respect to each Purchased Asset, Seller shall deliver or cause to be delivered to Buyer or its designee (initially, Custodian) the Custodial Delivery Letter in the form attached hereto as Exhibit I to this Agreement. In connection with each sale, transfer, conveyance and assignment of a Purchased Asset (A) other than a Wet Funded Purchased Asset, on or prior to the Purchase Date with respect to such Purchased Asset, Seller shall deliver or cause to be delivered and released to Custodian the documents set forth in the Mortgage Asset File, pertaining to each of the Purchased Assets identified in the Custodial Delivery Letter delivered therewith, and (B) that is a Wet Funded Purchased Asset, Seller shall (i) no later than 11:00 a.m. (New York City time) on the Purchase Date with respect to such Purchased Asset, deliver or cause the Bailee that is party to the related Bailee Letter to deliver to Custodian and Buyer, PDF (as such term is defined herein) copies of the related Mortgage Asset File, and shall cause Custodian to deliver a Trust Receipt on the Purchase Date concerning the receipt of copies of the Mortgage Asset File, and (ii) within three (3)

Business Days after the Purchase Date of such Purchased Asset, Seller shall deliver or cause to be delivered and released to Custodian a complete PDF set of executed copies of all documents in the Mortgage Asset File pertaining to such Purchased Asset; provided, that, in connection with each Wet Funded Purchased Asset, Seller shall (x) also deliver to Custodian and Buyer a certificate of an authorized representative of Seller certifying that any copies of documents delivered represent true and correct copies of the originals of such documents and (y) certify to Buyer that any Sub-Limits applicable to Wet Funded Purchased Assets will be in compliance immediately after giving effect to the proposed purchase hereby. Any assignment documents related to the transfer of the Purchased Assets to Buyer shall be delivered in blank.
(viii)Delivery of Trust Receipt. Custodian shall have delivered to Buyer, in accordance with the timeframes set forth in the Custodial Agreement, a Trust Receipt (accompanied by an Asset Schedule and Exception Report) with respect to each Purchased Asset subject to the requested Transaction.
(ix)Servicer Notice. To the extent not previously delivered, a Servicer Notice for each applicable Loan Servicer.
(x)Fees and Expenses. Buyer shall have received all fees and reasonable and documented expenses as contemplated by Sections 9(c) and 15(b) of this Agreement which amounts, at Buyer’s option, may be withheld from the proceeds remitted by Buyer to Seller pursuant to any Transaction hereunder; and with respect to those fees and expenses that do not have a specific due date hereunder shall be due within thirty (30) days following the date a Responsible Officer of any Seller Party has received an invoice related thereto.
(xi)No Violation of Law. The entry by Buyer into this Agreement or any Transaction hereunder has or would result in any violation of any Requirements of Law (other than as a result of any amendments made to Buyer’s Governing Documents). No change in the interpretation or application of any Requirements of Law thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof has occurred that would result in Buyer being in violation of such Requirements of Law as a result of Buyer being a party to this Agreement or any Transaction hereunder.
(xii)No Material Adverse Change. No Material Adverse Effect shall have occurred and be continuing since the Effective Date.
(xiii)Absence of Market Disruption Event. No Market Disruption Event shall have occurred, as determined by Buyer.
(xiv)Notice to Mortgagors. Contemporaneously with the sale to Buyer of any Purchased Asset, Seller shall deliver to Custodian a completed, undated and signed in blank Notice to Mortgagor, substantially in the form of Exhibit G to this Agreement, with respect to each Purchased Asset subject to a Transaction, instructing, as applicable, such Mortgagor, and any servicer, paying agent or similar Person with respect to such Purchased Asset (as applicable) to pay all amounts payable under the related Purchased Asset into the Control Account or as otherwise designated by Buyer. Contemporaneously with the sale to Buyer of any Purchased Asset, Seller shall deliver to the Loan Servicer a notice instructing such Loan Servicer to remit all amounts payable under the related Purchased Asset into the Control Account. Buyer shall not send any Notice to Mortgagor directly to any Mortgagor unless and until (x) such time as the Loan Servicer is, for any reason, no longer servicing such Purchased Asset, or (y) the occurrence and during the continuation of an Event of Default (which Event of Default shall be deemed to be continuing at all times from and after the occurrence of the Accelerated Repurchase Date).
(xv)Delivery of Required Notices. To the extent the related Purchased Asset Documents contain notice, cure and other provisions in favor of a pledgee under a repurchase or warehouse facility, and without prejudice to the sale treatment of such Purchased Asset to Buyer, Buyer has received satisfactory evidence that Seller has given notice to the applicable Persons of Buyer’s interest in such Purchased Asset and otherwise satisfied any other applicable requirements under such pledgee provisions so that Buyer is entitled to the rights and benefits of a pledgee under such pledgee provisions.
(xvi)Termination Date. The Termination Date has not yet occurred.
Each Transaction Request and Confirmation delivered by Seller hereunder shall constitute a certification by Seller that all the conditions set forth in this Section 3(b) (other than sub-clause (i) above) have been satisfied as of the date of such notice or request, and remains true and correct as of the related Purchase Date.
(c)Initiation.
(i)Not later than 11:00 a.m., New York time, five (5) Business Days’ in advance of the proposed Purchase Date (the date on which such notice is given, the “Notice Date”), Seller shall request that Buyer enter into a Transaction by furnishing to Buyer (or its designee), Loan Servicer and to Custodian as specified in the Custodial Agreement, a Transaction Request and Confirmation (with respect to each Eligible Asset) accompanied by a Complete Submission. Such Transaction Request and Confirmation shall include all information required by Buyer pursuant to Exhibit F to this Agreement.
(ii)Following receipt of a Transaction Request and Confirmation (such Transaction Request and Confirmation shall be free of any erroneous computer data and improperly formatted information as described in Section 3(c)(i) above) and a Complete Submission, Buyer shall, as hereinafter provided, inform Seller of its election to enter into a Transaction to purchase any Purchased Assets proposed to be sold to Buyer by Seller hereunder. In connection therewith, if any of the information provided by Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Seller shall provide written or electronic notice to Buyer describing each such error and Seller shall correct the computer data, reformat the information or properly align the computer fields, as applicable. Buyer or its designee shall have the right to review all Eligible Assets proposed to be sold to Buyer and conduct its own due diligence of such Eligible Assets as Buyer determines in its sole discretion. Upon completion of its review, if Buyer has determined, in its sole discretion, to proceed with a proposed Transaction, Buyer shall confirm the terms for such proposed Transaction attributable to the Eligible Asset, including the Purchase Price, Purchase Price Percentage, the Market Value, the Pricing Rate for such Transaction. The terms thereof shall be set forth in the Transaction Request and Confirmation signed by Seller, and confirmed by Buyer by countersigning the Transaction Request and Confirmation, to be returned to Seller by the end of the day on each Purchase Date. To the extent any term in the Transaction Request and Confirmation is incomplete, inconsistent with, or otherwise adds terms to the Agreement, or for any other reason, Buyer shall have no obligation to execute and/or deliver the Transaction Request and Confirmation to Seller or enter into such Transaction.

(iii)Upon satisfaction of the applicable conditions precedent set forth in Sections 3(a) and 3(b) of this Agreement, and subject to due diligence review and approval of the proposed Purchased Assets in accordance with Section 17 of this Agreement, Buyer may agree to enter into such requested Transaction so long as the conditions set forth herein are satisfied and after giving effect to the requested Transaction the aggregate outstanding Purchase Price of all Transactions does not exceed the Maximum Aggregate Purchase Price, in which case, upon returning a fully executed Confirmation with respect to such Purchased Asset, Buyer shall fund the Purchase Price in accordance with this Agreement. Buyer’s funding the Purchase Price of the Transaction and Seller’s acceptance thereof, will constitute the parties’ agreement to enter into such Transaction. Upon remittance of the Purchase Price to Seller, Seller hereby grants, assigns, conveys and transfers to Buyer on a servicing released basis, all rights, and a first priority security interest in and to the Purchased Assets evidenced on the related Transaction Request and Confirmation.
(iv)Each Transaction Request and Confirmation, upon the counter-signature thereof by Buyer, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby.
(v)The Repurchase Date for each Transaction shall not be later than the Termination Date.
(vi)No later than the date and time set forth in the Custodial Agreement, Seller shall deliver to Custodian the Mortgage Asset File pertaining to each proposed Purchased Asset to be purchased by Buyer.
(vii)Upon Buyer’s receipt of the Trust Receipt (accompanied by an Asset Schedule and Exception Report) in accordance with the Custodial Agreement and subject to the provisions of this Section 3, the Purchase Price will then be made available to Seller by Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available no later than 4:00 p.m., New York time on the date of its receipt of such Trust Receipt, provided that such Trust Receipt and all other required documents are received by Buyer or its designee no later than 11:00 a.m., New York time.
(d)Future Funding Transactions. Buyer’s agreement to enter into any Future Funding Transaction shall be subject to the satisfaction of the following conditions precedent, the satisfaction of which shall be determined by Buyer in its sole and absolute discretion, both immediately prior to entering into such Future Funding Transaction and also after giving effect to the consummation thereof:
(i)Seller shall give Buyer written notice of each Future Funding Transaction, together with a signed, written future funding transaction request and confirmation in the form of Exhibit A to this Agreement prior to the related Future Funding Date (each, a “Future Funding Transaction Request and Confirmation”), signed by a Responsible Officer of Seller. Each Future Funding Transaction Request and Confirmation shall identify the related Purchased Asset, shall identify Buyer and Seller, shall set forth the requested Future Funding Amount, and shall be executed by both Buyer and Seller; provided, however, that Buyer shall not be liable to Seller if it inadvertently acts on a Future Funding Transaction Request and Confirmation that has not been signed by a Responsible Officer of Seller. Each Future Funding Transaction Request and Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Future Funding Transaction covered thereby, and shall be construed to be cumulative to the extent possible. If terms in a Future Funding Transaction Request and

Confirmation are inconsistent with terms in this Agreement with respect to a particular Future Funding Transaction such Future Funding Transaction Request and Confirmation shall prevail.
(ii)For each proposed Future Funding Transaction, no less than five (5) Business Days prior to the proposed Future Funding Date, Seller shall deliver to Buyer a Future Funding Request Package. Buyer shall have the right to conduct such additional due diligence of any changes to the related Purchased Asset since the related initial Purchase Date as Buyer deems necessary in its sole discretion and shall have the right to ensure that such Purchased Asset has remained and continues to be an Eligible Asset. Prior to the approval of each proposed Future Funding Transaction by Buyer, Buyer shall have confirmed that (A) all of the applicable conditions precedent for a Transaction, as described in Section 3(b) of this Agreement, have been met by Seller, (B) each of the Eligibility Criteria are satisfied, (C) the related Purchased Asset is not a Delinquent Asset, and (D) all related conditions precedent to the applicable advance set forth in the related Purchased Asset Documents have been satisfied, Buyer shall approve such Future Funding Transaction.
(iii)Upon the approval by Buyer of a particular Future Funding Transaction, Buyer shall deliver to Seller a signed copy of the related Future Funding Transaction Request and Confirmation described in clause (i) above, on or before the related Future Funding Date. On the related Future Funding Date, (a) if an escrow agreement has been established in connection with such Future Funding Transaction, Buyer shall remit the related Future Funding Amount to the related escrow account, (b) if the terms of the Purchased Asset Documents provide for a reserve account in connection with future advances, Buyer shall remit the related Future Funding Amount to the applicable reserve account and (c) otherwise, Buyer shall remit the related Future Funding Amount to the Loan Servicer who shall forward it directly to the related Mortgagor, or otherwise apply the related Future Funding Amount as required under the terms of the related Purchased Asset Documents.
(e)[reserved].
(f)Optional Repurchase; Mandatory Repurchase.
(i)Provided that no Default or Event of Default has occurred and is continuing, no Margin Deficit (other than with respect to the asset then being repurchased) exists and no Default, Event of Default or Margin Deficit (other than with respect to the asset then being repurchased) will result therefrom, Seller may voluntarily repurchase upon payment of the Repurchase Price and subject to the other conditions set forth herein, any Purchased Asset on any Business Day by delivering to Buyer a Request for Repurchase and Confirmation no more than once per week unless consented to in writing by Buyer in its sole discretion. If Seller intends to make such a repurchase, Seller shall give at least five (5) Business Days’ prior written notice thereof to Buyer, designating the Purchased Asset(s) to be repurchased. If such notice is given and not subsequently revoked, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Assets. Any repurchase of a Purchased Asset may occur simultaneously with a sale of the Purchased Asset to a third party investor.
(ii)So long as no Default or Event of Default has occurred and is continuing, Seller shall have the right on any Business Day, upon five (5) Business Days’ prior written notice to Buyer, to repurchase in part the Repurchase Price of any Purchased Asset, without terminating the applicable Transaction. In connection with any reduction of outstanding Repurchase Price (other than a termination of a Transaction) pursuant to this Section 3(f)(ii), Buyer and Seller shall amend and restate the existing Confirmation for the Transaction to set forth the current outstanding Repurchase Price and any other changes related thereto.
(iii)In addition to any other rights and remedies of Buyer under any Program Document, Seller shall immediately repurchase any Purchased Asset where (A) any of the representations and warranties with respect to such Purchased Asset set forth in Schedule 1 of this Agreement are not true or correct in any respect, (B) such Purchased Asset no longer qualifies as an Eligible Asset, as determined by Buyer in its sole good faith discretion, (C) such Purchased Asset has caused any of the Sub-limits to be exceeded, or (D) any of the documents required to be delivered to Custodian under the Custodial Agreement have not been so delivered on a timely basis in accordance with the Custodial Agreement and this Agreement. In addition. Seller shall effect a partial or complete repurchase of one or more Purchased Assets, as directed by Buyer, to the extent necessary to cure a breach of a Sub-Limit.
(iv)Provided that (A) other than with respect to repayment in full of the Purchased Asset in accordance with the Purchased Asset Documents, no Default or Event of Default has occurred and is continuing, and no Default or Margin Deficit will result therefrom, and (B) Buyer has received 100% of the Repurchase Price upon repurchase with respect to any Purchased Asset, Buyer agrees to release its ownership interest hereunder in such Purchased Asset (including the Repurchase Assets related thereto) and transfer such Purchased Asset to Seller pursuant to a letter agreement substantially in the form of Annex 4-C to the Custodial Agreement.
(v)On the Business Day prior to the Termination Date or, if sooner, on the Business Day on which Seller repurchases the last Purchased Asset financed hereunder and has notified Buyer that it intends to terminate its obligations under this Agreement and the other Program Documents, Seller shall repurchase all Purchased Assets for the respective Repurchase Prices therefor, and shall pay to Buyer in full in immediately available funds, the Facility Exit Fee, which fee shall be due and payable to Buyer no later than the Business Day prior to the Termination Date.
(vi)Notwithstanding anything to the contrary herein, repurchases in whole or in part made hereunder, exclusively in connection with the repayment or prepayment in full by any Mortgator shall be permitted without regard to the existence of a Default or Event of Default hereunder.
SECTION 4.MARGIN AMOUNT MAINTENANCE
(a)If at any time after the occurrence of any event set forth in clause (b) of the definition of Market Value, Buyer has re-determined the Market Value of any Purchased Asset(s) subject to a Transaction, and the aggregate Purchase Price of all Purchased Assets exceeds the sum of the product, for all Purchased Assets, of (i) the applicable Purchase Price Percentage of each Purchased Asset and (ii) the then-current re-determined Market Value of each Purchased Asset (any such excess, a “Margin Deficit”) and such Margin Deficit is equal to or greater than the Minimum Transfer Amount, then Buyer may, by the delivery of written notice to Seller (a “Margin Call”), require Seller to, prior to the applicable Margin Deadline, at Seller’s option either (i) repurchase one or more of the Purchased Assets at their respective Repurchase Price(s), or (ii) make a payment to Buyer in reduction of the Repurchase Price of one or more of the Purchased Assets, to be applied by Buyer to reduce the unpaid Repurchase Price(s) of such Purchased Asset(s) and in such amount(s), such that, after giving effect to such repurchase or payment, all related Margin Deficit(s) shall be reduced to zero. Seller shall satisfy each Margin

Deficit in full in the manner set forth in this Section 4(a) no later than the Initial Margin Deadline; provided that, if, on or prior to the Initial Margin Deadline, Seller has (1) paid the Initial Margin Payment Amount in cash to Buyer, and (2) Seller or Guarantor has provided evidence to Buyer reasonably satisfactory to Buyer that Guarantor has (x) sufficient capacity available on committed loan or credit facilities to satisfy the related Margin Deficit in full, and (y) Guarantor has submitted notices of borrowing under its committed loan or credit facilities in an aggregate amount sufficient to satisfy the related Margin Deficit in full, then Seller shall be permitted to pay in full the remaining balance of such Margin Deficit(s) in excess of the Initial Margin Payment Amount on or before the Extended Margin Deadline. The failure of any of Guarantor’s lenders to make any advance under any loan or credit facility shall not excuse Seller from the obligation to pay all Margin Deficit(s) in full on a timely basis, which obligations shall be absolute and unconditional notwithstanding any such failure. In making any determination that a Margin Deficit Event has occurred, Buyer shall utilize substantially similar methodologies to those that Buyer utilizes with similar-situated counterparties with similar collateral.
(b)Notice delivered pursuant to Section 4(a) of this Agreement may be given by any written or electronic means. Payment of any Margin Deficit in connection with any notice of a Margin Call shall be satisfied no later than the Initial Margin Deadline unless Seller and Guarantor satisfy the requirements set forth in the second sentence of Section 4(a), in which case only the Initial Margin Payment Amount is required to be paid on or prior to the Initial Margin Deadline and the balance of such Margin Deficit is required to be paid in full on or prior to the Extended Margin Deadline.
(c)The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 4, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.
SECTION 5.COLLECTIONS; INCOME PAYMENTS
(a)Each of Buyer and, subject to the reasonable consent of Buyer, Seller, shall each have the option, exercisable upon the delivery of written notice to the other, to (i) establish a demand deposit account on the books and records of the Control Account Bank in the name of Buyer or as otherwise titled as approved by Buyer (the “Control Account”), which Control Account shall be subject to a Control Agreement concurrently with the establishment of the Control Account by Seller and Buyer, (ii) also concurrently with the establishment of the Control Account and the execution and delivery of the Control Agreement, cause outside counsel to Seller to deliver a legal opinion to Buyer with respect to the due execution, delivery and enforceability of the Control Agreement, together with the creation and perfection of a perfected and first-priority security interest in the Control Account in favor of Buyer, and (iii) jointly amend the Servicer Notice to update the account instructions set forth therein (collectively, the “Control Account Option”). At all times after the date of the exercise of the Control Account Option, pursuant to the Control Agreement, Buyer shall have sole control (including “control” within the meaning of the UCC) over the Control Account. The Control Account shall, at all times after the date of its establishment, be subject to the Control Agreement. Seller shall, or shall cause the Loan Servicer to, within two (2) Business Days of receipt of properly identified and available funds, deposit all Income, as well as any interest received from the reinvestment of such Income or other amounts (i) prior to the date of the exercise of the Control Account Option, directly into the bank account of Buyer as designated in a written instruction letter from Buyer to each of Seller and Loan Servicer, as such written instruction letter may be updated from time to time by Buyer, and (ii) from and after the date of the exercise of the Control Account Option, into the Control Account in accordance with the requirements of this Agreement, the applicable

Servicing Agreement and the applicable Servicer Notice. In addition thereto, (i) at all times prior to the date of the exercise of the Control Account Option, Buyer shall then apply such Income in accordance with the applicable provisions of Sections 5(b) through 5(d) of this Agreement, and, (ii) from and after the date of the exercise of the Control Account Option, Control Account Bank shall then apply such Income in accordance with the applicable provisions of Sections 5(b) through 5(d) of this Agreement.
(b)Unless an Event of Default has occurred and is continuing, on or before 3:00 p.m. (New York time) on the Business Day prior to the Payment Date, Buyer (or its designee) shall deliver to Seller and Control Account Bank a Distribution Worksheet. So long as no Default or Event of Default shall have occurred and be continuing, on each Payment Date, as applicable, Buyer, or Control Account Bank at the direction of Buyer or its designee on behalf of Buyer, shall make the following payments of Income (other than Principal Proceeds) as set forth in the Distribution Worksheet in the following order of priority:
(i)first, (i) to Custodian for payment of the custodian fees payable to Custodian pursuant to the Custodial Agreement, and then (ii) to Buyer to pay any unpaid fees or expenses due under any Program Document, and then (iii) to Control Account Bank for payment of fees payable to Control Account Bank in connection with the Control Account;
(ii)second, to Buyer, an amount equal to the Price Differential that has accreted and is outstanding as of such Payment Date;
(iii)third, to Buyer, an amount equal to any other amounts then due and payable to Buyer under any Program Document (including any outstanding Margin Deficit, which application shall reduce the Repurchase Price of such Purchased Asset thereof by the amount so applied); and
(iv)fourth, to Seller, the remainder, if any; provided that, if any Default has occurred and is continuing on such Payment Date that has not become an Event of Default, all amounts otherwise payable to Seller hereunder shall be retained in the Control Account until the earlier of (x) the day on which Buyer provides written notice to Control Account Bank that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time Control Account Bank shall apply all such amounts pursuant to this priority fourth; and (y) the day that the related Default becomes an Event of Default, at which time Control Account Bank shall apply all such amounts pursuant to Section 5(d) of this Agreement.
(c)So long as no Event of Default shall have occurred and be continuing, any Principal Proceeds received by, as applicable, Buyer or Control Account Bank, in respect of any Purchased Asset during each Pricing Rate Period (x) in respect of (A) any scheduled or unscheduled repayment or repurchase in full of a Purchased Asset or (B) any scheduled or unscheduled repayment in part of a Purchased Asset in an amount equal to or greater than $1,000,000 shall, in each case, be remitted by Control Account Bank at the direction of Buyer or its designee on behalf of Buyer on the next Business Day following receipt in the Control Account of such Principal Proceeds in accordance with the priorities set forth below and (y) in respect of any other Principal Proceeds not described in clause (x) of this Section 5(c), shall be remitted by, as applicable, Buyer or Control Account Bank at the direction of Buyer or its designee on behalf of Buyer, on the next Payment Date following receipt in accordance with the priorities set forth below, in accordance with a Distribution Worksheet:

(i)first, to Buyer, to reduce the Repurchase Price for such Purchased Asset, an amount equal to the product of (x) the amount of Principal Proceeds received with respect to such Purchased Asset and (y) the Purchase Price Percentage for such Purchased Asset;
(ii)second, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates pursuant to Section 5(b) due on such Payment Date and remaining unpaid, and any amount due and owing to Buyer under any Program Document (including any outstanding Margin Deficits); and
(iii)third, to Seller, any remainder; provided that, if any Default has occurred and is continuing on such Payment Date that has not become an Event of Default, all amounts otherwise payable to Seller hereunder shall be retained in the Control Account until the earlier of (x) the day on which Buyer provides written notice to Control Account Bank that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time Control Account Bank shall apply all such amounts pursuant to this priority third; and (y) the day that the related Default becomes an Event of Default, at which time Control Account Bank shall apply all such amounts pursuant to Section 5(d) of this Agreement.
(d)Upon the occurrence and during the continuation of an Event of Default, all amounts remitted to the Control Account shall be held in trust for Buyer and shall be withdrawn from the Control Account only by and as directed by Buyer in accordance with Buyer’s rights under this Agreement and the Control Agreement and shall be applied to reduce all unpaid Obligations, including, without limitation the unpaid Repurchase Prices of one or more of the Purchased Assets, in each case in such amounts as determined and directed by Buyer in its sole discretion.
(e)If Buyer so requests and to the extent not otherwise reflected on the applicable Distribution Worksheet, Seller shall, or shall cause Loan Servicer to, promptly notify Buyer of each deposit in the Control Account. Seller shall also promptly deliver to Buyer photocopies of all periodic bank statements and other records relating to the Control Account as Buyer may from time to time request.
(f)Unless an Event of Default shall have occurred and be continuing, all payments received by Buyer shall, after notice to Buyer, be applied by Buyer on the date of such receipt or, if such receipt is made and notice received after 3:00 p.m. (New York time), on the following Business Day, to reduce the Purchase Price of the related Purchased Asset.
SECTION 6.REQUIREMENTS OF LAW
(a)If any Requirements of Law from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)shall subject Buyer to any Tax (in each case except for (A) Taxes described in clauses (b) through (d) in the definition of Excluded Taxes, (B) Connection Income Taxes, and (C) Indemnified Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer; or

(iii)shall impose on Buyer any other condition (other than Taxes);
and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, or shall have the effect of reducing Buyer’s rate of return then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable on an after-tax basis; provided, however, in determining whether such increased cost has occurred, Buyer shall use the same methodology that Buyer uses with other similarly situated counterparties under repurchase agreements, warehouse facilities, credit facilities and other similar arrangements for the financing of assets similar to the Purchased Assets.
(b)If Buyer shall have determined that the adoption of or any change in any Requirements of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction; provided, however, in determining whether such event has occurred, Buyer shall use the same methodology that Buyer uses with other similarly situated counterparties under repurchase agreements, warehouse facilities, credit facilities and other similar arrangements for the financing of assets similar to the Purchased Assets.
(c)Notwithstanding any other provision herein, if the adoption of or any change in any Requirements of Law or Compliance Policy or in the interpretation of any such Requirements of Law or Compliance Policy, the application thereof or the compliance therewith, in each case whether by a Governmental Authority, by Buyer or by any corporation controlling Buyer, shall make it unlawful for Buyer to enter into or maintain Transactions or Future Funding Transactions as contemplated by the Program Documents, then (i) the agreement of Buyer hereunder to consider entering into new Transactions or fund additional, Future Funding Transactions and to continue Transactions as such shall forthwith be canceled, and (ii) if such adoption or change makes it unlawful to maintain Transactions with a Pricing Rate based on One-Month LIBOR, the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law.  If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 6(e) of this Agreement.
(d)
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Program Document if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then, (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, in connection with a Benchmark Transition Event, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Program Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Program Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, or in connection with an Early Opt-in Election, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Program Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Seller without any amendment to this Agreement or any other Program Document, or further action or consent of Seller.
(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Program Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Seller.
(iii)    Notices; Standards for Decisions and Determinations. Buyer will promptly notify Seller of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Buyer pursuant to this Section titled “Benchmark Replacement Setting,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Seller.
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Program Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Buyer in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Buyer may modify the definition of “Pricing Rate Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Buyer may modify the definition of “Pricing Rate Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)    Benchmark Unavailability Period. Upon Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, Seller may revoke any request for the sale to Buyer of a proposed Purchased Asset with a Pricing Rate based on LIBOR. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternative Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternative Rate
(e)If Seller repurchases Purchased Assets on a day other than the last day of a Pricing Rate Period, Seller shall indemnify Buyer and hold Buyer harmless from any actual losses, costs and/or expenses which Buyer sustains as a direct consequence thereof (“Breakage Costs”), in each case for the remainder of the applicable Pricing Rate Period. Buyer shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in reasonable detail, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon Seller absent manifest error.  This Section 6(e) shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.
(f)If Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Buyer of this Agreement and/or the other Program Documents, and any interest and obligation in or under this Agreement and/or the other Program Documents, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or the other Program Documents, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(g)If Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or the other Program Documents that may be exercised against Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or the other Program Documents were governed by the laws of the United States or a state of the United States.
(h)If Buyer becomes entitled to claim any additional amounts pursuant to this Section 6, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate of Buyer as to any additional amounts payable pursuant to this Section 6 submitted by Buyer to Seller shall be conclusive in the absence of manifest error.
(i)Each party’s obligations under this Section 6 shall survive any assignment of rights by Buyer, the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.
SECTION 7.TAXES.
(a)Any and all payments by or on account of any obligation of Seller under any Program Document shall be made without deduction or withholding for any Taxes, except as required by Requirements of Law. If any Requirement of Law requires the deduction or withholding of any Tax from any such payment, then Seller shall be entitled to make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this

Section 7) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made in respect of such Indemnified Taxes.
(b)Without duplication of any obligation pursuant to Section 7(a), Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.
(c)Without duplication of any obligation pursuant to Section 7(a) or (b), Seller shall indemnify Buyer, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 7) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of Buyer as to the amount of such payment or liability delivered to Seller by Buyer shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 7, Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.
(e)(i) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Program Document, Buyer shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 7(e)(ii)(A), Section 7(e)(ii)(B) and Section 7(e)(ii)(D) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer.
(ii)Without limiting the generality of the foregoing,
(A)if Buyer is a U.S. Person, it shall deliver to Seller on or prior to the date on which Buyer becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax;
(B)if Buyer is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:
(1)in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Program Document, executed copies of

IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Program Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Buyer is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or
(4)to the extent a Foreign Buyer is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(C)if Buyer is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Requirements of Law to permit Seller to determine the withholding or deduction required to be made; and
(D)if a payment made to Buyer under any Program Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by Requirements of Law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include all amendments made to FATCA after the date of this Agreement.

Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.
(f)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 7 (including by the payment of additional amounts pursuant to this Section 7), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 7(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 7(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 7(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 7(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)Each party’s obligations under this Section 7 shall survive any assignment of rights by Buyer, the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.
(h)If Buyer requests compensation under Section 6, or requires the Seller to pay any Indemnified Taxes or additional amounts to Buyer or any Governmental Authority for the account of Buyer pursuant to Section 7, then Buyer shall (at the request of the Seller) use reasonable efforts to designate a different office from which it books the Transactions or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Buyer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 6 or 7, as the case may be, in the future, and (ii) would not subject Buyer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Buyer. The Seller hereby agrees to pay all reasonable costs and expenses incurred by Buyer in connection with any such designation or assignment.
(i)If Buyer requests compensation under Section 6, or if the Seller is required to pay any Indemnified Taxes or additional amounts to Buyer or any Governmental Authority for the account of Buyer pursuant to Section 7 and, in each case, Buyer has declined or is unable to designate a different office from which it books the Transactions in accordance with Section 7(h), or if Buyer is a Defaulting Party, then the Seller may, at its sole expense and effort, upon notice to Buyer, require Buyer to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 18), all of its interests, rights (other than its existing rights to payments pursuant to Section 6 or Section 7) and obligations under this Agreement and the related Program Documents to an eligible assignee that shall assume such obligations (which assignee may be another Buyer, if a Buyer accepts such assignment); provided that:
(i)    Buyer shall have received payment of an amount equal to the outstanding principal of its Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Program Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Seller (in the case of all other amounts);
(ii)    in the case of any such assignment resulting from a claim for compensation under Section 6 or payments required to be made pursuant to Section 7, such assignment will result in a reduction in such compensation or payments thereafter; and
(iii)    such assignment does not conflict with applicable law.
Buyer shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Buyer or otherwise, the circumstances entitling the Seller to require such assignment and delegation cease to apply.
SECTION 8.SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT
(a)The parties intend that all Transactions hereunder be sales and purchases and not loans (other than as set forth in Section 21 of this Agreement for U.S. tax purposes). However, in order to protect Buyer’s rights with respect to the Purchased Assets and the Program Documents if any such Transactions are nevertheless deemed by a court or Governmental Authority to be loans, and as security for the performance by Seller of all of its Obligations, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Assets (including all Servicing Rights related to such Purchased Assets); the Records related to the Purchased Assets; the Program Documents (to the extent such Program Documents and Seller’s right thereunder relate to the Purchased Assets); any Property relating to any Purchased Asset; any escrow letter or settlement agreement relating to any Purchased Asset; all insurance policies and insurance proceeds relating to any property related to any Purchased Asset, including but not limited to any payments or proceeds under any related hazard insurance; the Control Account; any Hedge Agreements relating to any Purchased Asset; any accounts, instruments (including promissory notes), chattel paper (including electronic chattel paper), contract rights and other general intangibles (including payment intangibles), payments, rights to payment (including payments of interest or finance charges), goods (including equipment and inventory), software, deposit accounts, investment property (including securities, securities accounts and security entitlements) and documents, to the extent that the foregoing relates to any Purchased Asset; and any other assets relating to the Purchased Assets (including, without limitation, any other accounts and Income relating thereto) or any interest in the Purchased Assets; distributions with respect to any of the foregoing; together with all accessions and additions thereto; substitutions and replacements therefor; and all products and proceeds; in all instances, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Repurchase Assets”). Buyer shall have all of the rights and remedies provided to a secured party by any Requirements of Law (including the rights and remedies of a secured party under the UCC and the right to set off any mutual debt and claim) and under any other agreement between Buyer and Seller or any of its Affiliates, and without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of the Obligations, without prejudice to Buyer’s right to recover any deficiency. The possession by Buyer or any of its agents, including Custodian, of the Purchased Asset Documents, the Purchased Assets and such other items of property as constitute instruments, money, negotiable documents, securities or chattel paper shall be deemed to be possession by the secured party for purposes of perfecting such security interest under the UCC and Requirements of Law. Notifications to Persons (other than Buyer) holding such property, and acknowledgments, receipts or confirmations from Persons (other than Buyer)

holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents (as applicable) of the secured party for the purpose of perfecting such security interest under the UCC and Requirements of Law. The security interest of Buyer granted herein shall be, and Seller hereby represents and warrants to Buyer that it is, a first priority perfected security interest. For the avoidance of doubt, (i) each Purchased Asset secures the Obligations of Seller with respect to all other Transactions and all other Purchased Assets, including any Purchased Assets that are junior in priority to the Purchased Asset in question, and (ii) if an Event of Default exists, no Purchased Asset will be released from Buyer’s security interest or transferred to Seller until the Obligations are indefeasibly paid in full. Notwithstanding the foregoing, the Obligations shall be full recourse to Seller.
(b)Seller acknowledges that it has sold the Purchased Assets to Buyer on a servicing released basis and it has no rights to service the Purchased Assets. Without limiting the generality of the foregoing and if Seller is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, Seller grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created and wherever located. The foregoing provision and the provisions of Section 8(a) of this Agreement are intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(xi) of the Bankruptcy Code.
(c)Seller agrees to execute a Power of Attorney, substantially in the form of Exhibit C to this Agreement (the “Power of Attorney”), to be delivered on the date hereof.
(d)Seller Party hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets (including financing statements describing the collateral as “all assets” or similar description) as Buyer, at its option, may deem appropriate. Seller shall pay the searching and filing costs for any financing statement or statements prepared or searched pursuant to this Agreement.
(e)Buyer and Seller agree that the grant of a security interest under this Section 8 shall not constitute or result in the creation or assumption by Buyer of any other obligation of Seller or any other Person in connection with any Purchased Asset, or any Hedge Agreement whether or not Buyer exercises any right with respect thereto. Seller shall remain liable under the Purchased Assets, and the Purchased Asset Documents to perform all of Seller’s duties and obligations thereunder to the same extent as if the Program Documents had not been executed.
(f)Seller agrees, to the extent permitted by Requirements of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Assets may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets or any Hedge Agreement relating to a Purchased Asset or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Buyer or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets as an entirety or in such parcels as Buyer or such court may determine.

SECTION 9.PAYMENT, TRANSFER; ACCOUNTS
(a)Payments and Transfers of Funds. Except in accordance with Section 9(c) below, unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller to Buyer hereunder shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer at the following account maintained by Buyer, on the date on which such payment shall become due: Account No. 101WA 786 801 001, ABA No.: 026 007 993, Name of Bank: UBS AG, Stamford, CT, Account Name: UBS AG, 1285 Branch, Reference: UBS-Terra CREW Facility.
(b)Remittance of Purchase Price. On the Purchase Date for each Transaction, ownership of the Purchased Assets on a servicing-released basis shall be transferred to Buyer or its designee against the simultaneous transfer of the Purchase Price to Seller at such account designated by Seller in writing. With respect to the Purchased Assets being sold by Seller on a Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Assets together with all right, title and interest in and to the proceeds of any related Repurchase Assets. All transfers of cash and assets shall be made in accordance with this Agreement. The Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement; and, such Servicing Rights and other servicing provisions of this Agreement constitute (i) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (ii) a security agreement or other arrangement or other credit enhancement related to the Program Documents.
(c)Fees. Seller shall pay in immediately available funds to Buyer all fees as and when required hereunder. All such payments shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.
(d)Revocable Option to Direct Servicing. Buyer hereby grants to Seller a revocable option to direct Buyer with respect to the exercise of all voting and corporate rights with respect to the Purchased Assets (each, a “Revocable Option”) and to vote, take corporate actions and exercise any rights in connection with the Purchased Assets, so long as no Default or Event of Default has occurred and is continuing, but subject to all of Buyer’s rights hereunder, including but not limited to, Buyer’s right to consent to Material Actions. Such Revocable Option is not evidence of any ownership or other interest or right of Seller in any Purchased Asset and Seller confirms that, notwithstanding Seller’s exercise of the Revocable Option, Buyer retains ownership of the Purchased Assets on a servicing released basis. Upon the occurrence and during the continuation of a Default or Event of Default, the Revocable Option discussed above shall terminate automatically and without further notice or action by Buyer and Buyer shall immediately be entitled to exercise all voting and corporate rights with respect to the Purchased Assets without regard to Seller’s instructions (including, but not limited to, if an Insolvency Event shall occur with respect to Seller) and Buyer shall have the right to terminate any servicing arrangement with respect to any or all Purchased Assets and transfer any or all of the servicing of any or all Purchased Assets to any servicer in Buyer’s sole discretion.

SECTION 10.SINGLE-PURPOSE ENTITY
Seller hereby represents and warrants to Buyer, and covenants with Buyer, that, at all times from and after the date of its formation and through and including the Closing Date, and so long as this Agreement or any of the other Program Documents shall remain in effect:
Seller shall (i) own no assets, other than the Purchased Assets and rights ancillary thereto subject to the sale to Buyer hereunder and shall not engage in any business, other than the origination, acquisition, ownership, sale, administration, financing, repurchase and disposition of the Purchased Assets in accordance with this Agreement and the other Program Documents; (ii) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (I) with respect to the Purchased Asset Documents, (II) commitments to make loans which may become Eligible Assets, (III) unsecured trade payables incurred in the ordinary course of its business as described above, and (IV) as otherwise permitted under this Agreement; (iii) not make any loans or advances to any Affiliate or any other Person and shall not acquire obligations or securities of its Affiliates, in each case other than in connection with the origination or acquisition of Assets for purchase and sale to Buyer under the Program Documents; (iv) remain Solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, provided, however, that nothing contained in this Section 10 or otherwise in this Agreement shall require any direct or indirect owners of Seller to make any additional capital contributions to Seller; (v) comply in all material respects with the provisions of its Governing Documents; (vi) do all things necessary to observe organizational formalities and to preserve its separate existence, and shall not amend, modify, waive provisions of or otherwise change its Governing Documents with respect to the matters set forth in this Section 10; (vii) maintain all of its books, records and bank accounts separate from those of any other Person; (viii) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that Seller’s assets may be included in a consolidated financial statement of its Affiliate provided that (I) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Seller from such Affiliate and to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (II) such assets shall also be listed on Seller’s own separate balance sheet; (ix) file its own tax returns separate from those of any other Person, except to the extent that Seller is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under Requirements of Law; (x) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity, shall use commercially reasonable efforts to correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other; (xi) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that nothing contained in this Section 10 or otherwise in this Agreement shall require any direct or indirect owners of Seller to make any additional capital contributions to Seller; (xii) to the fullest extent permitted by law, not engage in or suffer any Change in Control, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein), nor shall Seller adopt, file, or effect a Division; (xiii) not commingle its funds or other assets with those of any Affiliate or any other Person; (xiv) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (xv) not guarantee any obligation of any Person, including any Affiliate, become obligated for the debts of any other Person, or hold out its credit or assets as being available pay the obligations of any other Person, (xvi) not, without the prior unanimous written consent of all of its Independent Directors or Independent Managers, take any Material Action, (xvii) (I) have at all times at least one (1) Independent Director or Independent Manager whose vote is required to take any Material

Action, and (II) provide Buyer with up-to-date contact information for each such Independent Director or Independent Manager and a copy of the agreement pursuant to which such Independent Director or Independent Manager consents to and serves as an “Independent Director” or “Independent Manager” for Seller; (xviii) have Governing Documents that provide that for so long as any Obligations remain outstanding, (I) the Independent Manager or Independent Director may be removed only for Cause, (II) that Buyer be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Director or Independent Manager, together with the name and contact information of the replacement Independent Director or Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Director or Independent Manager, (III) that, to the fullest extent permitted by law, and notwithstanding any duty otherwise existing at law or in equity, any Independent Director or Independent Manager shall consider only the interests of Seller, including its respective creditors, in acting or otherwise voting on the Material Action, and (IV) that, except for duties to Seller as set forth in the immediately preceding clause (including duties to the holders of the Equity Interests in Seller or Seller’s respective creditors solely to the extent of their respective economic interests in Seller, but excluding (A) all other interests of the holders of the Equity Interests in Seller, (B) the interests of other Affiliates of Seller, and (C) the interests of any group of Affiliates of which Seller is a part), the Independent Directors or Independent Managers shall not have any fiduciary duties to the holders of the Equity Interests in Seller, any officer or any other Person bound by the Governing Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing; (xix) except for capital contributions or capital distributions permitted under the terms and conditions of its Governing Documents and properly reflected on the books and records of Seller, not enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction; (xx) have and maintain a sufficient number of employees, if any, in light of contemplated business operations and pay the salaries of its own employees, if any, only from its own funds; (xxi) use separate stationary, invoices and checks bearing its own name; (xxii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space and for services performed by an employee of an Affiliate; (xxiii) not pledge its assets to secure the obligations of any other Person other than in accordance with the Program Documents; (xxiv) not form, acquire or hold any Subsidiary or own any Equity Interest in any other entity or make any investment in any Person , (xxv) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person; (xxvi) not have its obligations Guaranteed by any other person other than as contemplated by the Guarantee and the Pledge Agreement; and (xxvii) have no liabilities, contingent or otherwise, other than (I) in connection with the origination, acquisition, ownership, administration, hedging, financing, securitizing and disposition of the Purchased Assets, (II) its obligations under the Program Documents, and (III) its obligations under the documents evidencing the Purchased Assets. Seller has complied with the covenants set forth in this Section 10 since the date of its formation.
SECTION 11.REPRESENTATIONS AND WARRANTIES
Except as otherwise expressly provided below, Seller represents and warrants to Buyer that as of the Purchase Date for any Purchased Assets and as of the date of this Agreement and any Transaction hereunder and on each date while the Program Documents are in full force and effect and/or any Transaction hereunder is outstanding:
(a)Acting as Principal. Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b)No Broker. Except as disclosed in writing to Buyer by Seller prior of the Purchase Date for the related Transaction, Seller has not dealt with any broker, investment banker, agent, or other Person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement.
(c)Financial Statements. Guarantor has heretofore furnished to Buyer a copy, certified by its president, chief financial officer, treasurer or a vice president of its (a) Financial Statements for the fiscal year ended December 31, 2020 and for the fiscal quarters ended March 31, 2021 and June 30, 2021, with an unqualified opinion thereon of an Approved CPA and (b) Financial Statements for Guarantor for such quarterly period(s). All such Financial Statements are complete and correct and fairly present, in all respects, the consolidated and consolidating financial condition of each Seller Party and the consolidated and consolidating results of its operations as at such dates and for such monthly periods, all in accordance with GAAP. Since the Annual Financial Statement Date, there has been no material adverse change in the consolidated business, operations or financial condition of Guarantor from that set forth in said Financial Statements nor is Seller or Guarantor aware of any state of facts which (without notice or the lapse of time) would or could be reasonably likely to result in any such material adverse change or could have a Material Adverse Effect. Neither Seller nor Guarantor has, on the Annual Financial Statement Date, any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no unrealized or anticipated losses from any loans, advances or other commitments of either Seller or Guarantor except as heretofore disclosed promptly to Buyer in writing.
(d)Organization, Etc. Each Seller Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Seller Party (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Program Documents.
(e)Authorization, Compliance, Approvals. The execution and delivery of, and the performance by each Seller Party of its obligations under, the Program Documents to which it is a party (a) are within such Seller Party’s powers, (b) have been duly authorized by all requisite action, (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents, (d) do not violate any indenture, agreement, document or instrument to which such Seller Party or any of its Subsidiaries is a party, or by which any of them or any of their properties, any of the Repurchase Assets is bound or to which any of them is subject to the extent such conflict or breach would have a Material Adverse Effect, and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Program Document, result in the creation or imposition of any Lien (except for any Liens created pursuant to the Program Documents) upon any of the property or assets of such Seller Party or any of its Subsidiaries pursuant to, any such indenture, agreement, document or instrument to the extent that such creation or imposition would have a Material Adverse Effect. No Seller Party is required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Program Documents to which it is a party.
(f)Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or, to the best of Seller Parties’ knowledge, threatened) or other legal or arbitrable proceedings affecting any Seller Party or any of its respective Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of such Seller Party before any Governmental Authority which (i) could reasonably be expected to have an adverse and material effect on the validity or enforceability of the Program Documents or any material action to be taken in connection with the transactions contemplated hereby, or makes a claim or claims against the Seller in an amount greater than $250,000 or against the Guarantor in an aggregate amount greater than the Litigation Threshold, (ii) individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect, or (iii) requires a filing by any Seller Party with the SEC.
(g)Purchased Assets.
(i)Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person other than in accordance with this Agreement, and immediately prior to the sale of such Purchased Asset to Buyer, Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyer hereunder or created in favor of Buyer hereunder.
(ii)The provisions of this Agreement are effective to either constitute a sale of Purchased Assets to Buyer or to create in favor of Buyer a valid first priority security interest in all right, title and interest of Seller in, to and under the Repurchase Assets.
(iii)Each Purchased Asset is an Eligible Asset. Each representation and warranty of Seller set forth in the Program Documents are true and correct. Each representation and warranty set forth in Schedule 1 and set forth in the Purchased Asset Documents with respect to each Purchased Asset, are true and correct as of the related Purchase Date for such Purchased Asset except as otherwise disclosed in writing on the related Transaction Request and Confirmation or in an Approved Exceptions Report delivered prior to the Purchase Date. Seller has no knowledge of any fact that could reasonably lead it to expect that any Purchased Asset will not be paid in full. No Purchased Asset is or has been the subject of any compromise, adjustment, extension, satisfaction, subordination, rescission, setoff, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning such Purchased Asset or otherwise, by Seller or any Affiliate of Seller, any Transferor, any Mortgagor, Guarantor or any other Person. The purchase of each proposed Purchased Asset was underwritten in accordance with and satisfies applicable standards established by Seller and Guarantor. None of the Purchased Asset Documents has any marks or notations indicating that it has been sold, assigned, pledged, encumbered or otherwise conveyed to any Person other than Buyer. If any Purchased Asset Document requires the holder or transferee of the related Purchased Asset to be a qualified transferee, qualified institutional lender or qualified lender (however defined), Seller meets such requirement. Assuming that Buyer also meets such requirement, the assignment and pledge of such Purchased Asset to Buyer pursuant to the Program Documents do not violate such Purchased Asset Document. Seller and any other Person that at any time has any or had ownership interest in any of the Servicing Rights related to any of the Purchased Assets have each sold and transferred all Servicing Rights with respect to the Purchased Assets to Buyer.

(h)Proper Names; Chief Executive Office/Jurisdiction of Organization. Seller does not operate in any jurisdiction under a trade name, division name or name other than those names previously disclosed in writing by Seller to Buyer. Each of Seller’s and Pledgor’s jurisdiction of organization, type of organization and organizational identification number as of the date hereof is as set forth in the Pricing Letter. Guarantor’s jurisdiction of organization, type of organization and organizational identification number as of the date hereof is as set forth in the Pricing Letter. Seller’s exact legal name as of the date hereof is set forth in the preamble and signature pages of this Agreement. Seller’s location (within the meaning of Article 9 of the UCC), chief executive office and the office where Seller keeps all records (within the meaning of Article 9 of the UCC) relating to the Purchased Assets as of the date hereof is at the address of Seller referred to in the Pricing Letter. Seller has not changed its name or location within the past twelve (12) months. Seller and Pledgor shall provide Buyer with thirty (30) days advance notice of any change in its principal office or place of business or jurisdiction. During the five (5) years preceding the date of this Agreement, neither Seller nor Pledgor has been known by or done business under any other name, corporate or fictitious, and neither Seller nor Pledgor have filed or had filed against it any bankruptcy receivership or similar petitions or made any assignments for the benefit of creditors. Seller is a one hundred percent (100%) direct and wholly-owned Subsidiary of Pledgor. The fiscal year of Seller is the calendar year. Seller has not entered into any Guarantees. Seller has no Subsidiaries.
(i)Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes, computer systems and storage media and records related to the Repurchase Assets to the extent not held by another party pursuant to the Program Documents is its chief executive office or as otherwise disclosed in writing to Buyer.
(j)Enforceability. This Agreement and all of the other Program Documents executed and delivered by each Seller Party in connection herewith are legal, valid and binding obligations of such Seller Party and are enforceable against such Seller Party in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Requirements of Law affecting creditors’ rights generally and (ii) general principles of equity.
(k)Ability to Perform. No Seller Party believes, nor does such Seller Party have any reason or cause to believe, that it cannot perform each and every covenant contained in the Program Documents to which it is a party on its part to be performed.
(l)No Default. No Default or Event of Default has occurred and is continuing with respect to Program Documents. No default or event of default (however defined) exists under any Indebtedness, Guarantee Obligations or contractual obligations of Seller that would reasonably be expected to have a Material Adverse Effect. Seller reasonably expects that it is and will be able to pay and perform each agreement, duty, obligation and covenant contained in the Program Documents and Purchased Asset Documents to which it is a party, and that it is not subject to any agreement, obligation, restriction or Requirements of Law that would unduly burden its ability to do so or could reasonably be expected to have a Material Adverse Effect. Seller has no knowledge of any actual or prospective development, event or other fact that could reasonably be expected to have a Material Adverse Effect. Seller has delivered to Buyer all underlying servicing agreements (or provided Buyer with access to a service, internet website or other system where Buyer can successfully access such agreements) with respect to the Purchased Assets, and to Seller’s knowledge no material default or event of default (however defined) exists thereunder.
(m)No Adverse Selection. Seller has not selected the Purchased Assets in a manner so as to adversely affect Buyer’s interests.

(n)Scheduled Indebtedness. All Indebtedness of each Seller Party which is in effect and/or outstanding as of the date of this Agreement is listed on Schedule 3 hereto (the “Scheduled Indebtedness”) and no material defaults or events of default exist thereunder.
(o)Accurate and Complete Disclosure. The reports, Financial Statements, exhibits and schedules furnished in writing by or on behalf of each Seller Party to Buyer in connection with the negotiation, preparation or delivery of this Agreement or performance hereof and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Seller Party to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to Seller after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.
(p)Margin Regulations. The use of all funds acquired by Seller under this Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified. The proceeds of the Transaction will not be used by Seller for the purpose of buying or carrying, and will not be secured directly or indirectly by, “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
(q)Investment Company. Neither Seller nor any direct or indirect Subsidiary of Guarantor that is also a direct or indirect parent of Seller is required to be registered as, or is Controlled by, an “investment company”, within the meaning of the Investment Company Act, or is otherwise required to register thereunder. Seller is exempt from the registration requirements of the Investment Company Act pursuant to an exemption other than the exemptions set forth in Section 3(c)(1) and 3(c)(7) of the Investment Company Act.
(r)Solvency/Liens. Except as disclosed in writing to Buyer prior to the Closing Date, no Seller Party or any of their respective Affiliates is or has ever been the subject of an Insolvency Proceeding. Each Seller Party and each of their respective Affiliates is Solvent and the Transactions do not and will not render any Seller Party or any of their respective Affiliates not Solvent. Seller is not entering into the Program Documents or any Transaction with the intent to hinder, delay or defraud any creditor of any Seller Party or any of their respective Affiliates. Seller reasonably believes that it has received or will receive reasonably equivalent value for the Program Documents and each Transaction. Seller has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Except as disclosed in writing to Buyer, no Seller Party has made any assignments for the benefit of creditors.
(s)ERISA. From the fifth fiscal year preceding the current year through the termination of this Agreement (the “Reporting Period”), with respect to any pension or benefit plan maintained by Seller Party or any ERISA Affiliate, or to which Seller Party or any ERISA Affiliate contributes or has contributed (each, a “Plan”), the benefits under which Plan are guaranteed, in whole or in part, by the PBGC, and, except as would not have a Material Adverse

Effect, (i) Seller Party and each ERISA Affiliate has funded and will continue to fund each Plan as required by the provisions of Section 412 of the Code; (ii) Seller Party and each ERISA Affiliate has caused and will continue to cause each Plan to pay all benefits when due; (iii) neither Seller Party nor any ERISA Affiliate has been or is obligated to contribute to any multiemployer plan as defined in Section 3(37) of ERISA; (iv) Seller Party (on behalf of ERISA Affiliate, if applicable) will provide to Buyer (A) no later than the date of submission to the PBGC, a copy of any notice of a Plan’s termination (B) no later than the date of submission to the Department of Labor or to the Internal Revenue Service, as the case may be, a copy of any request for waiver from the funding standards or extension of the amortization periods required by Section 412 of the Code and (C) notice of any Reportable Event as such term is defined in ERISA (and has, prior to the date of this Agreement, provided to Buyer a copy of any document described in clauses (iv)(A), (B) or (C) relating to any date in the Reporting Period prior to the date of this Agreement); and (v) Seller Party and each ERISA Affiliate will subscribe from the date of this Agreement to the termination of this Agreement to any contingent liability insurance provided by the PBGC to protect against employer liability upon termination of a guaranteed pension plan, if available to Seller Party or ERISA Affiliate, as applicable.
(t)Taxes.
(i)Each Seller Party and its respective Subsidiaries have timely filed all income, franchise and other material Tax returns that are required to be filed by them and have timely paid all Taxes due and payable by them or imposed with respect to any of their property and all other material fees and other charges imposed on them or any of their property by any Governmental Authority, except for any such Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.
(ii)There are no Liens for Taxes with respect to any assets of any Seller Party or its Subsidiaries, and no claim is being asserted with respect to Taxes of any Seller Party or its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or for Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and, in each case, with respect to which adequate reserves have been provided in accordance with GAAP.
(iii)Seller will be treated as a disregarded entity for U.S. federal income tax purposes.
(u)No Reliance. Each Seller Party has made its own independent decisions to enter into the Program Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. No Seller Party is relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.
(v)Plan Assets. None of Seller, Pledgor, Guarantor or Manager is, or during the term of this Agreement will become, (i) an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, a “plan” described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, or an entity deemed to hold “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, and (ii) either (x) such Seller Party is not and will not be subject to any state or local statute regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA (“Similar Law”) or (y) such Seller Party’s execution, delivery, and performance of this Agreement and the other Program Documents and the consummation of the transactions contemplated hereunder and thereunder do not and will not violate any applicable Similar Law.
(w)[reserved].
(x)Anti-Money Laundering Laws. Each Seller Party has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); each Seller Party has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.
(y)Sanctions and Anti-Corruption Laws. No Seller Party, no Subsidiary of any Seller Party and, to the knowledge of any Seller Party, no director, officer, employee, agent or Affiliate of any Seller Party or any Subsidiary of a Seller Party is a Sanctioned Person. Each Seller Party, their respective Subsidiaries and each of their respective directors, officers and employees and, to the knowledge of any Seller Party, the agents of each Seller Party and each of their respective Subsidiaries, are in compliance with all applicable Sanctions and Anti-Corruption Laws, in each case in all material respects. Each Seller Party and each of their respective Subsidiaries have instituted, or remain subject to, policies and procedures reasonably designed to ensure compliance with applicable Sanctions and Anti-Corruption Laws.
(z)Program Documents. Each Program Document to which Seller is a party has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity. The execution, delivery and performance by Seller of each Program Document to which it is a party do not and will not (a) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, any (i) Governing Document, Indebtedness, Guarantee Obligation or contractual obligation applicable to Seller or any of its properties or assets, (ii) Requirements of Law, or (iii) approval, consent, judgment, decree, order or demand of any Governmental Authority, or (b) result in the creation of any Lien (other than, except with respect to any Purchased Asset, any Liens granted pursuant to a Program Document) on any of the properties or assets of Seller, in the case of (a) to the extent which would reasonably be expected to have a Material Adverse Effect on Seller to perform its obligations hereunder. All approvals, authorizations, consents, orders, filings, notices or other actions of any Person or Governmental Authority required for the execution, delivery and performance by Seller of the Program Documents to which it is a party and the sale of and grant of a security interest in each Purchased Asset to Buyer, have been obtained, effected, waived or given and are in full force and effect. The execution, delivery and performance of the Program Documents do not require compliance by Seller with any “bulk sales” or similar law. There is no material litigation, proceeding or investigation pending or, to the knowledge of Seller threatened, against any Seller Party or any of their respective Affiliates before any Governmental Authority (a) asserting the invalidity of any Program Document, (b) seeking to prevent the consummation of any Transaction, or (c) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
(aa)Compliance with Laws. Each Seller Party and each of their respective Affiliates have complied in all material respects with all Requirements of Law, and no Purchased Asset contravenes any Requirements of Laws. Neither Seller nor any Affiliate of Seller (a) is a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the

Securities Investor Protection Act of 1970, and (b) is not subject to regulation by any Governmental Authority limiting its ability to incur the Obligations.
(ab)Purchased Assets Acquired from Transferors. With respect to each Purchased Asset purchased by Seller or an Affiliate of Seller from a Transferor, (a) such Purchased Asset was acquired and transferred pursuant to a Purchase Agreement, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller, (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code, (e) if Seller acquired the Purchased Asset from an Affiliate, Seller has delivered to Buyer an executed copy of a Contribution and Sale Agreement, prepared based off of the form attached as Exhibit K hereto, which shall also be in form and substance reasonably satisfactory to a commercially reasonable institutional purchaser of assets similar to Purchased Assets, and (f) the representations and warranties made by such Transferor to Seller or such Affiliate in such Purchase Agreement are hereby incorporated herein mutatis mutandis and are hereby remade by Seller to Buyer on each date as of which they speak in such Purchase Agreement. Seller or such Affiliate of Seller has been granted a security interest in each such Purchased Asset, filed one or more UCC financing statements against the Transferor to perfect such security interest, and assigned such financing statements in blank and delivered such assignments to Buyer or Custodian.
(ac)Transfer and Security Interest. The Program Documents constitute a valid and effective transfer to Buyer of all right, title and interest of Seller in, to and under all Purchased Assets (together with all related Servicing Rights), free and clear of any Liens other than Liens created pursuant to this Agreement. With respect to the protective security interest granted by Seller in Section 8 of this Agreement, upon the delivery of the Transaction Request and Confirmations and the Purchased Asset Documents to Custodian, the execution and delivery of the Control Agreement and the filing of the UCC financing statements as provided herein, such security interest shall be a valid first priority perfected security interest to the extent such security interest can be perfected by possession, filing or control under the UCC. Upon receipt by Custodian of each Purchased Asset Document required to be endorsed in blank by Seller and payment by Buyer of the Purchase Price for the related Purchased Asset, Buyer shall either own such Purchased Asset and the related Purchased Asset Documents or have a valid first priority perfected security interest in such Purchased Asset Document. The Purchased Assets constitute the following, as defined in the UCC: a general intangible, instrument, investment property, security, deposit account, financial asset, uncertificated security, securities account, or security entitlement. Seller has not sold, assigned, pledged, granted a security interest in, encumbered or otherwise conveyed any of the Purchased Assets to any Person other than to Buyer pursuant to the Program Documents. Seller has not authorized the filing of and has no knowledge of any UCC financing statements filed against Seller as debtor that include the Purchased Assets, other than any financing statement that has been terminated or filed pursuant to this Agreement.
(ad)Beneficial Ownership Certification. Seller shall at all times either (i) ensure that the Seller has delivered to Buyer a Beneficial Ownership Certification, if applicable, and that the information contained therein is, to Seller’s knowledge, true and correct in all respects or (ii) deliver to Buyer an updated Beneficial Ownership Certification within one (1) Business Day following the date on which the information contained in any previously delivered Beneficial Ownership Certification ceases to be true and correct in all respects. To the extent Seller believes that it is excluded from the requirements of the Beneficial Ownership Regulation, Seller shall certify as such and provide the specific exclusion relied on.
(ae)Use of Proceeds. No Seller Party will, directly or indirectly, use the proceeds of any Transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in any Transaction, whether as Buyer or otherwise) or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws. Each Seller Party will maintain, or remain subject to, policies and procedures reasonably designed to ensure compliance by such Seller Party, its Subsidiaries and each of its directors, officers, employees and agents, with all applicable Sanctions and Anti-Corruption Laws.
SECTION 12.COVENANTS
On and as of the date of this Agreement and each Purchase Date and at all times until this Agreement is no longer in force and all Transactions have been terminated, Seller covenants as follows:
(a)Preservation of Existence; Compliance with Law. Each Seller Party shall (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business; (ii) comply in all material respects with any applicable Requirements of Law, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all Environmental Laws); (iii) maintain all material licenses, permits or other approvals necessary for Seller Party, as applicable, to conduct its business and to perform its obligations under the Program Documents, and shall conduct its business in all material respects in accordance with any applicable Requirements of Law; (iv) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; (v) qualify and remain qualified in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect; (vi) comply in all material respects with its Governing Documents, and comply in all respects with its single purpose entity provisions; and (vii) not materially modify, amend or terminate its Governing Documents (other than any single purpose entity provisions, which shall not be amended, modified or terminated), or divide itself into two or more separate limited liability companies. Seller shall (a) continue to engage in the same (and no other) general lines of business as presently conducted by it, (b) maintain and preserve all of its material rights, privileges, licenses and franchises necessary for the operation of its business, and (c) maintain Seller’s status as a qualified transferee, qualified lender or any similar term (however defined) under the Purchased Asset Documents. Seller shall not (A) change its name, organizational number, tax identification number, fiscal year, method of accounting, identity, structure or jurisdiction of organization (or have more than one such jurisdiction), move the location of its principal place of business and chief executive office (as defined in the UCC) from the location referred to in the Pricing Letter, or (B) move, or consent to Custodian moving, the Purchased Asset Documents from the location thereof on the applicable Purchase Date for the related Purchased Asset, unless in each case Seller has given at least thirty (30) days prior notice to Buyer and has taken all actions required under the UCC to continue the first priority perfected security interest of Buyer in the Purchased Assets. Seller shall enter into each Transaction as principal. Seller shall comply in all material respects with each and every Requirements of Law. No part of the proceeds of any Transaction shall be used for any purpose that violates Regulation T, U or X of the Board of Governors of the Federal Reserve System. Seller shall maintain each of the Custodial Agreement and the Control Agreement in full force and effect. Seller shall not directly or indirectly enter into any agreement that would be violated or breached by any Transaction or the performance by Seller of any Program Document.

(b)Taxes.
(i)Each Seller Party and its Subsidiaries shall timely file all income, franchise and other material Tax returns that are required to be filed by them and shall timely pay all Taxes due and payable by them or imposed with respect to any of their property and all other material fees and other charges imposed on them or any of their property by any Governmental Authority, except for any such Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.
(ii)Seller will be treated as a disregarded entity for U.S. federal income tax purposes.
(c)Notice of Proceedings or Adverse Change. Each Seller Party shall give notice to Buyer after a Responsible Officer of Seller Party has any knowledge of the occurrence of any of the following within the timeframe specified below:
(i)immediately following the occurrence of (1) any Default, Event of Default, material default under or related to any Purchased Asset, (2) any event that gives rise to a right of Seller to terminate the Servicing Agreement pursuant to Section 10(a) of the Servicing Agreement, (3) any breach of any representation or warranty applicable to the Loan Servicer in any material respect, or (4) any breach by the Loan Servicer of any of the terms, conditions or covenants set forth in the Servicing Agreement, Servicer Notice or hereunder that are applicable to it, whether or not such event could or does give rise to an event of default thereunder;
(ii)within (a) one (1) Business Day following any event of default that has occurred under any Indebtedness of any Seller Party, or (b) three (3) Business Days following any (x) default that has occurred under any Indebtedness of any Seller Party, (y) litigation, investigation, regulatory action or proceeding that is pending or threatened in writing by or against a Seller Party in any federal or state court or before any Governmental Authority which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, and (z) any Material Adverse Effect with respect to a Seller Party;
(iii)within five (5) Business Days following any litigation or proceeding that is pending or threatened in writing against (a) Seller, Pledgor or Guarantor in which the amount involved exceeds $100,000 with respect to either Seller or Pledgor, or the Litigation Threshold with respect to Guarantor, each in the aggregate, and is not covered by insurance, in which injunctive or similar relief is sought which if adversely determined could have a Material Adverse Effect, and (b) any litigation or proceeding that is pending or threatened in writing in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(iv)within five (5) Business Days, unless otherwise specified herein, notice of any of the following events: (A) a material and adverse change in the insurance coverage of Seller Party, with a copy of evidence of same attached; (B) any material change in accounting policies or financial reporting practices of Seller Party; (C) promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Program Document) on, or claim asserted against, any of the Repurchase Assets; (D) any Change in Control or any change in direct or indirect ownership or controlling interest of any Seller Party’s direct or indirect owner;

and (E) any other event, circumstance or condition that has resulted, or is reasonably likely to result, in a Material Adverse Effect;
(v)(A) with respect to any Purchased Asset or related underlying Mortgaged Property: material change in Market Value, material loss or damage, material licensing or permit issues, violation of Requirements of Law, discharge of or damage from Materials of Environmental Concern or any other actual or expected event or change in circumstances that, with respect to each of the foregoing, could reasonably be expected to result in a default or material decline in value or cash flow, and (B) with respect to Seller: material violation of Requirements of Law, or a material decline in the value of Seller’s assets or properties; and
(vi)each change in the location of its principal place of business and chief executive office, from the location referred to in the Pricing Letter.
(d)Financial Reporting. Guarantor shall maintain a system of accounting established and administered in accordance with GAAP consistently applied, and furnish to Buyer, with a certification by the president or chief financial officer of Guarantor (the following in clauses (i) and (ii) hereinafter referred to as the “Financial Statements”):
(i)Within one-hundred and twenty (120) days after the close of each fiscal year, audited consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows as at the end of such year for Seller and/or Guarantor for the fiscal year, setting forth in each case in comparative form the figures for the previous year, with an unqualified opinion thereon of an Approved CPA, and a Compliance Certificate;
(ii)Within sixty (60) days after the end of each of the first three fiscal quarters of Guarantor, the management certified consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows for Guarantor for such quarterly period(s);
(iii)Within sixty (60) days after the end of each of the first three fiscal quarters of Guarantor and within one-hundred and twenty (120) days after the close of the last fiscal quarter of each fiscal year, a duly completed Compliance Certificate of Guarantor certifying as to Guarantor’s compliance for the prior fiscal quarter with each of the financial covenants set forth in Section 9 of the Guarantee;
(iv)Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of any Seller Party as Buyer may reasonably request;
(v)Promptly, annual financial statements of the Mortgagor with respect to each Purchased Asset, consistent with the terms of the provisions of the Purchased Asset Documents relating to each Mortgaged Property;
(vi)With respect to each Purchased Asset, promptly, but in any event within (a) one (1) Business Day of receipt thereof by a Responsible Officer of Seller or the related Servicer, notices of any events of default or similar event or occurrence under the related Purchased Asset Documents, and (b) two (2) Business Days of receipt thereof by a Responsible Officer of Seller or the related Servicer, a notice of any material events, material litigation or licensing issues;

(vii)Within fifteen (15) days after the end of each calendar quarter, Seller’s internal summary of the performance of each Purchased Asset; and
(viii)With respect to each Purchased Asset, promptly upon receipt by Seller or the related Servicer, each material report, summary, exhibit or other data required to be delivered to either Seller or the related Servicer under the Purchased Asset Documents relating to each Mortgaged Property.
(e)Further Assurances. Each Seller Party shall (I) execute and deliver to Buyer all further documents, financing statements, agreements and instruments, and take all further actions that may be required under any applicable Requirements of Law, or that Buyer may reasonably request, in order to effectuate the transactions contemplated by this Agreement and the Program Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby, and (II) promptly upon Buyer’s request, deliver documentation in form and substance satisfactory to Buyer which Buyer deems necessary or desirable to evidence compliance with all applicable "know your customer" due diligence checks, including, but not limited to, any information required to be obtained by Buyer pursuant to the Beneficial Ownership Regulation.
(f)True and Correct Information. All information, reports, exhibits, schedules, Financial Statements or certificates of Seller Party or any of its Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Seller Party will be true and complete and will not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required Financial Statements, information and reports delivered by Seller Party to Buyer pursuant to this Agreement shall be prepared in accordance with GAAP, or as applicable to SEC filings, the appropriate SEC accounting requirements.
(g)ERISA Events. No Seller Party shall be in violation of Section 11(v) of this Agreement.
(h)Loan Servicer Approval. Seller shall ensure that the Purchased Assets are serviced and administered only by a Loan Servicer approved in writing by Buyer.
(i)Insurance and Records. Seller and/or Manager shall maintain, and shall cause Loan Servicer to maintain, Fidelity Insurance and errors and omissions insurance in respect of its officers, employees and agents in such amounts acceptable to Buyer, which shall include a provision that such policies cannot be terminated or materially modified without at least thirty (30) days’ prior notice to Buyer. With respect to Loan Servicer, such insurance requirement shall be deemed satisfied if Loan Servicer complies with the insurance requirements set forth in the Servicing Agreement. Seller shall notify Buyer of any material change in the terms of any such insurance. Seller shall maintain endorsements for theft of warehouse lender money and collateral, naming Buyer as a loss payee under its Fidelity Insurance and as a direct loss payee/right of action under its errors and omissions insurance policy. Seller shall maintain and implement administrative and operating procedures (including the ability to recreate records evidencing the Purchased Assets if the original records are destroyed) and shall keep and maintain all documents, books, records and other information (including with respect to the Purchased Assets) that are reasonably necessary or advisable in the conduct of its business.
(j)Books and Records. Seller or its agent shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.
(k)Illegal Activities. No Seller Party shall engage in any conduct or activity that could subject its assets to forfeiture or seizure.
(l)Material Change in Business. No Seller Party shall make any material change in the nature of its business as carried on at the date hereof.
(m)Limitation on Dividends and Distributions. Following the occurrence and continuation of a Default or an Event of Default, Seller shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Seller, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of Seller, either directly or indirectly, whether in cash or property or in obligations of Seller or any of Seller’s consolidated Subsidiaries.
(n)Structural Changes. No Seller Party shall enter into any merger or consolidation, or adopt, file, or effect a Division, or liquidate, wind up or dissolve, or sell all or substantially all of its assets or properties, or permit any changes in the ownership of the Equity Interests of Seller, without the consent of Buyer. Seller shall ensure that all Equity Interests of Seller shall continue to be directly owned by the owner or owners thereof as of the date hereof. Seller shall ensure that neither the Equity Interests of Seller nor any property or assets of Seller shall be pledged to any Person other than Buyer.
(o)Disposition of Assets; Liens. Seller shall not create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Agreement; nor shall Seller cause any of the Purchased Assets to be sold, pledged, assigned or transferred except as permitted hereunder and the other Program Documents.
(p)Transactions with Affiliates. No Seller Party shall enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate unless such transaction is (i) not otherwise prohibited in this Agreement, (ii) in the ordinary course of such Seller Party’s business, and (iii) upon fair and reasonable terms no less favorable to Seller Party, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.
(q)Organization. No Seller Party shall (i) cause or permit any change to be made in its name, organizational identification number, identity or corporate structure, each as described in Section 11(h) of this Agreement, or (ii) change its jurisdiction of organization, unless it shall have provided Buyer thirty (30) days’ prior written notice of such change and shall have first taken all action required by Buyer for the purpose of perfecting or protecting the lien and security interest of Buyer established hereunder.
(r)Loan Servicer Reports. On a monthly basis on each Reporting Date, Seller shall or shall cause Loan Servicer to furnish to Buyer a report on the Purchased Assets, substantially in the form of Exhibit E to this Agreement.
(s)Confidentiality. Each Seller Party shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and/or any applicable terms of this

Agreement (the “Confidential Information”). Seller Party understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and each Seller Party agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws.
(t)Sharing of Information. Without limiting the other rights of Buyer under this Agreement, following the occurrence and continuation of an Event of Default, Seller Party hereby allows and consents to Buyer, subject to applicable law, exchanging information related to Seller Party, its credit, its mortgage loan originations and the Transactions hereunder with third party lenders and facility providers (collectively, “Third Party Participants”), and Seller Party shall permit each Third Party Participant to share such similar information with Buyer.
(u)Status. Each Seller Party agrees that should any Seller Party or any Affiliate thereof enter into a repurchase agreement or credit facility with any Person other than Buyer or an Affiliate of Buyer which by its terms provides more favorable terms to counterparty with respect to any guaranties or financial covenants, including without limitation covenants covering the same or similar subject matter referred to in Section 12(h) of this Agreement, Seller shall immediately notify Buyer of such more favorable terms contained in such agreement, identifying such more favorable terms with reasonable specificity.
(v)Acquisition of Mortgaged Property. If a Seller Party or any Affiliate acquires or maintains any right or interest in any Mortgaged Property that is related to a Purchased Asset that is junior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Program Documents, such Purchased Asset shall immediately be made subject to a Transaction hereunder.
(w)Material Modifications. Seller shall not consent to, permit or suffer to exist any Material Modifications without the prior written consent of Buyer, to be granted or denied in Buyer’s sole discretion. Without limiting the foregoing, Seller shall provide prompt written notice to Buyer of any amendments, modifications or waivers, including but not limited to those constituting Material Modifications, relating to any Mortgage Loan, together with a copy thereof.
(x)Protection of Buyer’s Interest in Purchased Assets. With respect to each Purchased Asset, Seller shall take all action necessary or required by the Program Documents, the Purchased Asset Documents and each and every Requirements of Law, or requested by Buyer, to perfect, protect and more fully evidence the security interest granted in the Purchase Agreements and Buyer’s ownership of and first priority perfected security interest in such Purchased Asset and related Purchased Asset Documents, including executing or causing to be executed (a) such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto, and (b) all documents necessary to both collaterally and absolutely and unconditionally assign all rights (but none of the obligations) of Seller under each Purchase Agreement, in each case as additional collateral security for the payment and performance of each of the Obligations. Seller shall (a) not assign, sell, transfer, pledge, hypothecate, grant, create, incur, assume or suffer or permit to exist any security interest in or Lien (other than, except with respect to any Purchased Asset, any Liens granted pursuant to a Program Document) on any Purchased Asset to or in favor of any Person other than Buyer, (b) defend the right, title and interest of Buyer in and to all Purchased Assets against the claims and demands of all Persons whomsoever. Seller shall comply with all requirements of the Custodial Agreement with respect to each Purchased Asset. Notwithstanding the foregoing, (i) if Seller grants a Lien on any Purchased Asset in violation of this Section 12(x) or any other Program Document, Seller shall defend such Purchased Asset against, and take such action as is necessary to remove, any such Lien, and be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Event of Default, and (ii) to the extent any additional limited liability company is formed by a Division of Seller (and without prejudice to Section 10 of this Agreement), Seller shall cause any such Division LLC to assign, pledge and grant to Buyer, for no additional consideration, all of its assets, and shall cause any owner of each such Division LLC to pledge all of the Equity Interests and any rights in connection therewith of each such Division LLC to Buyer, for no additional consideration, in support of all Obligations in the same manner and to the same extent as the assignment, pledge and grant by Seller of all of Seller’s assets hereunder, and in the same manner and to the same extent as the pledge by Pledgor of all of Pledgor’s right, title and interest in all of the Equity Interests of Seller and any rights in connection therewith, in each case pursuant to the Pledge Agreement. Seller shall not materially amend, modify, waive or terminate any provision of any Purchase Agreement or Servicing Agreement. Seller shall not, or permit Loan Servicer to make any Material Modification to any Purchased Asset or Purchased Asset Document, without the prior written consent of Buyer, as determined in its sole discretion. Seller shall use appropriate documentation to evidence the interests granted to Buyer hereunder. Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced. If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be immediately delivered to Custodian on behalf of Buyer, together with endorsements required by Buyer.
(y)Actions of Seller Relating to Indebtedness, Guarantee Obligations, Contractual Obligations and Investments. Seller shall not contract, create, incur, assume or permit to exist any Indebtedness, Guarantee Obligations, contractual obligations or investments, except to the extent (a) arising, or existing or otherwise permitted to exist under the Program Documents, or (b) incurred after the Effective Date to originate or acquire Purchased Assets, or to otherwise provide funding with respect to Purchased Assets.
(z)Delivery of Income. Each Servicer Notice shall require, and Seller shall cause Loan Servicer to, transfer all Income for each Purchased Asset into the Control Account in accordance with the applicable Servicer Notice and Section 5 of this Agreement. Seller shall, and shall cause Loan Servicer to, in connection with each Principal Payment or prepayment under a Purchased Asset, provide or cause to be provided to Buyer sufficient detail to enable Buyer to identify the Purchased Asset to which such payment applies. If Seller receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Assets, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and immediately deliver the same to Buyer or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Buyer shall reasonably request. If any Income is received by any Seller Party or any Affiliate of any Seller Party, Seller shall, subject to the applicable provisions of the related Servicing Agreement and the Servicer Notice, directly deposit such Income for deposit into the Control Account within two (2) Business Days after receipt, and, until so deposited, hold such Income in trust for Buyer, segregated from other funds of Seller.
(aa)Pledge Agreement. Seller shall not take any direct or indirect action inconsistent with the Pledge Agreement or the security interest granted thereunder to Buyer in the Pledged Collateral. Seller shall not permit any additional Persons to acquire Equity Interests in Seller other than the Equity Interests owned by Pledgor and pledged to Buyer on the Effective Date, and Seller shall not permit any sales, assignments, pledges or transfers of the Equity Interests in Seller other than to Buyer.

(ab)Beneficial Ownership Certification. Seller shall at all times either (i) ensure that Seller has delivered to Buyer a Beneficial Ownership Certification, if applicable, and that the information contained therein is true and correct in all respects or (ii) deliver to Buyer an updated Beneficial Ownership Certification within one (1) Business Day following the date on which the information contained in any previously delivered Beneficial Ownership Certification ceases to be true and correct in all respects. To the extent Seller believes that it is excluded from the requirements of the Beneficial Ownership Regulation, Seller shall certify as such and provide the specific exclusion relied on.
(ac)Manager and Management Agreement. Manager shall at all times act as manager of Seller, Guarantor and the Purchased Assets. Seller shall not permit or suffer to exist any termination of, or any material modification to, the Management Agreement.
(ad)Failure to Deposit Income. If a Mortgagor, Loan Servicer or any other servicer or paying agent with respect to any Purchased Asset forwards any Income or other amounts with respect to such Purchased Asset to Seller or any Affiliate of Seller rather than directly into the related Loan Servicer Account or the Control Account, Seller shall, or shall cause such Affiliate to deliver an executed Notice to Mortgagor for such Purchased Asset to the applicable Mortgagor, Loan Servicer, other servicer, paying agent or similar Person with respect to such Purchased Asset and make other best efforts to cause such Mortgagor, servicer, paying agent or similar Person with respect to such Purchased Asset to forward such amounts directly to the related Loan Servicer Account or Control Account, as applicable, in accordance with the requirements of this Agreement, the applicable Servicing Agreement or applicable Servicer Notice within one (1) Business Day of Seller’s (or its Affiliate’s) receipt thereof.
SECTION 13.EVENTS OF DEFAULT
If any of the following events (each an “Event of Default”) occur, Buyer shall have the rights set forth in Section 14 of this Agreement, as applicable:
(a)Payment Default. Seller shall default in (i) its obligation to repurchase any Purchased Asset in accordance with this Agreement or (ii) the payment of any other amount payable to Buyer or Custodian by it hereunder or under any other Program Document within one (1) Business Day after the date due including, without limitation, Price Differential or any unpaid Margin Deficit; or
(b)Representation and Warranty Breach. Any representation, warranty or certification made or deemed made herein or in any other Program Document by Seller or any certificate furnished to Buyer pursuant to the provisions hereof or thereof or any information with respect to the Purchased Assets furnished in writing by on behalf of Seller shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 of this Agreement; unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis); provided, however, such breach shall not constitute an Event of Default if such default is susceptible of cure and is remedied within (A) the specified cure period or (B) if no cure period is specified, five (5) Business Days after the occurrence of such breach; provided, further, however, if such breach under clause (B) cannot reasonably be cured within such five (5) Business Day period and Seller Party shall have commenced to cure such breach within such five (5) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such five (5) Business Day period shall be extended as reasonably necessary for Seller Party, in the exercise of due diligence, to cure such breach, and in no event shall such cure period exceed thirty (30) days after the occurrence of such breach; provided, further, that with respect to any breach of the representations and warranties with respect to any Purchased Asset or set forth in Schedule 1 of this Agreement, Seller may elect in its sole discretion to repurchase the applicable Purchased Asset within ten (10) Business Days following the occurrence of such breach, and in such event such breach of the representations and warranties shall be cured and no Event of Default will occur; or
(c)Immediate Covenant Default. The failure of Seller to perform, comply with or observe any term, covenant or agreement applicable to a Seller Party contained in any of Sections 12(a)(i) (Preservation of Existence; Compliance with Law); (b) (Taxes); (d) (Financial Reporting); (f) (True and Correct Information); (g) (ERISA Events); (k) (Illegal Activities); (l) (Material Change in Business); (m) (Limitation on Dividends and Distributions); (n) (Structural Changes); (o) (Disposition of Assets; Liens); (p) (Transactions with Affiliates); (q) (Organization); (w) (Material Modifications); (z) (Delivery of Income); or (cc) (Manager and Management Agreement); or
(d)Additional Covenant Defaults. Any Seller Party shall fail to observe or perform any other covenant or agreement contained in this Agreement (and not identified in Section 13(c) of this Agreement) or any other Program Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days after notice or actual knowledge thereof; provided, however, that such ten (10) Business Day period shall be extended for up to thirty (30) days so long as such Seller Party is diligently pursuing such cure; or
(e)Judgments. A judgment or judgments for the payment of money in excess of $250,000 with respect to either Seller or Pledgor, or the Litigation Threshold with respect to Guarantor, each in the aggregate, shall be rendered against Seller, Pledgor or Guarantor by one or more courts, administrative tribunals or other bodies having jurisdiction over same and the same is not satisfied, discharged (or provision has not been made for such discharge) or bonded, or a stay of execution thereof has not been procured, within thirty (30) days from the date of entry thereof; or
(f)Other Obligations to Buyer or its Affiliates. Any Seller Party or any Affiliate of a Seller Party defaults beyond any applicable grace period in paying any amount or performing any obligation due to Buyer or any Affiliate of Buyer under any other financing, hedging, security or other agreement (other than under this Agreement) between any Seller Party or any Affiliate of a Seller Party and Buyer or any Affiliate of Buyer, including, without limitation, any covenant or obligation of Guarantor under the Program Guarantee; or
(g)Cross-Default. Seller, Pledgor, Guarantor or any of their other Affiliates shall be in default under any note, indenture, loan agreement, guaranty, Hedge Agreement, or any other material contract or contracts in the aggregate, in excess of $250,000 with respect to either Seller or Pledgor, or the Litigation Threshold with respect to Guarantor or any of its other Affiliates, after expiration of applicable notice and cure periods expressly set forth thereunder, which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness contract; or
(h)Insolvency Event. An Insolvency Event shall have occurred with respect to Seller, Pledgor or Guarantor; or
(i)Enforceability. For any reason, this Agreement or any Program Document at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any Person (other than Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant to this Agreement or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder or under any Program Document; or
(j)Liens. Seller shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien in favor of Buyer); or at least one of the following fails to be true: (A) the Repurchase Assets shall have been sold to Buyer, or (B) the Liens contemplated hereby are first priority perfected Liens on any Repurchase Assets in favor of Buyer; or
(k)Change in Control. A Change in Control shall have occurred; or
(l)Going Concern. Guarantor’s audited Financial Statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller Party as a “going concern” or reference of similar import; or
(m)Inability to Perform. A Responsible Officer of Seller, Pledgor or Guarantor, as applicable, shall admit in writing or in any manner in any public forum (including, without limitation, in an earnings call or investors meeting) (i) its inability to, or its intention not to, perform any of Seller’s, Pledgor’s or Guarantor’s, as applicable, obligations under this Agreement or any Program Document or (ii) its breach of Seller’s, Pledgor’s or Guarantor’s, as applicable, obligations under this Agreement or any Program Document; or
(n)Governmental Action. Any Seller Party shall become the subject of a cease and desist order of any Governmental Authority or enter into a memorandum of understanding or consent agreement with the Governmental Authority, any of which, would have, or is purportedly the result of any condition which would be reasonably likely to have, a Material Adverse Effect or a Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of any Seller Party, (ii) displace the management of any Seller Party or curtail its authority to conduct its business, (iii) terminate the activities of Seller as contemplated by the Program Documents, or (iv) remove, limit or restrict the approval of Seller of the foregoing as an issuer, buyer or a seller of securities, and in each case such action is not discontinued or stayed within thirty (30) days; or
(o)Unenforceable Provisions. Any provision of the Program Documents, any right or remedy of Buyer or obligation, covenant, agreement or duty of Seller thereunder, or any Lien, security interest or control granted under or in connection with the Program Documents, Pledged Collateral or Purchased Assets terminates, is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Seller or any other Person, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Seller or any Affiliate thereof, in each case directly, indirectly, in whole or in part; or
(p)Security Interest. Buyer ceases for any reason to have a valid and perfected first priority security interest in any Purchased Asset or any Pledged Collateral; or
(q)Investment Company Act. Any of Seller, Pledgor or Guarantor is required to register as an “investment company” (as defined in the Investment Company Act); or
(r)Failure to Deposit Income. Loan Servicer, any Mortgagor, any Seller Party or any other Person fails to deposit to the Control Account all Income and other amounts as required by Section 5 of this Agreement, the Servicer Notice or any other provisions of this Agreement when due; provided that no Event of Default under this subsection (t) shall occur if (i) such failure to deposit all Income or any other amounts as required by the provisions of this Agreement is due to a failure of a Loan Servicer or Mortgagor and such failure is cured within two (2) Business Days and, if such failure is of a Loan Servicer, such Loan Servicer is replaced with a replacement loan servicer acceptable to Buyer pursuant to a servicing agreement acceptable to Buyer, in each case, in Buyer’s sole discretion, within thirty (30) days;
(s)Guarantor’s Financial Standing. Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Assets; or
(t)Division. Seller adopts, files, or effects a Division.
SECTION 14.REMEDIES
(a)If an Event of Default occurs and is continuing, the following rights and remedies are available to Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.
(i)At the option of Buyer, exercised by written or electronic notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, automatically and immediately upon the occurrence of an Insolvency Event of a Seller Party), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur (the “Accelerated Repurchase Date”).
(ii)If Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section 14(a), (1) Seller’s obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Accelerated Repurchase Date, shall thereupon become immediately due and payable, (2) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by Seller hereunder and (3) Seller shall have no further right to cure any Events of Default.
(iii)To the extent permitted by any applicable Requirements of Law, the Repurchase Price with respect to each such Transaction shall be increased to an amount equal to the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the occurrence of the related Event of Default or deemed Event of Default, to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Accelerated Repurchase Date (decreased as of any day by (i) any amounts applied by Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section.
(iv)All Income actually received by Buyer pursuant to Section 5 of this Agreement shall be applied in Buyer’s sole discretion to the aggregate unpaid Obligations hereunder owed by Seller Parties.
(v)During the existence of one or more Events of Default and, in any event, at any time on and after the Accelerated Repurchase Date, Buyer shall have the right to obtain (A) a physical transfer of the servicing of the Purchased Assets in accordance with a servicing transfer under Section 16(c) of this Agreement, and (B) physical possession of all files of Seller relating to the Purchased Assets and the Repurchase Assets and all documents relating to the Purchased Assets which are then or may thereafter come in to the possession of Seller or any third party acting for Seller (including Loan Servicer) and Seller shall deliver to Buyer such assignments as Buyer shall request. In addition, at any time thereafter Buyer may deliver to any Mortgagor, and any servicer, paying agent or similar Person with respect to any Purchased Asset (as applicable), a duly completed Notice to Mortgagor held by Custodian pursuant to Section 3(b)(xiv) of this Agreement), and Buyer may complete any assignments, allonges, endorsements, powers or other documents or instruments executed in blank and Seller shall deliver to Buyer such assignments and other documents with respect thereto as Buyer shall request. Buyer shall be entitled to specific performance of all agreements of Seller contained in the Program Documents.
(vi)Buyer may immediately, at any time, and from time to time, exercise either of the following remedies with respect to any or all of the Purchased Assets: (i) sell such Purchased Assets on a servicing-released basis and/or without providing any representations and warranties on an “as-is where is” basis, in a recognized market and by means of a public or private sale at such price or prices as Buyer accepts, and apply the net proceeds thereof in accordance with Section 5 of this Agreement, or (ii) retain such Purchased Assets and give Seller credit against the Repurchase Price for such Purchased Assets (or if the amount of such credit exceeds the Repurchase Price for such Purchased Assets, to credit against Obligations due and any other amounts (without duplication) then owing to Buyer by any other Person pursuant to any Program Document, in such order and in such amounts as determined by Buyer), in an amount equal to the market value of such Purchased Assets on the date of the related Event of Default. Until such time as Buyer exercises either such remedy with respect to a Purchased Asset, Buyer may hold such Purchased Asset for its own account and retain all Income with respect thereto.
(vii)Seller shall be liable to Buyer for (A) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default which is continuing, (B) damages in an amount equal to the cost (including all fees, expenses and commissions) of Buyer entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default which is continuing, (C) any other loss, damage, cost or expense directly arising or resulting from the occurrence and continuation of an Event of Default in respect of a Transaction, (D) any amount by which the Obligations due to Buyer exceed the aggregate of the net proceeds and credits referred to in Section 14(a)(iv) of this Agreement, (E) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (iii) any costs and losses payable under Section 15(b) of this Agreement, and (F) any other actual loss, damage, cost or expense resulting from the occurrence of an Event of Default.
(viii)During the existence of one or more Events of Default and, in any event, at any time on and after the Accelerated Repurchase Date, Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or any applicable Requirements of Law.
(b)Buyer may exercise one or more of the remedies available hereunder immediately upon the occurrence of an Event of Default that is continuing on such date and at any time thereafter without notice to Seller. All rights and remedies of Buyer under the Program

Documents, including those set forth in this Section 14, are cumulative and not exclusive of any other rights or remedies that Buyer may have and may be exercised at any time when an Event of Default exists. Such rights and remedies may be enforced without prior judicial process or hearing. Seller agrees that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s-length. Seller hereby expressly waives any defenses Seller might have to require Buyer to enforce its rights by judicial process or otherwise arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or any other election of remedies.
(c)Seller Parties recognize that the market for the Purchased Assets and/or Repurchase Assets may not be liquid and as a result it may not be possible for Buyer to sell all of the Purchased Assets and/or Repurchase Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner and agree that the Purchased Assets are of such a nature that they may decline rapidly in value, and may not have a ready or liquid market. Accordingly, Buyer shall not be required to sell more than one Purchased Asset on a particular Business Day, to the same purchaser or in the same manner. Buyer may determine whether, when and in what manner a Purchased Asset shall be sold, it being agreed that both a good faith public and a good faith private sale shall be deemed to be commercially reasonable. Buyer shall not be required to give notice to Seller or any other Person prior to exercising any remedy in respect of an Event of Default. If no prior notice is given, Buyer shall give notice to Seller of the remedies exercised by Buyer promptly thereafter. In view of the nature of the Purchased Assets and Repurchase Assets, Seller Parties agree that liquidation of any Purchased Asset and/or Repurchase Asset may be conducted in a private sale. Seller Parties acknowledge and agree that any such private sale may result in prices and other terms less favorable to Buyer than if such sale were a public sale, and notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Seller Parties further agree that it would not be commercially unreasonable for Buyer to dispose of any Purchased Asset and/or Repurchase Asset by using internet sites that provide for the auction or sale of assets similar to the Purchased Assets and/or Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and Seller of assets.
(d)Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller Party hereby expressly waives any defenses such Seller Party might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller Party also waives any defense (other than a defense of payment or performance) such Seller Party might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller Party recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
(e)To the extent permitted by any applicable Requirements of Law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller become liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller to Buyer under this Section 14(e) shall be at a rate equal to the Post-Default Rate.
(f)Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for any Seller Party’s failure to perform its obligations under this Agreement, each Seller Party acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

(g)After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Buyer as attorney-in-fact of Seller for purposes of carrying out the Program Documents, including executing, endorsing and recording any instruments or documents and taking any other actions that Buyer deems necessary or advisable to accomplish such purposes, which appointment is coupled with an interest and is irrevocable.
(h)Buyer may, without prior notice to Seller, exercise any or all of its set-off rights including those set forth in Section 22 of this Agreement and pursuant to any other Program Document, provided that Buyer will endeavor to provide Seller with notice of such exercise promptly thereafter. This Section 14(h) shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which Buyer is at any time otherwise entitled.
(i)All amounts in the Control Account and all Income paid after the occurrence and during the continuance of an Event of Default, and, in any event, at all times after the Accelerated Repurchase Date shall be retained by Buyer and applied in accordance with Section 5(d) of this Agreement.
SECTION 15.INDEMNIFICATION AND EXPENSES; RECOURSE
(a)Seller shall indemnify Buyer and each of its Affiliates (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnified Party), and shall indemnify and hold harmless each Indemnified Party from all fees and time charges and disbursements for attorneys who may be employees of any Indemnified Party, incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including Seller or any other Seller Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Program Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Purchased Asset or the use or proposed use of the proceeds from any Transaction, (iii) any actual or alleged presence or Release of Materials of Environmental Concern on or from any property owned or operated by Seller or any of its Affiliates, or any liability under any Environmental Law related in any way to any Purchased Asset, or Seller or any of its Affiliates, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Seller or any of its Affiliates, and regardless of whether any Indemnified Party is a party thereto; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (y) result from a claim brought by Seller or any of its Affiliates against an Indemnified Party for breach in bad faith of such Indemnified Party's obligations hereunder or under any other Program Document, if Seller or any of its Affiliates has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 15(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)Seller agrees to pay as and when billed by Buyer all of the out-of-pocket costs and expenses incurred by Buyer in connection with the development, preparation and execution of this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith. In connection therewith, Seller shall reimburse Buyer for any of Buyer’s reasonable attorney’s fees and expenses (but excluding any expenses with respect to due diligence which shall be reimbursed pursuant to Section 17 of this Agreement) incurred by

Buyer in connection with the preparation of the Program Documents. Seller shall pay as and when billed all of the out-of-pocket costs and expenses incurred by Buyer in connection with any amendment, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith. Seller agrees to pay as and when billed by Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation search and filing fees and all the reasonable fees, disbursements and expenses of counsel to Buyer. Seller agrees to pay Buyer all the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Mortgage Loans submitted by Seller for purchase under this Agreement, including, but not limited to, those out of pocket costs and expenses incurred by Buyer pursuant to Sections 15(a) and 17 of this Agreement.
(c)The obligations of Seller from time to time to pay the Repurchase Price, the Price Differential, the Obligations hereunder and all other amounts due under this Agreement shall be full recourse obligations of Seller.
SECTION 16.SERVICING
(a)Each servicer of any Purchased Asset (including, without limitation Loan Servicer) shall service the Purchased Assets for the benefit of Buyer and Buyer’s successors and assigns. Seller shall cause each such servicer (including, without limitation, Loan Servicer) to service the Purchased Assets at Seller’s sole cost and for the benefit of Buyer in accordance with Accepted Servicing Practices; provided that, without prior written consent of Buyer, as determined in its sole discretion, no servicer (including, without limitation, Loan Servicer) shall authorize or otherwise permit any Material Modifications.
(b)Seller agrees that Buyer is the owner of all Servicing Rights and all Servicing Records, including, but not limited to, any and all servicing agreements (including, without limitation, the Servicing Agreement or any other servicing and/or subservicing agreement relating to the servicing of any or all of the Purchased Assets), together with all files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing and/or subservicing of Purchased Assets (the “Servicing Records”), so long as the Purchased Assets are subject to this Agreement. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including Custodian) at Buyer’s request.
(c)Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Assets on a servicing released basis and/or (ii) terminate Loan Servicer or any other servicer or sub servicer of the Purchased Assets (including, without limitation, Seller, in its capacity as servicer of the Purchased Assets), with or without cause, in each case without payment of any termination fee.
(d)Upon the occurrence of (i) an event under the Servicing Agreement that gives rise to the right of Seller to terminate the Servicing Agreement pursuant to Article V thereof, (ii) the Loan Servicer being otherwise terminated or removed as servicer for any reason, including but not limited to by reason of a breach of any of Loan Servicer’s obligations under the Servicer Notice, (iii) the Loan Servicer resigning as servicer for any reason, or (iv) an Insolvency Event with respect to the Loan Servicer, Buyer shall have the right in its sole discretion to appoint a replacement Loan Servicer pursuant to a servicing agreement in form and substance acceptable to Buyer in Buyer’s sole discretion.

(e)Seller shall not employ sub servicers or any other servicer other than Loan Servicer pursuant to the Servicing Agreement to service the Purchased Assets without the prior written approval of Buyer, in Buyer’s sole discretion. If the Purchased Assets are serviced by a sub servicer or any other servicer, Seller shall, irrevocably assign all rights, title and interest (if any) in the servicing agreements related to each of the Purchased Assets to Buyer. Seller shall cause all servicers (including, without limitation, Loan Servicer) and sub servicers engaged by Seller to execute a Servicer Notice with Buyer acknowledging Buyer’s ownership of the Purchased Assets and Servicing Rights and Buyer’s security interest and agreeing that each servicer and/or sub servicer shall promptly transfer all Income and other amounts with respect to the Purchased Assets to Buyer in accordance with the applicable Servicing Agreement and so long as any Purchased Asset is owned by Buyer hereunder, following notice from Buyer to Seller and each such servicer of an Event of Default under this Agreement, each such servicer (including Loan Servicer) or sub servicer shall take no action with regard to such Purchased Asset other than as specifically directed by Buyer. Seller shall cause each servicing agreement (including the Servicing Agreement) to be consistent with the terms of this Agreement and each servicer (including Loan Servicer) to comply with such terms.
(f)Other than as set forth in the Servicer Notice, the payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.
(g)For the avoidance of doubt, Seller retains no economic rights to the servicing of the Purchased Assets. As such, Seller expressly acknowledges that the Purchased Assets are sold to Buyer on a “servicing released” basis with such servicing retained by Buyer.
(h)On or prior to each Purchase Date and to the extent that they have not already done so, Seller and Loan Servicer responsible for servicing the related Purchased Asset shall enter into the Servicing Agreement and a fully-executed Servicer Notice. Each Servicing Agreement shall automatically terminate on the thirtieth (30th) day following its execution and at the end of each thirty (30) day period thereafter, unless, in each case, Buyer shall agree, by prior written notice to Loan Servicer to be delivered on or before the Payment Date immediately preceding each such scheduled termination date, to extend the termination date an additional thirty (30) days. Neither Seller nor Loan Servicer may assign its rights or obligations under any Servicing Agreement without the prior written consent of Buyer.
SECTION 17. DUE DILIGENCE
Each Seller Party acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, Seller Parties, Loan Servicer and other parties which may be involved in or related to Transactions (but, with respect to Loan Servicer, subject to the requirements of the Servicing Agreement) (collectively, “Third Party Transaction Parties”), as deemed appropriate by Buyer in its sole good faith discretion, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, and Seller Parties and Loan Servicer each agree that upon reasonable prior notice to Seller Parties or Loan Servicer, as applicable, unless an Event of Default shall have occurred and be continuing, in which case no notice is required, Buyer or its authorized representatives will be permitted at reasonable times, upon reasonable notice, to examine, inspect, and make copies and extracts of, the Mortgage Asset Files and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of any Seller Party or Loan Servicer; provided however, that unless a Default or Event of Default has occurred and is continuing, Seller shall only be responsible one (1) time in any one (1) year period to pay for Buyer’s reasonable out-of-pocket costs and expenses incurred in connection with such a review. Any inspection during any time that a Default or Event of Default has occurred and is continuing shall be at Seller’s sole cost and expense. Seller Parties will use commercially reasonable efforts to cause Third Party Transaction Parties to cooperate with any due diligence requests of Buyer. Seller Parties and Loan Servicer shall also make available to Buyer upon reasonable prior notice a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Purchased Assets from Seller based solely upon the information provided by Seller to Buyer in the Transaction Request and Confirmation and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to cause Loan Servicer or its agent to conduct a partial or complete due diligence review on some or all of the Purchased Assets purchased in a Transaction, including, without limitation, ordering new Qualified Appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Asset and reviewing intercreditor agreements, property management agreements, formation documents of the property owners and their direct and indirect owners, financial statements, environmental and engineering reports, underlying title policies including owner’s and UCC-9 title insurance policies, legal opinions and other documents as may be mutually agreed among Seller and Buyer. For the avoidance of doubt, Buyer shall have the right to perform due diligence on the Purchased Assets prior to the Purchase Date and as necessary during the term of this Agreement, as determined by Buyer in is sole discretion, subject to the terms of the Mortgage Loan Documents. Buyer may underwrite such Purchased Assets itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller and Loan Servicer agree to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller Parties or Loan Servicer. Seller further agrees that it shall pay, to the extent Seller has received an invoice therefor, all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 17.
SECTION 18.ASSIGNABILITY
The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by any Seller Party without the prior written consent of Buyer. Buyer may from time to time, without the consent of Seller, assign all or a portion of its rights and obligations under this Agreement and the Program Documents to any party including, without limitation, any Affiliate of Buyer, pursuant to an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned; provided, however, that so long as no Event of Default has occurred and is continuing, any such assignee is not a Prohibited Transferee; provided further, however, Seller shall not be charged for, incur or be required to reimburse Buyer or any other Person for any cost or expense relating to such assignment. Upon such assignment and assumption, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Program Documents. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement. Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing.
Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided however, that so long as no Event of

Default has occurred and is continuing, any such assignee is not a Prohibited Transferee; provided, further, however, that (i) Buyer’s obligations under this Agreement shall remain unchanged, (ii) Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents and (iv) Seller shall not be charged for, incur or be required to reimburse Buyer or any other Person for any cost or expense relating to such participation. Seller agrees that any participant shall be entitled to the benefits of Section 6(a) and Section 7 of this Agreement (subject to the limitations and requirements under Section 7 of this Agreement (it being understood that the applicable documentation required under Section 7(e) of this Agreement shall be delivered to the participating Buyer)); provided that, no participant will be entitled to any greater payment under Section 6(a) or Section 7 of this Agreement, than its participating Buyer would have been entitled to receive with respect to the applicable participated rights and obligations.
Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 18, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to any Seller Party or to any aspect of the Transactions that has been furnished to Buyer by or on behalf of any Seller Party; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Agreement and any confidentiality provisions applicable to any of the documents related thereto.
In the event Buyer assigns all or a portion of its rights and obligations under this Agreement, the parties hereto agree to negotiate in good faith an amendment to this Agreement to add agency provisions similar to those included in agreements for similar syndicated repurchase facilities and that Seller shall not be charged for, incur or be required to reimburse Buyer or any other Person for any cost or expense relating to such sale, participation, assignment or transfer.
SECTION 19.TRANSFER AND MAINTENANCE OF REGISTER.
(a)Subject to acceptance and recording thereof pursuant to Section 19(b) of this Agreement from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of Buyer under this Agreement. Any assignment or transfer by Buyer of rights or obligations under this Agreement that does not comply with this Section 19 shall be treated for purposes of this Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 19(b) of this Agreement.
(b)Buyer shall maintain, on Seller’s behalf, a register (the “Register”) on which it will record each Assignment and Acceptance and participation. The Register shall include the names and addresses of Buyer (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned; provided that, no Buyer shall have any obligation to disclose all or any portion of the Register to the extent that it relates to participants (including the identity of any participant or any information relating to a participant’s interest in any rights or obligations under this Agreement and the other Program Documents) to any Person except to the extent that such disclosure is necessary to establish that such rights or obligations are in registered form in accordance with Section 5f.103-1(c) of the Treasury Regulations. Failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such rights. The entries in the Register shall be conclusive absent manifest error and the parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer or participant, as applicable, for all purposes of this Agreement. No assignment shall be effective unless recorded in the Register. This Section 19(b) shall be construed so that all Obligations are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).
SECTION 20.HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS
Title to all Purchased Assets and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets to any Person, subject to Buyer’s obligations to resell the Purchased Assets to Seller as provided in this Agreement. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller.
SECTION 21.TAX TREATMENT
Notwithstanding anything to the contrary in this Agreement or any other Program Documents, each party to this Agreement acknowledges that it is its intent for U.S. federal, state and local income and franchise tax purposes to treat each (i) Transaction as Indebtedness of Seller that is secured by the Purchased Assets and (ii) the Purchased Assets as owned by Seller in the absence of an Event of Default which is continuing. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by any Requirements of Law (in which case such party shall promptly notify the other party of such Requirements of Law).
SECTION 22.SET-OFF
In addition to any rights and remedies of Buyer hereunder and by law, Buyer shall have the right, without prior notice to any Seller Party, any such notice being expressly waived by each Seller Party to the extent permitted by applicable law, to set-off and appropriate and apply against any Obligation from any Seller Party or any Affiliate thereof to Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims or cash, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit or the account of any Seller Party or any Affiliate thereof. Buyer agrees promptly to notify Seller Parties after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.
Buyer shall at any time have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder if an Event of Default or Default has occurred and is continuing.
SECTION 23.SURVIVAL
Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived any Default or Event of Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence and continuation of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive (other than the representations and warranties set forth in Schedule 1, which shall survive with respect to the Purchased Asset until each such Purchased Asset is repurchased in accordance with this Agreement). The obligations of each Seller Party under Sections 6, 7, 15, and 31 of this Agreement shall survive the termination of this Agreement.
SECTION 24.NOTICES AND OTHER COMMUNICATIONS
Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by electronic transmission) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); and as to any party, at such other address as shall be designated by such party in a written notice to each other party. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person. Except as otherwise provided in this Agreement and except for notices given under Section 3 of this Agreement (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when successfully transmitted electronically or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
SECTION 25.USE OF ELECTRONIC MEDIA
Seller acknowledges and agrees that Buyer may require or permit certain transactions with Buyer be conducted electronically using Electronic Records and/or Electronic Signatures. Seller consents to the use of Electronic Records and/or Electronic Signatures whenever expressly required or permitted by Buyer and acknowledges and agrees that Seller shall be bound by their respective Electronic Signature and by the terms, conditions, requirements, information and/or instructions contained in any such Electronic Records.
Seller agrees to adopt as its Electronic Signature its user identification codes, passwords, personal identification numbers, access codes, a facsimile image of a written signature and/or other symbols or processes as provided or required by Buyer from time to time (as a group, any subgroup thereof or individually, hereinafter referred to as Seller’s Electronic Signature). Seller acknowledges that Buyer will rely on any and all Electronic Records and on Seller’s Electronic Signature transmitted or submitted to Buyer.
Buyer shall not be liable for the failure of either its or Seller’s internet service provider, or any other telecommunications company, telephone company, satellite company or cable company to timely, properly and accurately transmit any Electronic Record or fax copy.
Before engaging in Electronic Transactions with Seller, Buyer may provide Seller, or require Seller to create, user identification codes, passwords, personal identification numbers and/or access codes, as applicable, to permit access to Buyer’s computer information processing system. Seller shall be fully responsible for protecting and safeguarding any and all user identification codes, passwords, personal identification numbers and access codes provided or required by Buyer. Seller shall adopt and maintain security measures to prevent the loss, theft or unauthorized or improper disclosure or use of any and all user identification codes, passwords, personal identification numbers and/or access codes by Persons other than the individual Person who is authorized to use such information.

Seller understands and agrees that they shall be fully responsible for protecting and safeguarding their computer hardware and software from any and all (a) computer “viruses,” “time bombs,” “trojan horses” or other harmful computer information, commands, codes or programs that may cause or facilitate the destruction, corruption, malfunction or appropriation of, or damage or change to, any of Seller’s computer information processing systems, including without limitation, all hardware, software, Electronic Records, information, data and/or codes and (b) computer “worms,” “trap doors” or other harmful computer information, commands, codes or programs that enable unauthorized access to Seller’s computer information processing systems, including without limitation, all hardware, software, Electronic Records, information, data and/or codes.
If Buyer, from time to time, establishes minimum security standards, Seller shall comply with such minimum security standards within the time period established by Buyer. Buyer shall have the right to confirm Seller’s compliance with any such minimum security standards. Seller’s compliance with such minimum security standards shall not relieve Seller from any of its liability set forth herein.
Whether or not Buyer establishes minimum security standards, Seller shall continue to be fully responsible for adopting and maintaining security measures that are consistent with the risks associated with conducting Electronic Transactions with Buyer. Seller’s failure to adopt and maintain appropriate security measures or to comply with any minimum security standards established by Buyer may result in, among other things, termination of Seller’s access to Buyer’s computer information processing systems.
SECTION 26.ENTIRE AGREEMENT; SEVERABILITY; SINGLE AGREEMENT
This Agreement, together with the other Program Documents, constitute the entire understanding between Buyer and Seller Parties with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets. By acceptance of this Agreement, Buyer and Seller Parties each acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
Buyer and Seller acknowledge, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact, that all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and each Seller Party agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that Buyer shall be entitled to set off claims and apply property held by it in respect of any Transaction against obligations owing to it in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.
SECTION 27.GOVERNING LAW
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK

WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, PROVIDED THAT THE PARTIES INTEND THAT THE PROVISIONS OF SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE EFFECTIVENESS, VALIDITY AND ENFORCEABILITY OF ELECTRONIC CONTRACTS, OTHER RECORDS, ELECTRONIC RECORDS AND ELECTRONIC SIGNATURES USED IN CONNECTION WITH ANY ELECTRONIC TRANSACTION BETWEEN BUYER AND SELLER PARTY SHALL BE GOVERNED BY E-SIGN.
SECTION 28.SUBMISSION TO JURISDICTION; WAIVERS
BUYER AND EACH SELLER PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(i)SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER PROGRAM DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(ii)CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(iii)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTY SHALL HAVE BEEN NOTIFIED;
(iv)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND
(v)WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 29.NO WAIVERS, ETC.
No failure on the part of Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Program Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Program Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.
SECTION 30.NETTING
If Buyer and Seller are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder (a) all amounts to be paid or advanced by one party to or on behalf of the other under this Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Agreement shall be deemed to be a “netting contract” as defined in Section 4402; (b) the payment obligations and the payment entitlements of the parties hereto pursuant to this Agreement and any Transaction hereunder shall be netted as follows. If either party (the “Defaulting Party”) shall fail to honor any payment obligation under this Agreement or any Transaction hereunder, the other party (the “Nondefaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.
SECTION 31.CONFIDENTIALITY
Buyer and each Seller Party hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Program Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws or any court orders, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iii) in the event of an Event of Default Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Assets or otherwise to enforce or exercise Buyer’s rights hereunder or (iv) by Buyer in connection with any marketing material undertaken by Buyer.
Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment and tax structure of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment and tax structure; provided that no Seller Party or Subsidiary of Affiliate thereof may disclose the name of or identifying information with respect to Buyer, its Affiliates or any other Indemnified Party, or any pricing terms (including, without limitation, the Pricing Rate and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the

Transactions, without the prior written consent of Buyer. The provisions set forth in this Section 31 shall survive the termination of this Agreement.
SECTION 32.INTENT
(a)The parties intend and recognize that (i) this Agreement, together with all Transactions, constitutes a single agreement; (ii) this Agreement and each Transaction, to the extent that it has a Repurchase Date less than one year after the Purchase Date, qualifies as a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code; (iii) this Agreement and each Transaction is a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code; (iv) this Agreement is a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code; (v) each payment hereunder has been made by, to or for the benefit of a “financial institution” as defined in section 101(22) of the Bankruptcy Code, a “financial participant” as defined in section 101(22A) of the Bankruptcy Code or “repo participant” as defined in section 101(46) of the Bankruptcy Code; and (vi) the grant of a security interest set forth in Section 8 of this Agreement constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” this Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).
(b)Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 14 of this Agreement is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561 and the Buyer shall be entitled to, without limitation, the liquidation, termination, acceleration, offset, net out and non-avoidability rights afforded to parties to repurchase agreements, securities contracts, and master netting agreements under Sections 362(b)(6), 362(b)(7), 362(b)(27), 362(o), 546(e), 546(f), 546(j), 555, 559 and 561 of the Bankruptcy Code.
(c)The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
(d)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
(e)Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, this Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.
SECTION 33.DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS
The parties acknowledge that they have been advised that (a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and

Exchange Commission (“SEC”) under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 do not protect the other party with respect to any Transaction hereunder and (b) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.
SECTION 34.CONFLICTS
In the event of any conflict between the terms of this Agreement, any other Program Document and any Transaction Request and Confirmation, the documents shall control in the following order of priority: first, the terms of the Transaction Request and Confirmation shall prevail, then the terms of the Pricing Letter shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Program Document shall prevail.
SECTION 35.MISCELLANEOUS
(a)Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Agreement.
(b)Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
(c)Acknowledgment. Each Seller Party hereby acknowledges that (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents; (ii) Buyer has no fiduciary relationship to any Seller Party; and (iii) no joint venture exists between Buyer and any Seller Party.
(d)Documents Mutually Drafted. Seller Parties and Buyer agree that this Agreement each other Program Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.
(e)Amendments. This Agreement and each other Program Document may be amended from time to time only by prior written agreement of Buyer and Seller.
(f)Authorizations. Any of the Persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for such Seller Party, under this Agreement. Any of the Persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Buyer under this Agreement.
SECTION 36.GENERAL INTERPRETIVE PRINCIPLES
For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (c) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement; (d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (e) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (f) the term “include” or “including” shall mean without limitation by reason of enumeration; (g) all times specified herein or in any other Program Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and (h) all references herein or in any Program Document to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.
[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.
BUYER:
UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York
By:    /s/ Michael Zoccoli
Name: Michael Zoccoli
Title: Executive Director
By:    /s/ Andrew Lisa
Name: Andrew Lisa
Title: Associate Director
Address for Notices:

Michael Zoccoli
Executive Director
UBS Investment Bank
1285 Avenue of the Americas
New York, New York 10019
Email: michael.zoccoli@ubs.com
With a copy to:
Chad Eisenberger
Executive Director & Counsel
UBS Business Solutions LLC
1285 Avenue of the Americas
New York, New York 10019
E-mail: chad.eisenberger@ubs.com

Signature Page to Uncommitted Master Repurchase Agreement
USActive 54634370.26

SELLER:
TERRA MORTGAGE CAPITAL III, LLC, as Seller
By:    Gregory Pinkus
Name: Gregory PInkus
Title: Authorized Signatory
Address for Notices:
550 Fifth Avenue
6th Floor
New York, NY 10036
Emails: AssetManagement@mavikcapital.com; accounting@mavikcapital.com; greg@mavikcapital.com; don@mavikcapital.com; vik@mavikcapital.com; mikef@mavikcapital.com

With a copy to:

Kirkland & Ellis LLP
300 N LaSalle
Chicago, IL 60654
Attn: Rachel Brown
Email: Rachel.brown@kirkland.com

Signature Page to Uncommitted Master Repurchase Agreement

SCHEDULE 1
REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A
COMMERCIAL MORTGAGE LOAN

With respect to each Purchased Asset that is a Commercial Mortgage Loan, Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Purchase Date, that; provided that such representations and warranties with respect to any Purchased Asset shall be deemed to be modified by any Approved Exceptions Report with respect to such Purchased Asset:
1.Whole Loan; Ownership of Purchased Assets. Except with respect to any Purchased Asset that is a Participation Interest, each Purchased Asset is a whole loan and not a Participation Interest in a Mortgage Loan. Each Participation Interest is a senior portion (or a pari passu portion of a senior portion) of a whole Mortgage Loan evidenced by a senior note. At the time of the sale, transfer and assignment to Buyer, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller), participation (other than with respect to any Purchased Asset that is a Participation Interest) or pledge, and Seller had good title to, and was the sole record, beneficial owner of, each Purchased Asset free and clear of any and all Liens, charges, pledges, encumbrances, participations (other than with respect to a Purchased Asset that is a Participation Interest), any other ownership interests (other than with respect to a Purchased Asset that is a Participation Interest) on, in or to such Purchased Asset other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and, upon the completion of the assignee information therein and Buyer’s countersignature where applicable, the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all Liens, pledges, charges or security interests of any nature encumbering such Purchased Asset.
2.Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one action, or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) those certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).
Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Asset, that would
    Sched. 1-1

deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Asset Documents.
3.Mortgage Provisions. The Purchased Asset Documents for each Purchased Asset contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
4.Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage Asset File (a) the material terms of such Mortgage, Mortgage Note, Purchased Asset guaranty, and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could be reasonably expected to have a material adverse effect on such Mortgage Loan; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Purchased Asset. With respect to each Purchased Asset, except as contained in a written document included in the related Mortgage Asset File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Purchased Asset consented to by Seller on or after the Purchase Date.
5.Hospitality Provisions. The Purchased Asset Documents for each Purchased Asset that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the holder of the Purchased Asset against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon Seller’s or its designee’s providing notice of the transfer of the Purchased Asset in accordance with the terms of such executed comfort letter or similar agreement. The Mortgage or related security agreement for each Purchased Asset secured by a hospitality property creates a security interest in the revenues of such Mortgaged Property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.
6.Lien; Valid Assignment. Subject to the Standard Qualifications, each Assignment of Mortgage and assignment of Assignment of Leases from Seller constitutes a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Transaction Request and Confirmation, leasehold) interest in the Mortgaged Property in the principal amount of such Purchased Asset or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in part 1 of this Schedule 1 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Purchase Date, to the best knowledge of Seller (as defined in the Agreement to which this Schedule 1 is attached), is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy
    Sched. 1-2

(as described below), and, to Seller’s best knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.
7.Permitted Liens; Title Insurance. Each Mortgaged Property securing a Purchased Asset is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Purchased Asset (or with respect to a Purchased Asset secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the Indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy or appearing of record; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Purchased Asset is cross-collateralized and cross-defaulted with another Purchased Asset (each, a “Crossed Mortgage Loan”), the lien of the Mortgage for another Purchased Asset that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller, nor to the best knowledge of Seller, any other holder of the Purchased Asset, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.
8.Junior Liens. It being understood that B notes secured by the same Mortgage as a Purchased Asset are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the best knowledge of Seller, as of the Purchase Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing. Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.
9.Assignments of Leases. There exists as part of the related Mortgage Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or
    Sched. 1-3

security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Purchased Asset, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.
10.UCC Filings. If the related Mortgaged Property is operated as a hospitality property, Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Purchased Asset to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Asset Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.
11.Condition of Property. Seller or the originator of the Purchased Asset inspected or caused to be inspected each related Mortgaged Property within six (6) months of origination of the Purchased Asset and within twelve (12) months of the Purchase Date.
An engineering report or property condition assessment was prepared in connection with the origination of each Purchased Asset no more than twelve months prior to the Purchase Date. To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable Purchased Assets, as of the Purchase Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Purchased Asset.
12.Taxes and Assessments. All real estate taxes, governmental assessments and other similar outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
13.Condemnation. As of the date of origination and to Seller’s knowledge as of the Purchase Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of
    Sched. 1-4

origination and as of the Purchase Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
14.Actions Concerning Mortgage Loan. To Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 7), an engineering report or property condition assessment as described in paragraph 11, applicable local law compliance materials as described in paragraph 25, reasonable and customary bankruptcy, civil records, UCC-1, and judgment searches of the borrowers and guarantors, and the ESA (as defined in paragraph 41), on and as of the date of origination and as of the Purchase Date, there was no pending or filed action, suit or proceeding involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Purchased Asset, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents or (f) the current principal use of the Mortgaged Property.
15.Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Purchased Asset are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer.
16.No Holdbacks. The principal amount of the Purchased Asset stated on the Transaction Request and Confirmation has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Asset has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).
17.Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of the Insurance Rating Requirements, in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Purchased Asset and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.
Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Purchased Asset on a single asset with a principal balance of $50 million or more, 18 months).
If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency
    Sched. 1-5

Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount that is at least equal to the lesser of (1) the outstanding principal balance of the Purchased Asset and (2) the maximum amount of such insurance available under the National Flood Insurance Program.
If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms”.
The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.
An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P, in an amount not less than 100% of the SEL or PML, as applicable.
The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Purchased Asset, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Purchased Asset together with any accrued interest thereon.
All premiums on all insurance policies referred to in this section required to be paid as of the Purchase Date have been paid, and such insurance policies name the lender under the Purchased Asset and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Purchased Asset obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.
18.Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public
    Sched. 1-6

road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Asset requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created or the non-recourse carveout guarantor under the Purchased Asset has indemnified the mortgagee for any loss suffered in connection therewith.
19.No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination (which may have been a previously existing “as built” survey) and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Purchased Asset, all material improvements that were included for the purpose of determining the Appraised Value of the related Mortgaged Property at the time of the origination of such Purchased Asset are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No material improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements have been obtained under the Title Policy.
20.No Contingent Interest or Equity Participation. No Purchased Asset has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan (as defined below) may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date (as defined below)) or an equity participation by Seller.
21.[reserved].
22.Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Purchased Asset complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
23.Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Asset by the trust.
24.Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.
    Sched. 1-7

25.Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any Governmental Authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Purchased Asset as of the date of origination of such Purchased Asset and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Purchased Asset. The terms of the Purchased Asset Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.
26.Licenses and Permits. Each Mortgagor covenants in the Purchased Asset Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Purchased Asset requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
27.Recourse Obligations. The Purchased Asset Documents for each Purchased Asset provide that such Purchased Asset is non-recourse to the related parties thereto except that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Purchased Asset Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misappropriation of rents (following an Event of Default), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property, and (iv) any breach of the environmental covenants contained in the related Purchased Asset Documents, and (b) the Purchased Asset shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or Insolvency Law.
28.Mortgage Releases. The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or a partial Defeasance, (as defined in paragraph (33)) of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Purchased Asset, (b) upon payment in full of such Purchased Asset, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the
    Sched. 1-8

origination of the Purchased Asset and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof.
29.Financial Reporting and Rent Rolls. The Purchased Asset Documents for each Purchased Asset require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly or monthly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Purchased Asset with more than one borrower are in the form of an annual combined balance sheet of the borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.
30.Acts of Terrorism Exclusion. With respect to each Purchased Asset with a principal balance on the related Purchase Date that exceeds $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and further amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Asset, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Purchased Asset, and, to Seller’s knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Asset, the related Purchased Asset Documents generally only require that the related borrower take commercially reasonable efforts to obtain insurance against damage resulting from Acts of Terrorism and other acts of sabotage unless lack of such insurance will result in a downgrade of the ratings of the related Purchased Asset. With respect to each Purchased Asset, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Asset is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
31.Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Purchased Asset contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly
    Sched. 1-9

replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers that do not result in a Change in Control of the related borrower or transfers of passive interests so long as the guarantor retains Control, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) herein by reason of any mezzanine debt that existed at the origination of the related Purchased Asset (and which is disclosed in writing to Buyer and approved by Buyer in its sole discretion prior to the Purchase Date of such Purchased Asset), or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any subordinate debt that existed at origination and is permitted under the related Purchased Asset Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan, or (iv) Permitted Encumbrances. For purposes of the foregoing representation, “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.
32.Single-Purpose Entity. Each Purchased Asset requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Purchased Asset is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Purchased Asset with principal balance on the related Purchase Date that exceeds $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Purchased Asset with a principal balance on the related Purchase Date that exceeds $20 million has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Purchased Asset has a principal balance on the related Purchase Date that is $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Assets and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any Indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
33.Defeasance. With respect to any Purchased Asset that, pursuant to the Purchased Asset Documents, can be defeased (a “Defeasance”), (i) the Purchased Asset Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Purchased Asset Documents; (ii) the Purchased Asset cannot be defeased within two years after the closing date of the related securitization of such Purchased Asset; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Purchased Asset when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Purchased Asset is an ARD Loan, the entire principal
    Sched. 1-10

balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Purchased Asset permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Purchased Asset; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Purchased Asset secured by Defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
34.Ground Leases. For purposes of this Agreement, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor or sub ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.
With respect to any Purchased Asset where the Purchased Asset is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:
(a)The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;
(b)The lessor under such Ground Lease has agreed in a writing included in the related Mortgage Asset File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to lender and (ii) such default is curable by lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by Seller since the origination of the Purchased Asset except as reflected in any written instruments which are included in the related Mortgage Asset File;
(c)The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20
    Sched. 1-11

years beyond the stated maturity of the related Purchased Asset, or 10 years past the stated maturity if such Purchased Asset fully amortizes by the stated maturity (or with respect to a Purchased Asset that accrues on an actual 360 basis, substantially amortizes);
(d)The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii)  is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Purchased Asset and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of the lessor;
(f)Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the best knowledge of Seller, such Ground Lease is in full force and effect as of the Purchase Date;
(g)The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;
(h)A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller in connection with loans originated for securitization;
(j)Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest;
(k)In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award
    Sched. 1-12

allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest; and
(l)Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
35.Servicing. The servicing and collection practices used by Seller with respect to the Purchased Asset have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.
36.Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Purchased Asset have been, in all material respects, legal and as of the date of its origination, such Purchased Asset and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Purchased Asset; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Schedule 1.
37.No Material Default; Payment Record. No Purchased Asset has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Purchased Asset is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments as of the Purchase Date. To the best knowledge of Seller, there is (a) no material default, breach, violation or event of acceleration existing under the related Purchased Asset, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Purchased Asset or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Schedule 1. No Person other than the holder of such Purchased Asset may declare any event of default under the Purchased Asset or accelerate any Indebtedness under the Mortgage Loan Documents.
38.Bankruptcy. As of the date of origination of the related Purchased Asset and to Seller’s knowledge as of the Purchase Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
39.Organization of Mortgagor. With respect to each Purchased Asset, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Asset, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Purchased Asset has a Mortgagor that is an Affiliate of another Mortgagor under another Purchased Asset. (An “Affiliate” for purposes of this paragraph (40) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)
    Sched. 1-13

40.Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Purchased Assets, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Purchased Asset within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized Environmental Conditions at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such Governmental Authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.
41.Appraisal. The Mortgage Asset File contains an appraisal of the related Mortgaged Property with an appraisal date within six (6) months of the Purchased Asset origination date, and within six (6) months of the Purchase Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Purchased Asset.
42.Transaction Request and Confirmation. The information pertaining to each Purchased Asset which is set forth in the Transaction Request and Confirmation is true and correct in all material respects as of the Purchase Date and contains all information required by the Agreement to be contained therein.
43.Cross-Collateralization. No Purchased Asset is cross-collateralized or cross-defaulted with any other mortgage loan that is not a Purchased Asset.
    Sched. 1-14

44.Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Mortgage Loan Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an Affiliate for, or on account of, payments due on the Purchased Asset (other than as contemplated by the Mortgage Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents). Neither Seller nor any Affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Asset, other than contributions made on or prior to the date hereof.
45.Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable Anti-Money Laundering Laws and regulations, including without limitation the USA PATRIOT Act of 2001 with respect to the origination of the Purchased Asset, the failure to comply with which would have a material adverse effect on the Purchased Asset.
For purposes of this Schedule 1, the following terms shall have the following meanings:
“Anticipated Repayment Date”: With respect to any Purchased Asset that is indicated on the Transaction Request and Confirmation as having a Revised Rate, the date upon which such Purchased Asset commences accruing interest at such Revised Rate.
“ARD Loan”: Any Purchased Asset the terms of which provide that if, after an Anticipated Repayment Date, the Mortgagor has not prepaid such Purchased Asset in full, any principal outstanding on that date will accrue interest at the Revised Rate rather than the initial rate specified in the related Purchased Asset Documents.
“Revised Rate”: With respect to those Purchased Assets on the Transaction Request and Confirmation indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Purchased Asset, as calculated and as set forth in the related Purchased Asset Documents.

    Sched. 1-15

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A
PARTICIPATION INTEREST
With respect to each Purchased Asset that is a Participation Interest, Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Purchase Date, that; provided that such representations and warranties with respect to any Purchased Asset shall be deemed to be modified by any Approved Exceptions Report with respect to such Purchased Asset:
1.The representations and warranties set forth in this Schedule 1 regarding Commercial Mortgage Loans shall be deemed incorporated herein with respect to each underlying Mortgage Loan related to such Participation Interest.
2.The information set forth in the Transaction Request and Confirmation is complete, true and correct in all material respects. Seller has delivered to Buyer a true, correct and complete copy of all related Purchased Asset Documents, which have not been amended, modified, supplemented or restated since the related date of origination except as such amendment, modification, supplement or restatement has been delivered to Buyer prior to the Purchase Date and, in the case of any Material Modification occurring on or after the related Purchase Date, with respect to which Buyer has provided prior written consent.
3.There exists no material default, breach, violation or event of acceleration (and no event that, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the documents evidencing or securing the Purchased Asset, in any such case to the extent the same materially and adversely affects the value of the Purchased Asset and the related underlying real property.
4.Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither the Purchased Asset nor any of the related Purchased Asset Documents is subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of any such Purchased Asset Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any Purchased Asset Documents subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury (subject to anti-deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set-off, abatement, diminution, valid counterclaim or defense has been asserted with respect thereto.
5.The Purchased Asset Documents have been duly and properly executed by the originator of the Purchased Asset, and each is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Purchased Asset is not usurious.
6.The terms of the related Purchased Asset Documents have not been impaired, waived, altered or modified in any material respect (other than by a written instrument that is
    Sched. 1-16

included in the related Mortgage Asset File delivered to Buyer prior to the Purchase Date).
7.The assignment of the Purchased Asset constitutes the legal, valid and binding assignment of such Purchased Asset from Seller to or for the benefit of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
8.All representations and warranties in the Purchased Asset Documents and in the underlying documents for the Commercial Mortgage Loan secured by a first lien on a multifamily or commercial property to which such Purchased Asset relates are true and correct in all material respects, and there has been no adverse change with respect to the Purchased Asset, the related underlying Mortgage Loan, the related Mortgagor in respect thereof or the underlying Mortgaged Property that would render any such representation or warranty not true or correct in any material respect as of the Purchase Date.
9.The servicing and collection practices used by Seller for the Purchased Asset have complied with applicable law in all material respects and are consistent with those employed by prudent servicers of comparable Purchased Assets.
10.Seller is not a debtor in any state or federal bankruptcy or Insolvency Proceeding.
11.As of the Purchase Date, there is no payment default, giving effect to any applicable notice and/or grace period, and there is no other material default under any of the related Purchased Asset Documents, giving effect to any applicable notice and/or grace period; no such material default or breach has been waived by Seller or on its behalf or by Seller’s predecessors in interest with respect to the Purchased Assets; and no event has occurred that, with the passing of time or giving of notice would constitute a material default or breach; provided, however, that the representations and warranties set forth in this sentence do not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of any subject matter otherwise covered by any other representation or warranty made by Seller in this Schedule 1. No Purchased Asset has been accelerated and no foreclosure or power of sale proceeding has been initiated in respect of the related Mortgage. Seller has not waived any material claims against the related Mortgagor under any non-recourse exceptions contained in the Mortgage Note.
12.No Purchased Asset has been satisfied, canceled, subordinated (except to the senior Mortgage Loan from which the Purchased Asset is derived), released or rescinded, in whole or in part, and the related Mortgagor has not been released, in whole or in part, from its obligations under any related Purchased Asset Document.
13.Each recordable Purchased Asset Document or related assignment thereof delivered by Seller to Buyer in connection with such Purchased Asset is in form and substance acceptable for recording in the applicable jurisdiction.
14.Since each related Purchase Date, there has been no material and adverse change in the financial position of the Purchased Assets.

    Sched. 1-17

SCHEDULE 2
RESPONSIBLE OFFICERS
SELLER AUTHORIZATIONS
Any of the Persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Name	Title	Authorized Signature
Gregory Pinkus	CFO	/s/ Gregory Pinkus
Vikram Uppal	CEO	/s/ Vikram Uppal

    Schedule 2 to Uncommitted Master Repurchase Agreement

BUYER AUTHORIZATIONS
Any of the Persons whose signatures and titles appear below are authorized, acting singly, to act for Buyer under this Agreement:
AUTHORIZED REPRESENTATIVES OF UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York

Name	Title	Signature
Michael Zoccoli	Executive Director	/s/ Michael Zoccoli
Andrew Lisa	Associate Director	/s/ Andrew Lisa

Signature Page to Schedule 2 to Uncommitted Master Repurchase Agreement

SCHEDULE 3
SCHEDULED INDEBTEDNESS

Indebtedness	6/30/2021
Term Loan (Goldman Sachs)	$107,016,023
Unsecured Notes	$85,125,000
Obligations under participation agreements	$114,329,732
Mortgage Loan Payable	$40,401,127
Secured Borrowing (Consolidated A-note on 610 Walnut)*	$25,850,983
Revolving Line of Credit (Western Alliance Bank)**	$9,213,759
Total Indebtedness	$381,936,624

*Committed balance is $42,500,000
**Committed balance is $75,000,000

    Sch. 3-1

EXHIBIT A
FORM OF FUTURE FUNDING TRANSACTION REQUEST AND CONFIRMATION
[DATE]
UBS AG, by and through its branch office at
1285 Avenue of the Americas, New York, New York
1285 Avenue of the Americas, 13th Floor
New York, New York 10019
Attention: Michael Zoccoli
Re:    Uncommitted Master Repurchase Agreement, dated as of November 8, 2021 (the “Repurchase Agreement”), by and between Terra Mortgage Capital III, LLC, (“Seller”) and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“Buyer”).
Purchased Asset: [_______________________]
Original Principal Amount of Note: $[________________]
Purchase Price: $[________________]
Current Repurchase Price: $[________________]
Future Funding Amount: $[________________]
Ladies and Gentlemen:
Pursuant to the Repurchase Agreement, Seller hereby requests that Buyer enter into a Future Funding Transaction in connection with the Purchased Asset listed on the Transaction Request and Confirmation attached hereto as Annex 1 in accordance with the Repurchase Agreement.
In connection with this Future Funding Transaction Request and Confirmation, the undersigned hereby certifies that: (i) each of the conditions precedent set forth in Section 3(d) of the Repurchase Agreement have been satisfied as of the date hereof; (ii) attached hereto as Annex 2 is an updated copy of the Purchase Closing Statement for such Purchased Asset; and (iii) attached hereto is (x) an updated copy of the Summary Diligence Materials relating to such Purchased Asset described on Annex 3 hereto, and (y) with respect to the Purchased Asset, an updated copy of the Transaction Request and Confirmation is attached hereto as Annex 1.
Seller hereby acknowledges that this Future Funding Transaction Request and Confirmation shall not be binding upon Buyer unless and until Buyer has countersigned this Future Funding Transaction Request and Confirmation and delivered it to Seller.
By countersigning this Future Funding Transaction Request and Confirmation, Buyer confirms its agreement to enter into a Future Funding Transaction in connection with the Purchased Asset listed in Annex I hereto in accordance with the terms listed in Annex I, pursuant to the Repurchase Agreement.
All capitalized terms used herein but not otherwise defined shall have the meanings specified in the Repurchase Agreement. The Repurchase Agreement is incorporated by reference into this Future Funding Transaction Request and Confirmation, and is made a part hereof as if it were fully set forth herein and as evidenced hereby until all amounts due in connection with this Future Funding Transaction are paid in full.
USActive 54634370.26    Exh. A-1

Terra Mortgage Capital III, LLC, a Delaware limited liability company
By:
Name:
Title:

USActive 54634370.26    Exh. A-2

Buyer hereby agrees to enter into the Future Funding Transaction set forth in this Future Funding Transaction Request and Confirmation pursuant to the provisions of the Repurchase Agreement and the terms hereof.
With respect to the representations and warranties of Seller made pursuant to Section 11 of the Repurchase Agreement and Schedule 1 thereto, Buyer hereby acknowledges and consents to the exceptions to such representations and warranties, if any, solely to the extent expressly set forth below:
[Each item, if any, in the related Approved Exceptions Report to be listed here.]
Agreed and Accepted:
UBS AG, by and through its branch office at
1285 Avenue of the Americas, New York, New York
By:
Name:
Title:
By:
Name:
Title:

USActive 54634370.26    Exh. A-3

Annex 1 to Exhibit A
ORIGINAL TRANSACTION REQUEST AND CONFIRMATION

[Copy to be attached]
USActive 54634370.26    Annex 1 to Exhibit A

Annex 2 to Exhibit A
PURCHASE CLOSING STATEMENT

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York Terra Mortgage Capital III, LLC Facility Funding Memorandum
To:    U.S. Real Estate Finance Group
From:    Terra Mortgage Capital III, LLC
Date:    [_____]
Subject:    [ASSET NAME]

Please wire the following:
WIRE I:

Funding for: Loan Amount Purchase Price Percentage Advance Amount [ASSET NAME] $[_________] [___]% $[_________] Total Advance Amount $[_________] [___]% $[_________] Expenses $[___]

Total Amount of Wire $[___________]

Wire Instructions

Bank:    [____________]
ABA No.    [____________]
Account Name:    [____________]
Account No:    [____________]
Ref:    [____________]
Notify:    [____________]

_____________________________
Name:
Title:
USActive 54634370.26    Annex 2 to Exhibit A

Annex 3 to Exhibit A
SUMMARY DUE DILIGENCE MATERIALS

For Commercial Mortgage Loans:

1. Underwriting
2. Appraisal
3. Engineering
4. Environmental
5. Current Financial Statements
6. Current Rent Roll (if applicable)
7. Closing Binder

For Participation Interests:
1. Underwriting
2. Appraisal
3. Engineering
4. Environmental
5. Current Financial Statements
6. Current Rent Roll (if applicable)
7. Closing Binder
8. Documents Evidencing Participation Agreement
9. Participation Certificate (if any)
USActive 54634370.26    Annex 3 to Exhibit A

EXHIBIT B
COMPLIANCE CERTIFICATE

I, ___________________, do hereby certify that I am the [duly elected, qualified and authorized] [CFO/PRESIDENT] of Terra Property Trust, Inc., a Maryland corporation (“Guarantor”). This Certificate is delivered to you in connection with the Uncommitted Master Repurchase Agreement dated as of November 8, 2021, among Terra Mortgage Capital III, LLC (“Seller”) and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (as amended from time to time, the “Agreement”), as the same may have been amended from time to time. Capitalized terms shall have the meaning specified in the Agreement. I hereby certify that, not in my individual capacity, but in my capacity as [_______] of Guarantor, as of the date of the financial statements attached hereto, Guarantor is and, for the immediately preceding fiscal quarter, has been in compliance with all the terms of the Agreement and, without limiting the generality of the foregoing, I certify that:

Cash and Cash Equivalents. The Cash Liquidity of Guarantor and its consolidated Subsidiaries is $[___________]. This calculation is provided in Schedule 1 hereto.

Total Liquidity. Guarantor and its Subsidiaries have a Total Liquidity of $[__________]. This calculation is provided in Schedule 1 hereto.

Tangible Net Worth. Guarantor and its Subsidiaries have a Tangible Net Worth of $[____________]. This calculation is provided in Schedule 1 hereto.

Interest Coverage Ratio. The Interest Coverage Ratio of Guarantor and its consolidated Subsidiaries [ Consolidated EBITDA divided by Interest Expense] is [_____] to 1.00. This calculation is provided in Schedule 1 hereto.

Financial Statements. The financial statements attached hereto as Schedule 2 fairly present in all material respects the financial condition and results of operations of Guarantor and its consolidated Subsidiaries, in accordance with GAAP, consistently applied, as at the end of, and for, the period indicated thereon (subject to normal year-end adjustments).
IN WITNESS WHEREOF, I have set my hand this __ day of __________ 20[__].
USActive 54634370.26    Exh. B-1

By:
Name:
Title:

USActive 54634370.26

SCHEDULE 1 TO
OFFICER’S COMPLIANCE CERTIFICATE
CALCULATIONS OF FINANCIAL COVENANTS
As of the month ended [DATE]

USActive 54634370.26    Exh. B-3

SCHEDULE 2 TO
OFFICER’S COMPLIANCE CERTIFICATE
FINANCIAL STATEMENTS

USActive 54634370.26

EXHIBIT C
FORM OF POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that Terra Mortgage Capital III, LLC (“Seller”) hereby irrevocably constitute and appoint UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“Buyer”) and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion:
1.in the name of Seller or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any assets purchased by Buyer under the Uncommitted Master Repurchase Agreement (as amended, restated or modified, the “Repurchase Agreement”) dated November 8, 2021 (the “Assets”) and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any such Assets whenever payable;
2.to pay or discharge taxes and liens levied or placed on or threatened against the Assets;
3. (i) to direct any party liable for any payment under any Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Assets; (iii) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Assets; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Assets or any proceeds thereof and to enforce any other right in respect of any Assets; (v) to defend any suit, action or proceeding brought against Seller with respect to any Assets; (vi) to settle, compromise or adjust any suit, action or proceeding described in clause (v) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (vii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Assets and Buyer’s liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do;
4.for the purpose of carrying out the transfer of servicing with respect to the Assets from Loan Servicer to a successor servicer appointed by Buyer in its sole discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing; and
5.for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, with respect to the Assets, those required by law.
Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
USActive 54634370.26    Exh. C-1

Seller also authorizes Buyer, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Assets.
The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.
TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND BUYER ON ITS OWN BEHALF AND ON BEHALF OF BUYER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.
IN WITNESS WHEREOF, Seller has caused this power of attorney to be executed and Seller’s seal to be affixed this 8th day of November, 2021.
[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES FOLLOW.]

TERRA MORTGAGE CAPITAL III, LLC, a Delaware limited liability company
By:
Name:
Title:

Signature Page to the Power of Attorney
USActive 54634370.26

Acknowledgment of Execution by Seller (Principal):
STATE OF     )
    )    ss.:
COUNTY OF     )
On the ___ day of October, 2021 before me, the undersigned, a Notary Public in and for said State, personally appeared ____________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity as ____________________ for Terra Mortgage Capital III, LLC and that by his signature on the instrument, the person upon behalf of which the individual acted, executed the instrument.
IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public
[SEAL]
My Commission expires:

EXHIBIT D
FORM OF DISTRIBUTION WORKSHEET

[Due from UBS]
USActive 54634370.26    Exh. D-1

EXHIBIT E
FORM OF SELLER REPORT
[Due from Seller]

USActive 54634370.26    Exh. E-1

EXHIBIT F
FORM OF TRANSACTION REQUEST AND CONFIRMATION
[DATE]
UBS AG, by and through its branch office at
1285 Avenue of the Americas, New York, New York
1285 Avenue of the Americas, 13th Floor
New York, New York 10019
Attention: Michael Zoccoli
Re:    Uncommitted Master Repurchase Agreement, dated as of November 8, 2021 (the “Repurchase Agreement”), by and between Terra Mortgage Capital III, LLC (“Seller”) and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“Buyer”).
Eligible Asset:
Original Principal Amount of Note:
Purchase Price:
Ladies and Gentlemen:
Pursuant to the Agreement, Seller hereby requests that Buyer enter into a Transaction to purchase the Eligible Assets listed on the Purchase Closing Statement attached hereto as Annex 1 in accordance with the Agreement.
In connection with this Transaction Request and Confirmation, the undersigned hereby certifies that: (i) each of the Transaction conditions precedent set forth in Section 3 of the Agreement has been satisfied as of the date hereof, or will be satisfied on the proposed Purchase Date (other than the conditions precedent set forth in clauses (i) and (xii) of Section 3(b) of the Agreement); (ii) attached hereto as Annex 1 is the Purchase Closing Statement for the Eligible Asset; and (iii) attached hereto is the Summary Diligence Materials relating to the Eligible Asset described on Annex 2 hereto.
Seller hereby acknowledges that this Transaction Request and Confirmation shall not be binding upon Buyer unless and until Buyer has countersigned this Transaction Request and Confirmation and delivered it to Seller.
By countersigning this Transaction Request and Confirmation, Buyer hereby confirms its agreement to enter into a Transaction to purchase the Eligible Assets which are Purchased Assets listed in Annex 1 hereto in accordance with the terms listed in Annex 1, pursuant to the Repurchase Agreement.
All capitalized terms used herein but not otherwise defined shall have the meanings specified in the Repurchase Agreement. The Repurchase Agreement is incorporated by reference into this Transaction Request and Confirmation, and is made a part hereof as if it were fully set forth herein and as evidenced hereby until all amounts due in connection with this Transaction are paid in full.
USActive 54634370.26    Exh. F-1

TERRA MORTGAGE CAPITAL III, LLC, a Delaware limited liability company
By:
Name:
Title:

Buyer hereby agrees to purchase the Eligible Assets set forth in this Transaction Request and Confirmation pursuant to the provisions of the Repurchase Agreement and the terms hereof.
With respect to the representations and warranties of Seller made pursuant to Section 11 of the Repurchase Agreement and Schedule 1 thereto, Buyer hereby acknowledges and consents to the exceptions to such representations and warranties, if any, solely to the extent expressly set forth below:
[Each item, if any, in the related Approved Exceptions Report to be listed here.]
Agreed and Accepted:
UBS AG, by and through its branch office at
1285 Avenue of the Americas, New York, New York
By:
Name:
Title:
By:
Name:
Title:

USActive 54634370.26    Exh. F-3

Annex 1 to Exhibit F
PURCHASE CLOSING STATEMENT

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York Terra Mortgage Capital III, LLC Facility Funding Memorandum
To:    U.S. Real Estate Finance Group
From:    Terra Mortgage Capital III, LLC
Date:    [_____]
Subject:    [ASSET NAME]

Please wire the following:
WIRE I:

Funding for: Loan Amount Purchase Price Percentage Advance Amount [ASSET NAME] $[_________] [___]% $[_________] Total Advance Amount $[_________] [___]% $[_________] Expenses $[___]

Total Amount of Wire $[___________]

Wire Instructions

Bank:    [____________]
ABA No.    [____________]
Account Name:    [____________]
Account No:    [____________]
Ref:    [____________]
Notify:    [____________]

_____________________________
Name:
Title:

USActive 54634370.26    Annex 1 to Exhibit F

Annex 2 to Exhibit F
SUMMARY DUE DILIGENCE MATERIALS

For Commercial Mortgage Loans:

1. Underwriting
2. Appraisal
3. Engineering
4. Environmental
5. Current Financial Statements
6. Current Rent Roll (if applicable)
7. Closing Binder

For Participation Interests:
1. Underwriting
2. Appraisal
3. Engineering
4. Environmental
5. Current Financial Statements
6. Current Rent Roll (if applicable)
7. Closing Binder
8. Documents Evidencing Participation Agreement
9. Participation Certificate (if any)

USActive 54634370.26    Annex 2 to Exhibit F

EXHIBIT G
FORM OF NOTICE TO MORTGAGOR
NOTICE TO MORTGAGOR
[ ]
[Name of Borrower]
[Address]
[ ]
Fax:
Phone:
[Name of Borrower]
[Address]
[ ]
Fax:
Phone:
Re:    Transfer of Loan
Ladies and Gentlemen:
We hereby notify you that your asset [Identify Asset] (the “Loan”) has been transferred to UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS”) and [_______________________] will be the servicer of your loan. As such all future payments shall be made to the following account:
Wire Instructions:    __________________________
Account #:    __________________________
Account Name:    __________________________
Attention:    __________________________
Reference:     __________________________
This direction shall remain in effect unless and until UBS has notified you otherwise in writing. In addition, no modification, waiver, deferral, or release (in whole or in part) of any party’s obligations in respect of the Loan, or of any collateral for any obligations in respect of the referenced loan, shall be effective without the prior written consent of UBS. Notwithstanding the foregoing, neither you nor any servicer shall take any material action or effect any modification or amendment to the referenced loan without first having given prior notice thereof to UBS in each such instance and receiving the prior written consent of UBS.
Please send all questions and correspondence to the following address:

__________________________
__________________________
__________________________
__________________________

USActive 54634370.26    Exh. G-1

Very truly yours,
TERRA MORTGAGE CAPITAL III, LLC, a Delaware limited liability company, as Seller
By:
Name:
Title:
Date:

EXHIBIT H
REQUEST FOR REPURCHASE AND CONFIRMATION

[DATE]
To:     UBS AG, by and through its branch office at
1285 Avenue of the Americas, New York, New York
1285 Avenue of the Americas, 13th Floor
New York, New York 10019
Attention: Michael Zoccoli
Telephone No: (212) 713-1439
E-mail: michael.zoccoli@ubs.com
Re:    Uncommitted Master Repurchase Agreement, dated as of November 8, 2021 (the “Agreement”), by and between Terra Mortgage Capital III, LLC, (“Seller”) and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“Buyer”). Capitalized terms used herein but not defined shall have the meanings assigned to them in the Agreement.
In connection with the Purchased Assets currently subject to a Transaction under the Agreement, we request the repurchase of those certain Purchased Asset(s) described on Schedule A attached hereto [and release of any and all liens placed by Buyer thereon].

USActive 54634370.26    Exh. H-1

Very truly yours,
TERRA MORTGAGE CAPITAL III, LLC, a Delaware limited liability company, as Seller
By:
Name:
Title:

SCHEDULE A
Seller requests to repurchase the following Purchased Asset(s):
1.[    ]

USActive 54634370.26    Exh. H-3

EXHIBIT I
FORM OF CUSTODIAL DELIVERY LETTER
On this [___] day of [________], 20[__], Terra Mortgage Capital III, LLC (“Seller”), as Seller under that certain Uncommitted Master Repurchase Agreement, dated as of November 8, 2021 (as amended from time to time the “Repurchase Agreement”) by and between Seller and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“Buyer”), does hereby deliver to Wells Fargo Bank, National Association (“Custodian”), as custodian under that certain Custodial Agreement, dated as of November 8, 2021, as amended from time to time, among Buyer, Seller and Custodian, the Asset Files with respect to the Purchased Assets to be transferred to Buyer pursuant to the Repurchase Agreement, which Purchased Assets are listed on the Transaction Request and Confirmation attached hereto and which Purchased Assets shall be subject to the terms of the Custodial Agreement on the date hereof.
With respect to the Mortgage Asset Files delivered hereby, for the purposes of issuing the Trust Receipt, Custodian shall review the Mortgage Asset Files to ascertain delivery of the documents [described][listed] in [Schedule][Exhibit] [__] of the Custodial Agreement.
Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement.

USActive 54634370.26    Exh. I-1

IN WITNESS WHEREOF, Seller has caused their names to be signed hereto by their officers thereunto duly authorized as of the day and year first above written.

TERRA MORTGAGE CAPITAL III, LLC, a Delaware limited liability company, as Seller
By:
Name:
Title:

EXHIBIT J
FORM OF LOAN SERVICER NOTICE

[DATE]
[SERVICER]
[ADDRESS]
Attention: ___________
Re:    Uncommitted Master Repurchase Agreement, dated as of November 8, 2021 (as such agreement may be amended, modified and/or restated, the “Repurchase Agreement”), by and between Terra Mortgage Capital III, LLC, (“Seller”), and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“Buyer”).
Ladies and Gentlemen:
[SERVICER] (“Loan Servicer”) is servicing certain mortgage loans and/or participation interests for Seller pursuant to that certain [Servicing Agreement], dated as of [__________], by and between Loan Servicer and [_________] (“Original Owner”) (as amended, restated, supplemented or otherwise modified from time to time, the “Servicing Agreement”). A copy of the Servicing Agreement is attached hereto as Exhibit A. Pursuant to the Repurchase Agreement, Loan Servicer is hereby notified that Seller has sold to Buyer and may in the future continue to sell to Buyer certain mortgage loans and/or participation interests (as more fully defined in the Repurchase Agreement, the “Purchased Assets”), and such Purchased Assets are subject to a security interest in favor of Buyer. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.
Section 1.    Acts as Loan Servicer.
(a)    Loan Servicer is hereby further notified pursuant to this instruction letter that Seller has sold, and expects from time to time to sell Purchased Assets to Buyer on a “servicing released” basis pursuant to the Repurchase Agreement, a copy of which is attached hereto as Exhibit B, and that the Purchased Assets, together with all Servicing Rights with respect thereto, are sold, transferred and assigned to Buyer pursuant to the Repurchase Agreement and, in connection therewith, the Purchased Assets and all Servicing Rights are also being pledged to Buyer. All of the rights (but none of the obligations, which shall remain solely with Seller) of Seller and each of its Affiliates under the Servicing Agreement with respect to the Purchased Assets, including but not limited to the related Servicing Rights, are assigned to Buyer pursuant to the Repurchase Agreement at the time of sale, and Loan Servicer acknowledges and consents to such assignment. Notwithstanding the foregoing, Buyer has agreed to retain Loan Servicer, for a term of 30-days, as may be extended in writing by Buyer for one or more additional 30-day periods, which extension notice may be included by Buyer in the monthly remittance instructions delivered by Buyer to Loan Servicer under the Repurchase Agreement, to service the Purchased Assets at Seller’s sole cost and expense for the benefit of Buyer pursuant to the Servicing Agreement, and subject to the terms of this instruction letter. Where there is a conflict between the Servicing Agreement and this instruction letter, as with respect to the servicing of, and Servicing Rights in connection with, the Purchased Assets, this instruction letter shall govern. Each party to the Servicing Agreement agrees that Buyer is and shall be a direct express third-party beneficiary of the Servicing Agreement with all of the rights of Seller with respect to the Purchased Assets, but none of the obligations of Seller. Loan Servicer acknowledges and agrees that Buyer shall have direct recourse against Loan Servicer (i) with respect to the rights of Buyer
USActive 54634370.26    Exh. J-1

as specified in this instruction letter in connection with (A) Loan Servicer’s willful misfeasance, bad faith or gross negligence in the performance of its duties under the Servicing Agreement or this instruction letter, (b) a breach of Loan Servicer’s representations and warranties as set forth in the Servicing Agreement, or (c) by reason of reckless disregard of Loan Servicer’s obligations or duties under the Servicing Agreement or this instruction letter, and (ii) the right, subject to all terms and conditions of the Repurchase Agreement, to exercise all rights of Seller as an “Owner” under the Servicing Agreement with respect to the Purchased Assets. Each party to the Servicing Agreement acknowledges and agrees that (I) it retains no economic rights to the servicing of the Purchased Assets, (II) Buyer has granted to Seller a revocable license to cause Loan Servicer to service the Purchased Assets pursuant to the Servicing Agreement, as supplemented and modified by this instruction letter, for the benefit of Buyer only, (III) neither Loan Servicer nor any other Person other than Buyer owns or has any rights with respect to the Servicing Rights of the Purchased Assets, and (IV) in no event shall Loan Servicer or any other Person have any rights to any Income generated by or otherwise received in connection with any of the Purchased Assets to compensate Loan Servicer for any fees, costs or expenses (however defined), including but not limited to reimbursement of any servicing advances in connection with any of the Purchased Assets or transactions contemplated by or services otherwise rendered pursuant to the Servicing Agreement with respect to the Purchased Assets.
(b)    Loan Servicer agrees to service the Purchased Assets pursuant to the Servicing Agreement and this instruction letter for the benefit of Buyer, and, except as otherwise expressly provided herein and subject to the terms and conditions of the Repurchase Agreement, Buyer shall have all of the rights, but none of the duties or obligations (including, without limitation, any obligations regarding the payment of any fees, indemnification, costs, reimbursement or expenses) of Seller [or any Original Owner] under the Servicing Agreement. It is expressly acknowledged and agreed that certain terms relating to the servicing of the Purchased Assets and the rights of Buyer and its Affiliates are contained in the Repurchase Agreement, and it is further acknowledged and agreed that these rights shall be incorporated by reference herein and in the Servicing Agreement, as amended hereby. Loan Servicer has been provided with, and has reviewed a copy of the Repurchase Agreement, in particular, Section 16 thereof, and agrees to take no action that would violate or be otherwise inconsistent with the requirements set forth in the Repurchase Agreement. Loan Servicer shall not make any servicing advances with respect to any of the Purchased Assets without Buyer’s prior written consent.
(c)    Loan Servicer agrees to notify Buyer and Seller in writing (a) of any default (or any payment default that is reasonably foreseeable in accordance with the Servicing Standard (as defined in the Servicing Agreement) with respect to any Purchased Asset (or any underlying Mortgage Loan), (b) if Loan Servicer becomes aware that a loan file for any Purchased Asset is incomplete in any way that could be reasonably likely to adversely affect Loan Servicer’s ability to service the Purchased Assets, (c) if Loan Servicer becomes aware that property insurance is not maintained on any Mortgaged Property securing a Purchased Asset (or any underlying Mortgage Loan) and/or (d) of any other acts, omissions or events with respect to which notice is required to be given to any party pursuant to the Servicing Agreement.
(d)    Loan Servicer further agrees (a) to provide Buyer with copies of any notice, report, advice or summary relating to the Purchased Assets prepared or provided by Loan Servicer pursuant to the Servicing Agreement, or prepared by any other Person as and when received by Loan Servicer, and (b) upon the request of Buyer or its designee, to promptly provide Buyer or its designee a [Servicing Tape]1 for any month (or any portion thereof) as requested by Buyer or its designee.
1 Insert applicable term from Servicing Agreement.
USActive 54634370.26    Exh. J-2

Section 2.     Assignment. Loan Servicer may, only, to the extent provided in the Servicing Agreement, and with Buyer’s prior written consent, assign any or all of its rights, duties and/or obligations under the Servicing Agreement, or enter into any subservicing agreements with subservicers for the servicing and administration of all or part of the Purchased Assets; provided, that, Loan Servicer will remain primarily obligated and liable to Buyer for the servicing, subservicing and administering of the Purchased Assets in accordance with the provisions of the Servicing Agreement and this instruction letter without diminution of any such duties and obligation or liability by virtue of any other servicing or subservicing agreement.
Section 3.    Material Modifications. Loan Servicer agrees to notify Buyer in writing whenever a borrower under a Purchased Asset requests any review, approval or action described in Sections 12(w) of the Repurchase Agreement (any such review, approval or action, a “Material Modification”), and Loan Servicer further agrees that Loan Servicer will not make any Material Modification or take any action requiring Loan Servicer to make a Material Modification, without Buyer’s prior written consent, as determined in its sole discretion.
Section 4.    Collections. Notwithstanding anything to the contrary in the Servicing Agreement, Loan Servicer hereby agrees that it shall (i) maintain, for the duration of the Repurchase Agreement, a schedule identifying the loan and participation interests that are subject to this notice, maintain a segregated account (the “Servicer Account”), which shall not be commingled with any other moneys other than Income relating to the Purchased Assets, (ii) give Buyer written notice of any change of the location or account number of the Servicer Account promptly after the date of such change, (iii) deposit any and all Income received by Loan Servicer relating to the Purchased Assets, other than payments received with respect to a Purchased Asset that are designated for payment of escrows pursuant to the express terms of the Purchased Asset Documents, into the Servicer Account and (iv) within two (2) Business Days of receipt thereof by Loan Servicer, remit all Income (other than payments received with respect to a Purchased Asset that are designated for payment of escrows pursuant to the express terms of the Purchased Asset Documents) related in any way to any of the Purchased Assets, including all amounts in the Servicer Account, and all such other amounts related to the Purchased Assets that are otherwise required to be remitted to Seller or any other Person pursuant to the Servicing Agreement, in accordance with the wiring instructions provided below (such account information, the “Control Account”), or in accordance with any other instructions that may be delivered to Loan Servicer by Buyer or its designee:
Bank:    [_________]
ABA #:    [_________]
Acct #:    [_________]
Acct Name:    [_________]
Under no circumstances shall Loan Servicer remit any such amounts in accordance with any instructions delivered to Loan Servicer by Seller, or any other Person (other than Buyer or Buyer’s designee), without Buyer’s prior written consent.
Section 5.    Event of Default. Loan Servicer further agrees, upon its receipt of written notification (a “Default Notice”), from Buyer that an Event of Default has occurred and is continuing under the Repurchase Agreement, that, solely with respect to the Purchased Assets (i) Buyer or its designee shall assume all of the rights (but none of the duties and obligations) of Seller [or any Original Owner] under the Servicing Agreement, except as otherwise provided herein, (ii) Loan Servicer shall follow the instructions of Buyer or its designee with respect to the Purchased Assets and deliver to Buyer or its designee any information with respect to the Purchased Assets reasonably requested by Buyer or its designee and in accordance with the obligations under the Servicing Agreement, (iii) Loan Servicer shall not follow any instructions received from Seller or any other Person (other than Buyer or Buyer’s designee) with respect to
USActive 54634370.26    Exh. J-3

the Purchased Assets, (iv) Buyer may, in its sole discretion, sell its right to the Purchased Assets on a servicing released basis, and (v) Loan Servicer shall treat this instruction letter as a separate and distinct servicing agreement between Loan Servicer and Buyer (incorporating the terms of the Servicing Agreement by reference), subject to no setoff or counterclaims arising in Loan Servicer’s favor (or in the favor of any third party claiming through Loan Servicer) under any other agreement or arrangement between Loan Servicer, Seller or otherwise. Notwithstanding anything to the contrary herein or in the Servicing Agreement, in no event shall Buyer be liable for any fees, indemnities, costs, reimbursements or expenses incurred by Loan Servicer or Seller, or any of their respective Affiliates, or otherwise owed to Loan Servicer or Seller, or any of Loan Servicer’s or Seller’s respective Affiliates, at any time.
Section 6.    Reliance by Loan Servicer. Loan Servicer may rely and shall be protected in acting or refraining from acting upon any notice, request, each consent, order, certificate, report, opinion or document (including, but not limited to, electronically confirmed facsimiles thereof) believed by it to be genuine and to have been signed or presented by the proper party or parties. Loan Servicer shall have no obligation to review or confirm that actions taken pursuant to the foregoing in accordance with this instruction letter comply with any other agreement or document to which it is not a party. In particular, Loan Servicer need not investigate whether Buyer is entitled under the Repurchase Agreement to give a Default Notice.
Section 7.    Servicing Fees and Expenses. Notwithstanding anything to the contrary herein or in the Servicing Agreement, all [Servicing Fees and Servicing Expenses]2 (each as defined in the Servicing Agreement), together with any other unreimbursed fees (including, without limitation, termination fees), costs, advances and expenses otherwise due and payable thereunder to Loan Servicer (to the extent related to the Purchased Assets), shall not be withheld from Income prior to the remittance thereof to the Control Account. Instead, all such amounts shall be deposited by Loan Servicer as Income directly into the Control Account. All such amounts which are otherwise due and owing to Loan Servicer under the Servicing Agreement shall be separately and independently paid to Loan Servicer directly by Seller. For the avoidance of doubt, all Servicing Rights belong to Buyer, and no such Servicing Rights are owned by Loan Servicer or Seller in any respect.
Buyer, its Affiliates, and any director, officer, employee or agent of any of them, together with their successors and assigns, shall be indemnified and held harmless by Loan Servicer against any loss, liability or expense (including reasonable attorneys’ fees of outside counsel) incurred by reason of (i) Loan Servicer’s willful misfeasance, bad faith or gross negligence in the performance of its duties under the Servicing Agreement or this instruction letter, (ii) a breach of Loan Servicer’s representations and warranties as set forth in the Servicing Agreement or (iii) by reason of reckless disregard of Loan Servicer’s obligations or duties under the Servicing Agreement or this instruction letter.
Section 8.    Servicing Termination.
(a)    Notwithstanding anything to the contrary herein or in the Servicing Agreement, Loan Servicer’s rights to service the Purchased Assets shall automatically terminate (i) upon Loan Servicer receiving a written termination notice from Buyer or its designee, or (ii) on the thirtieth (30th) day following the execution of this instruction letter, or if the term of this instruction letter is extended in writing by Buyer or its designee for the applicable additional thirty (30) day period, on the thirtieth (30th) day following the effective date of such extension (in each case, a “Servicing Termination”). In no event shall the term of the Servicing Agreement be extended for more than thirty (30) days in any single extension.
2 Insert applicable terms from Servicing Agreement.
USActive 54634370.26    Exh. J-4

(b)    In the event of a Servicing Termination, Loan Servicer hereby agrees to (i) deliver to Buyer or its designee all Income and all other funds that are related to the Purchased Assets, including all amounts in the Control Account (and no [Servicing Fees, Servicing Expenses], termination fees or any other unreimbursed costs, fees or expenses otherwise due and payable to Loan Servicer under the Servicing Agreement shall be withheld by Loan Servicer (all such amounts being payable to Loan Servicer directly by Seller pursuant to this instruction letter)), together with original and electronic copies of all related servicing files, documents and records, together with all related documents and statements held by Loan Servicer with respect to the applicable Purchased Asset(s) so affected (herein, the “Servicing Files”), and account for all Income and other funds, (ii) cooperate in all respects with the transfer of servicing to Buyer or its designee and (iii) direct any party liable for any payment under any such Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct including, without limitation, sending “goodbye” letters in form and substance acceptable to Buyer. The out-of-pocket costs and expenses of such transfer shall be paid by Seller. The transfer of servicing and such records by Loan Servicer shall be in accordance with [Accepted Servicing Practices (as defined in the Servicing Agreement)]3 and the other terms of the Servicing Agreement, and such transfer shall include the transfer of the net amount of all escrows held for the related mortgagors.
Section 9.    Due Diligence. Loan Servicer acknowledges that Buyer or its designee has the right to perform continuing due diligence reviews with respect to the Purchased Assets and with respect to Loan Servicer for purposes of verifying compliance with the representations, warranties and specifications made under the Repurchase Agreement or otherwise. Loan Servicer agrees that, upon reasonable prior notice, Loan Servicer shall provide reasonable access to Buyer or its designee and any of its agents, representatives or permitted assigns to the offices of Loan Servicer during normal business hours, and permit them to examine, inspect, and, at the expense of Seller, make copies and extracts of the Servicing Files in the possession or under the control of Loan Servicer.
Section 10.    No Modification of the Servicing Agreement. Without the prior written consent of Buyer, neither Loan Servicer, Seller nor any other party to the Servicing Agreement shall agree to (a) any material modification, amendment or waiver of the Servicing Agreement; or (b) the assignment, transfer, or material delegation of any of their respective rights or obligations under the Servicing Agreement. Neither Seller, Loan Servicer nor any other party to the Servicing Agreement shall, without the prior written consent of Buyer, agree with respect to any of the Purchased Assets, to either the addition of any new servicers or subservicers under, or any termination of, the Servicing Agreement (except in connection with a simultaneous termination of the Repurchase Agreement).
Section 11.    No Modification of Loan Servicer Notice. No provision of this letter may be amended, countermanded or otherwise modified without the prior written consent of Buyer. This instruction letter may not be revoked and/or rescinded and no provision of this instruction letter may be amended, countermanded or otherwise modified without the prior written consent of Buyer.
Section 12.    Liability of Seller. Notwithstanding anything to the contrary herein or in the Servicing Agreement, Seller’s liability to Loan Servicer under the Servicing Agreement with respect to any fees, indemnities, costs, reimbursements and expenses in respect of which it may be liable as “Seller” thereunder shall be limited to the fees, indemnities, costs, reimbursements and expenses incurred by Seller with respect to the Purchased Assets (as though Seller and Loan Servicer were the only parties to the Servicing Agreement and the Servicing Agreement related solely to the Purchased Assets), and in no event shall Seller be liable to Loan Servicer or any of
3 Standard of servicing in Servicing Agreement to be reviewed.
USActive 54634370.26    Exh. J-5

Seller’s Affiliates for any fees, indemnities, costs, reimbursements or expenses incurred by Seller’s Affiliates under the Servicing Agreement or in respect of any fees, indemnities, costs, reimbursements or expenses related to any assets other than Purchased Assets, and Seller shall not be subject to any setoff right in favor of Loan Servicer or Seller’s Affiliates in respect thereof.
Section 13.    Notice. Any notices to Loan Servicer hereunder shall be delivered in accordance with the provisions of the Servicing Agreement and this instruction letter. Notices hereunder to Buyer shall be delivered to the following address:
UBS AG, by and through its branch office at
1285 Avenue of the Americas, New York, New York
1285 Avenue of the Americas, 13th Floor
New York, New York 10019
Attention: Michael Zoccoli
Telephone No: (212) 713-1439
E-mail: michael.zoccoli@ubs.com
with copies to:

UBS AG, by and through its branch office at
1285 Avenue of the Americas, New York, New York
299 Park Avenue
New York, New York 10171
Attention: Chad Eisenberger
Telephone No: 212-821-4885
E-mail: chad.eisenberger@ubs.com
and

Cadwalader, Wickersham & Taft LLP
227 West Trade Street
Charlotte, North Carolina 28202
Attention: Aaron Benjamin
Telephone: (704) 348-5384
Telecopy: (704) 348-5200
Email: aaron.benjamin@cwt.com
Section 14.    Governing Law. This instruction letter shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflict of laws principles thereof, provided that the parties intend that the provisions of Sections 5-1401 and 5-1402 of the New York General Obligations Law shall apply to this instruction letter.
Section 15.    Acknowledgement; Counterparts. By countersigning below, each of the parties to the Servicing Agreement acknowledges and agrees to the terms of this instruction letter. This instruction letter may be executed and delivered in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument
[NO FURTHER TEXT ON THIS PAGE]
USActive 54634370.26    Exh. J-6

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt.
Very truly yours,
BUYER:
UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York
By:
Name:
Title:
USActive 54634370.26    Exh. J-7

Acknowledged, agreed and accepted:
TERRA MORTGAGE CAPITAL III, LLC, a Delaware limited liability company
By:
Name:
Title:

[ORIGINAL OWNER]
By:
Name:
Title:
USActive 54634370.26    Exh. J-8

EXHIBIT A

[Servicing Agreement]

USActive 54634370.26    Exh. A to Exhibit J

EXHIBIT B

Repurchase Agreement

USActive 54634370.26    Exh. B to Exhibit J

EXHIBIT K
FORM OF SALE AND CONTRIBUTION AGREEMENT
THIS SALE AND CONTRIBUTION AGREEMENT (this “Agreement”) is made as of this [__] day of [______], 201[_] (the “Effective Date”), by and between [_________] (the “Seller” ) and [___________] (the “Buyer” and together with the Seller, the “Parties”).
RECITALS
WHEREAS, the Seller owns 100% of the outstanding membership interests in the Buyer (such membership interests, the “Buyer Interests”);
WHEREAS, the Buyer has entered into a master repurchase agreement dated as of [______], 201[_] (the “Repurchase Agreement”) with [_________] (the “Repo Buyer”), pursuant to which the Buyer intends to sell the [Whole Loan[s]] [Senior Interest[s]] set forth on Schedule 1 (the “Specified Assets”) to the Repo Buyer in exchange for a cash payment of approximately [___________] ($[________]) (the “Cash Payment”); and
WHEREAS, the Seller owns the Specified Assets and for good and valuable consideration desires to sell and contribute the Specified Assets to Buyer in order for Buyer to sell the Specified Assets to the Repo Buyer pursuant to the terms of the Repurchase Agreement.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows (all capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Repurchase Agreement):
Section 1.    Sale and Contribution.
In consideration for the Cash Payment and an increase in the value of the Buyer Interests (the “Contribution”), on the Effective Date, the Seller hereby irrevocably sells, contributes, conveys, assigns, transfers and sets over to Buyer, without recourse, free and clear of any liens, claims or other encumbrances, all of its right, title and interest in and to the Specified Assets. The Seller agrees to endorse or execute any instruments in favor of the Buyer or its assigns or to enter into additional agreements in furtherance of the conveyance of the Specified Assets to the Buyer or its assigns. For operational efficiency, the Seller may directly deliver the Specified Assets to the Repo Buyer at the direction of the Buyer.
Section 2.    Payment of Purchase Price.
The Cash Payment for the purchase of the Specified Assets on the Effective Date shall be payable in full by the Buyer to the Seller on the Effective Date by delivery of immediately available funds, to the extent of funds made available to the Buyer in connection with its subsequent sale of the Specified Assets to the Repo Buyer under the Repurchase Agreement. Buyer shall instruct Repo Buyer to remit the Cash Payment directly to Seller’s account (pursuant to wire instructions to be provided by Seller) on the Effective Date.
Section 3.    The Cash Payment paid, or caused to be paid, to Seller, and the Contribution made by Seller and received by Buyer in exchange for the Specified Assets, is equal to the fair market value consideration that a non-affiliate investor would pay for the Specified Assets in an arm’s length transaction.
USActive 54634370.26    Exh. K-1

Section 4    Intention of the Parties.
It is the intention of the Parties that the sale and/or contribution of the Specified Assets from the Seller to the Buyer made hereunder shall constitute a sale and/or contribution, which sale and/or contribution, as the case may be, is absolute and irrevocable and provides the Buyer with the full benefits of ownership of the Specified Assets. The transfer of the Specified Assets hereunder is made without recourse to the Seller. In view of the intention of the Parties hereto that the sale and/or contribution of the Specified Assets made hereunder shall constitute a sale and/or contribution of such Specified Assets rather than loans secured thereby, the Seller agrees that it will mark its books and records relating to the Specified Assets evidencing that the Buyer has acquired the Specified Assets as provided in this Agreement and to note in its financial statements that the Specified Assets have been absolutely transferred to the Buyer. Upon the request of the Buyer, the Seller will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of the Buyer’s ownership interest in the Specified Assets. The Buyer hereby accepts the foregoing sale, assignment, transfer and conveyance of the Seller’s right, title and interest in the Specified Assets.
Section 5.    Characterization by the Parties.
If, notwithstanding the intention of the Parties expressed in Section 3 any sale or contribution by the Seller to the Buyer of the Specified Assets hereunder shall be characterized as a secured loan and not a sale or contribution, or such sale or contribution, as the case may be, shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the Parties’ intention that the sale of the Specified Assets hereunder shall constitute a true sale and absolute assignment thereof, the Seller hereby grants, transfers and assigns to the Buyer a security interest in all of Seller’s right, title and interest in, to and under the Specified Assets to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the fair market value of the Specified Assets which security interest shall be prior to all other adverse claims thereto. The Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.
Section 6.    Representations and Warranties.
(a)    Each of Buyer and Seller represents and warrants to the other that (i) it is duly organized, validly existing and in good standing under the laws and regulations of the state of its organization, (ii) it is duly authorized to execute and deliver this Agreement, to enter into the transaction contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf, (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the transaction hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the transaction hereunder will not violate any law, ordinance or rule applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected.
(b)    Each of Buyer and Seller represents and warrants to the other that it is not entering into this Agreement or the transactions contemplated by this Agreement with the actual
USActive 54634370.26    Exh. K-2

intent to hinder, delay or defraud any of its creditors. Buyer further represents that it is solvent as of the date hereof.
Section 7.    Non-Recourse.
The sale and contribution of the Specified Assets hereunder by the Seller to the Buyer is without recourse and Seller has no obligation to repurchase the Specified Assets or provide any additional cash to the Buyer as a result of a margin deficit or for any other purpose.
Section 8.    Construction.
Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.
Section 9.    Entire Agreement.
This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersede and cancel all prior agreements with respect thereto.
Section 10.    Severability.
If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such determination shall not affect the validity or enforceability of the remaining provisions of this Agreement in such jurisdiction or affect the validity or enforceability of such provision in any other jurisdiction.
Section 11.    Governing Law.
This Agreement shall be governed by, and be construed in accordance with, the laws of the State of New York without reference to choice of law principles (other than Section 5-1401 of the New York General Obligations Law).
Section 12.    Third-Party Beneficiary.
The Repo Buyer is an intended third-party beneficiary of this Agreement.
Section 13.    Counterparts; Facsimile.
This Agreement may be executed in counterparts, each of which shall be deemed an original of this Agreement, but all such counterparts shall constitute but one and the same instrument. A copy of an executed signature page delivered by facsimile shall have the same binding legal effect as an original signature.
[SIGNATURES PAGE FOLLOWS]
USActive 54634370.26    Exh. K-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.
[SELLER]
By:
Name:
Title:
[BUYER]
By:
Name:
Title:
USActive 54634370.26    Exh. K-4

Schedule 1
[List of Specified Assets]

USActive 54634370.26    Sch. 1 to Exhibit K